Exhibit 10.2

Execution Version

THIS NOTE AND WARRANT PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 28, 2020, by and among Cimpress plc, an Irish public limited company incorporated in Ireland with registered number 607465 and having its registered address at Building D, Xerox Technology Park, Dublin Road, Dundalk, Co. Louth A91H9N9 (the “Company”), and the entity whose name is set forth on the Schedule of Purchasers attached hereto as Schedule 1 (the “Purchaser”).

The Company proposes to issue and sell to the Purchaser $300 million aggregate principal amount of its 12.00% Senior Secured Second Lien Notes due 2025 (the “Notes”) and warrants (each a “Warrant” and together, the “Warrants” and collectively with the Notes, the “Securities”) to purchase a number of ordinary shares of the Company (the “Warrant Shares”) which will represent 3.875% of the outstanding ordinary diluted shares of the Company as of the close of business on the business day immediately prior to the Closing Date (as defined below) but without taking into account the Company’s outstanding Deferred Ordinary Shares or any contingently issuable shares subject to performance conditions (which such number of Warrant Shares would be equal to 1,055,383 if calculated as of the close of business on the Capitalization Date (as defined below)), in substantially the form attached hereto as Exhibit A at the Closing (as defined below).

The Notes will be issued pursuant to an Indenture to be entered into among the Company, the guarantors listed on Schedule 2 hereto (the “Guarantors”) and U.S. Bank, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), the form of which is attached hereto as Exhibit B. The Notes will be guaranteed by each of the Guarantors (the “Guarantees”). Unless otherwise indicated herein or the context requires otherwise, all references to “Guarantors” in this Agreement shall refer solely to the subsidiaries of the Company that are listed on the signature pages to this Agreement on the date hereof. The Notes and the Guarantees will be secured by a second-priority lien on all of the Company’s and the Guarantors’ assets that constitute Collateral (as defined in the Indenture) pursuant to the Collateral Documents (as defined in the Indenture), which include that certain pledge and security agreement (the “Security Agreement”) to be entered into among the Company, the Guarantors and U.S. Bank, National Association, as collateral agent (the “Collateral Agent”), the form of which is attached hereto as Exhibit C. The offer and sale of the Securities to the Purchaser will be made without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions therefrom.

The Company and the Guarantors hereby confirm their agreement with the Purchaser concerning the purchase and sale of the Securities, as follows:

1.    Agreement To Sell And Purchase.

1.1    Authorization of Securities and Warrant Shares. The Company has authorized (a) the issuance and sale to the Purchaser of the Notes and the Warrants at the Closing and (b) the issuance of the Warrant Shares upon exercise of the Warrants in accordance with their terms.

1.2    Purchase and Sale at the Closing.

(a)    Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell the Notes and the Warrants to the Purchaser, and the Purchaser agrees to purchase from the Company, severally and not jointly, (i) the aggregate principal amount of Notes set forth opposite the Purchaser’s name under the “Principal Amount of Notes Delivered at Closing” column and (ii) a Warrant to purchase the number of Warrant Shares set forth opposite the Purchaser’s name under the “Warrants Delivered at Closing” column, in each case on Schedule 1, at a purchase price set forth opposite the Purchaser’s name under the “Purchase Price” column on Schedule 1 (the “Purchase Price”).

(b)    Promptly following the Closing, AP Print, Ltd., the initial Purchaser of the Notes and Warrants shall, subject to the execution and delivery of a joinder agreement, the form of which is attached hereto as Exhibit D (a “Joinder”), without any further approval or consent required by the Company, transfer to such Persons named as a “Transferee” on Schedule 4 the amount of Warrants opposite such Person’s name on Schedule 4 . Following such transfer, each “Transferee” shall be considered a “Purchaser” under this Agreement and an “initial Holder” under the Warrant.

1.3    Use of Proceeds. The proceeds from the sale of the Notes will be used to (a) repay an aggregate principal amount of indebtedness outstanding under the term loan facility of the Company’s existing senior secured credit facilities (the “Senior Secured Credit Facilities”) so that no more than $150 million remains outstanding immediately following the Closing Date and (b) pay fees and expenses in connection with the foregoing and the issuance of the Securities.

2.    Closing, Delivery And Payment.

2.1    Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 (whether in person or virtually), on May 1, 2020, or such other date to be agreed by the parties upon at least five (5) business days prior notice (the “Closing Date”); provided that the Closing Date shall occur on or prior to the Outside Date (as defined herein).

2.2    Delivery.

(a)    At the Closing, (x) the Company will deliver, or cause to be delivered, to the Purchaser the Notes in global form registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”) (which shall be deposited by or on behalf of the Company with the Trustee as custodian for DTC) by causing DTC to credit the account or accounts designated by the Purchaser at least three (3) business days prior to the Closing Date at DTC in the principal amount set forth opposite the Purchaser’s name on Schedule 1 hereto against delivery of the Purchase Price pursuant to Section 2.2(b) below, and (y) the Company shall deliver to the Purchaser certificates representing the Warrants representing such number of applicable Warrants as set forth opposite the Purchaser’s name on Schedule 1 hereto.

(b)    At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company an aggregate amount equal to the Purchase Price by wire transfer of immediately available funds to an account that the Company shall designate at least three (3) business days prior to the Closing Date.

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3.    Representations And Warranties Of The Company and the Guarantors. The Company and the Guarantors jointly and severally represent and warrant to the Purchaser that:

3.1    Organization, Good Standing and Qualification. The Company and each of the Guarantors (i) have been duly organized or, to the extent any such entity’s jurisdiction of organization does not have the concept of “due” organization, such entities have been organized, and (ii) are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule 3 to this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (x) the business, financial position or results of operations of the Company and its subsidiaries, taken as a whole, or (y) on the performance by the Company and the Guarantors of their obligations under this Agreement, the Securities and the Guarantees; provided, however, that, for purposes of clause (x), any event, effect, change or condition to the extent resulting from, relating to or arising out of any of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred for purposes of this Agreement: (1) the execution or delivery of this Agreement, the identity of the Purchaser or the announcement or consummation of the Transactions (other than, in each case, for purposes of any representation or warranty set forth in Sections 3.12 or 3.13), (2) general deterioration in the industry in which the Company operates, (3) general economic conditions (including changes in the economy, credit, securities or financial or capital markets, in the United States or elsewhere in the world, including changes in interest, credit availability and liquidity or exchange rates), (4) changes in the political, regulatory or business conditions, in the United States or elsewhere in the world, (5) any change in the credit ratings of the Company or its subsidiaries, (6) any change in market price or trading volume of the capital stock or other securities of the Company (provided that the underlying causes of such changes may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by the exceptions set forth in this proviso), (7) any change, event, occurrence or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, cyber-attacks, expropriation, nationalization or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, changes in weather conditions, epidemic, plague, pandemic (including COVID-19) or any other outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (8) any failure by the Company and its subsidiaries to meet any internal or public plans, projections or forecasts or estimates of revenues or earnings or other financial, operating or performance metrics for any period; provided that the exception in this clause (8) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect

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underlying such failure has resulted in, or contributed to, a Material Adverse Effect or (9) any change or proposed change in accounting requirements or principles imposed upon the Company or any of its subsidiaries or their respective businesses or any change or proposed change in applicable law, or the interpretation thereof; provided that in the cases of clauses (2), (3), (4), (7) or (9), any such change to the extent that it disproportionately and adversely affects the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries operate, in which case such change may be taken into account to the extent of such disproportionate effect in determining whether a “Material Adverse Effect” has occurred.

3.2    Capitalization.

(a)    The authorized share capital of the Company consists of 100,000,000 Ordinary Shares authorized, nominal value €0.01 per share; 25,000 Deferred Ordinary Shares, nominal value €1.00 per share; and 100,000,000 Preferred Shares, nominal value €0.01 per share. As of April 21, 2020 (the “Capitalization Date”), the Company’s outstanding diluted shares (excluding the Company’s outstanding Deferred Ordinary Shares and, for the avoidance of doubt, any contingently issuable shares subject to performance conditions) consisted of: (i) 25,878,436 Ordinary Shares; (ii) 110,538 Ordinary Shares subject to outstanding options of the Company under its Amended and Restated 2005 Equity Incentive Plan and its 2005 Non-Employee Directors’ Share Option Plan; and (iii) 191,345 Restricted Share Units. As of the Capitalization Date, there were no outstanding Preferred Shares and there were 25,000 outstanding Deferred Ordinary Shares. The outstanding Deferred Ordinary Shares are held by Matsack Nominees Limited are non-voting and were issued prior to the consummation of the Cross-Border Merger (as defined below) to satisfy minimum statutory capital requirements. The Company expects to redeem such shares at par promptly following the Closing.

(b)    All the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company (except, (x) in the case of any foreign subsidiary, for directors’ qualifying shares, and (y) as set forth on Schedule 3), free and clear of any lien, charge, encumbrance, security interest, restriction on voting or Transfer or any other claim of any third party (collectively, “Liens”), except for Liens pursuant to the Senior Secured Credit Facilities, and the related guarantees and security documents (the “Existing Indebtedness”) and Liens securing the Notes and the Guarantees.

3.3    Financial Statements. The audited financial statements and the related notes for the Company’s fiscal years ended June 30, 2017, 2018 and 2019 and the unaudited financial statements of the Company for the six months ended December 31, 2019 and the related notes thereto present fairly, in all material respects, the financial position of the Company and its subsidiaries, on a consolidated basis, as of the dates indicated and their results of operations and changes in cash flows, in each case, on a consolidated basis, for the periods specified; such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis. The interactive data in eXtensible Business Reporting Language that is publicly available fairly present the information called for in all material respects and have been prepared in accordance with the Securities and Exchange Commission’s (the “Commission”) rules and guidelines applicable thereto.

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3.4    No Material Adverse Change. Since the date of the most recent financial statements of the Company filed with the Commission, other than (i) as disclosed to the Purchaser (which, for purposes of this Agreement, shall include disclosures made to the Representatives of the Purchaser) and (ii) the transactions contemplated by the Transactions Documents (the “Transactions”), there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5    Due Authorization. The Company and each of the Guarantors have all requisite corporate, company, partnership or limited liability company power, as the case may be, and authority to execute and deliver, to the extent each is a party thereto, this Agreement, the Securities, the Guarantees, the Indenture, the Security Agreement and the Equity Commitment Letter (collectively, the “Transaction Documents”) and to perform their respective obligations hereunder and thereunder; and all requisite corporate, company, partnership or limited liability company action required, as the case may be, to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been duly and validly taken.

3.6    The Indenture. The Indenture has been duly authorized by the Company and each of the Guarantors and on the Closing Date will be duly executed and delivered by the Company and each of the Guarantors. Assuming that the Indenture has been duly executed and delivered in accordance with its terms by each of the other parties thereto (other than the Company and each of the Guarantors), the Indenture constitutes a valid and legally binding agreement of the Company and each of the Guarantors enforceable against the Company and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

3.7    The Securities and the Guarantees. The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; the Warrants have been duly authorized by the Company and, when duly executed, issued and delivered, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions; and the Guarantees have been duly authorized by the Guarantors, and, when the Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each respective Guarantor, enforceable against each respective Guarantor in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

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3.8    Warrant Shares. The Warrant Shares have been duly authorized and reserved for issuance. When issued in compliance with the provisions of this Agreement and the Company’s Constitution and in accordance with the terms and conditions of the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Warrant Shares may be subject to restrictions on Transfer under applicable securities laws and as set forth therein and in this Agreement.

3.9    The Security Agreement. The Security Agreement has been duly authorized by the Company and each of the Guarantors and on the Closing Date will be duly executed and delivered by the Company and each of the Guarantors. Assuming that the Security Agreement has been duly executed and delivered in accordance with its terms by each of the other parties thereto (other than the Company and each of the Guarantors), the Security Agreement constitutes a valid and legally binding agreement of the Company and each of the Guarantors enforceable against the Company and each of the Guarantors in accordance with its terms, subject to the Enforceability Exceptions.

3.10    Note and Warrant Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors.

3.11    No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its Constitution (in the case of the Company or any of its Irish subsidiaries only), charter or by-laws or similar organizational documents, except for any such violation by a subsidiary of the Company that is not a Guarantor that would not, individually or in the aggregate, have a Material Adverse Effect; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any property, right or asset of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

3.12    No Conflicts. The execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities, the issuance of Warrant Shares upon the exercise of the Warrants when issued in compliance with the provisions of this Agreement and the Company’s Constitution and in accordance with the terms and conditions of the Warrant, and the issuance of the Guarantees and compliance by the Company and each of the Guarantors with the terms thereof and the consummation by the Company and each of the Guarantors of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which

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the Company or any of its subsidiaries is bound or to which any property, right or asset of the Company or any of its subsidiaries is subject (other than any lien or encumbrance created or imposed pursuant to the collateral documents relating to the Senior Secured Credit Facilities and the Collateral Documents), (ii) result in any violation of the provisions of the Constitution (in the case of the Company or any of its Irish subsidiaries only), charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a Material Adverse Effect.

3.13    No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority (a “Consent”) is required for the execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which each is a party, the issuance and sale of the Securities and the issuance of the Guarantees and compliance by the Company and each of the Guarantors with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, other than (i) filings necessary to perfect or maintain perfection of any lien or encumbrance created under the Indenture and the Security Agreement, (ii) the applicable requirements under the state securities or “blue sky” laws, (iii) in the case of the Company and any Guarantor incorporated in Ireland, (a) the filing of the relevant Form C1 containing the relevant particulars of the Security Agreement with the Irish Companies Registration Office and (b) delivery of a written notice to the Irish Revenue Commissioners in respect of the Security Agreement for the purposes of Section 1001 of the Taxes Consolidation Act 1997 of Ireland (as amended), in each case within 21 days of the date of the Security Agreement and payment of associated fees and (iv) such other Consents, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14    Legal Proceedings. Except as described in the Company’s filings with the Commission or as otherwise disclosed to the Purchaser, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Company or any of its subsidiaries is or may be a party or to which any property, right or asset of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company and each of the Guarantors, no such Actions are threatened or contemplated by any governmental or regulatory authority or by others.

3.15    Independent Accountants. PricewaterhouseCoopers LLP, who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

3.16    Real and Personal Property. The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of

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real and personal property that are material to the businesses of the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries, (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) secure the Existing Indebtedness.

3.17    Intellectual Property. (i) The Company and its subsidiaries own or possess adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) that are material to the business of the Company and its subsidiaries, taken as a whole; (ii) the Company’s and its subsidiaries’ conduct of their respective businesses does not in any material respect infringe, misappropriate or otherwise violate any Intellectual Property of any person; (iii) neither the Company nor its subsidiaries have received any written notice of any claim of infringement, misappropriation or violation of any Intellectual Property of any other person, except, in the case of clause (iii), for such claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iv) to the knowledge of the Company and each of the Guarantors, except as would not reasonably be expected to result in a Material Adverse Effect, the Intellectual Property of the Company and its subsidiaries is not being infringed, misappropriated or otherwise violated by any person.

3.18    Cyber Security; Data Protection. The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all known, given the use of industry standard malware detection technology, material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards, taking into account the nature, scope, context and purposes of the data use, to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same that have a Material Adverse Effect. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

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3.19    No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, shareholders or other affiliates of the Company or any of its subsidiaries, on the other, that would be required by the Securities Act to be described in a registration statement on Form S-1 to be filed with the Commission and that is not so described in the filings with the Commission or otherwise has not been disclosed to the Purchaser.

3.20    Investment Company Act. Neither the Company nor any of the Guarantors is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described herein, none of them will be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

3.21    Taxes. The Company and its subsidiaries have paid all federal, state, local and foreign taxes (other than taxes that are being contested in good faith) and filed all tax returns required to be paid or filed through the date hereof, which tax returns are true, correct and complete in all material respects, except where the failure to pay or file would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and except as otherwise disclosed to the Purchaser, there is no tax deficiency that has been, nor does the Company have any notice or knowledge of any tax deficiency that would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets that would reasonably be expected to have a Material Adverse Effect. The Company is and has at all times since its incorporation on July 5, 2017 been resident in Ireland for Irish tax purposes and is not and has not been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement). For the avoidance of doubt, the representations and warranties in the immediately preceding sentence of this Section 3.21 (Taxes) do not relate to the tax residency at any time of Cimpress N.V. (the Dutch corporation which merged into the Company pursuant to a cross-border merger on 3 December 2019 (the “Cross-Border Merger”)).

3.22    Licenses and Permits. The Company and its subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course.

3.23    No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company and each of the Guarantors, is contemplated or threatened, except as would not have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement (or other agreement with a trade union) to which it is a party, except as would not have a Material Adverse Effect.

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3.24    Compliance With Environmental Laws. (i) The Company and its subsidiaries (x) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) except as described in filings with the Commission or otherwise disclosed to the Purchaser, (x) there are no proceedings that are pending, or known by the Company or the Guarantors to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which the Company and the Guarantors reasonably believe no monetary sanctions of $100,000 or more will be imposed, and (y) none of the Company or any of the Guarantors anticipates that the Company or any of its subsidiaries will incur material expenses to comply with any Environmental Laws.

3.25    Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any trade or business (whether or not incorporated) that, together with the Company or its subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) or Section 4001(a)(14) of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no “prohibited transaction”, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA) or “endangered status” or “critical status” (within the meaning of Section 305 of ERISA); (v) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to

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fund such Plan); (vi) no “reportable event” (within the meaning of Section 4043(c) of ERISA) required to be reported under applicable regulations has occurred or is reasonably expected to occur; (vii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification and (viii) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guarantee Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA), except in each case with respect to the events or conditions set forth in (i) through (viii) hereof, as would not, individually or in the aggregate, have a Material Adverse Effect.

3.26    Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

3.27    Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses or significant deficiencies in the Company’s internal controls over financial reporting.

3.28    Insurance. (i) The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are in the opinion of the Company and its subsidiaries adequate to protect the Company and its subsidiaries and their respective businesses; (ii) neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance except for such improvements or expenditures that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse

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Effect; and (iii) the Company expects that it will be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

3.29    No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor any director or officer of the Company or any of its subsidiaries nor, to the knowledge of the Company and each of the Guarantors, any employee, agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has within the last five years (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting, to the knowledge of the Company or any of the Guarantors, in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any unlawful rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

3.30    Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in the past five years in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar money laundering rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator as to which the Company or any of its subsidiaries is a target, with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any of the Guarantors, threatened.

3.31    No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, directors, officers or employees, nor, to the knowledge of the Company or any of the Guarantors, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European

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Union, Her Majesty’s Treasury (“HMT”), any relevant sanctions authority of Ireland, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its subsidiaries or any of the Guarantors located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not knowingly engage in, any unlawful dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

3.32    Solvency. On and immediately after the Closing Date, the Company and the Guarantors (including, for purposes of this Section 3.32, all the subsidiaries listed on Schedule 2), taken as a whole (after giving effect to the issuance and sale of the Securities, the issuance of the Guarantees, the other transactions related thereto and the application of the proceeds thereof as described herein), will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the fair value (and present fair saleable value) of the assets of the Company and the Guarantors, taken as a whole, is not less than the total amount required to pay the probable liability of the Company and the Guarantors, taken as a whole, on their total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company and the Guarantors, taken as a whole, are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance and sale of the Securities and the issuance of the Guarantees as contemplated by this Agreement and the other Transaction Documents, the Company and the Guarantors, taken as a whole, do not have, intend to incur or believe that they will incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and become due in the ordinary course of business; and (iv) the Company and the Guarantors, taken as a whole, are not engaged in any business or transaction, and do not propose to engage in any business or transaction, for which their property would constitute unreasonably small capital.

3.33    No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from Transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company, except for any such restrictions (a) contained in the Existing Indebtedness or the indenture governing the 7.0% senior notes due 2026 or (b) that will be permitted by the Indenture.

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3.34    No Broker’s Fees. Except for the engagement letter, dated as of March 24, 2020, between the Company and J.P. Morgan Securities, LLC (the “Agent”), neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against any of them or the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

3.35    No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

3.36    No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) with respect to any securities sold in reliance on Rule 903 of Regulation S under the Securities Act (“Regulation S”), engaged in any directed selling efforts within the meaning of Regulation S, and all such persons have complied with the offering restrictions requirement of Regulation S.

3.37    Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Purchaser, to register the offer and sale of the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended, or to publish a prospectus for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council (the “Prospectus Regulation”).

3.38    Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described herein will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

3.39    Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

3.40    Stamp Taxes. To the extent and subject to the assumptions and qualifications set forth in the legal opinions identified in Section 6 below, there are no stamp or other issuance or transfer taxes or duties (for the avoidance of doubt, this does not include VAT as defined in Section 9.2 below) or other similar fees or charges required to be paid by or on behalf of the Purchaser in Ireland or any political subdivision or taxing authority thereof in connection with the execution and delivery of the Transaction Documents or the offer or sale of the Securities; provided that the Company makes no representation as to the tax treatment of any future transfer or assignment of the Notes or Warrants by the Purchaser.

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3.41    No Immunity. None of the Company, any of the Guarantors, or any of their respective properties, assets or revenues is, under the laws of its jurisdiction of organization or under U.S. federal or New York state law, subject to any general right of immunity from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of courts located in such jurisdiction, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court with respect to their respective obligations, liabilities or any other matter under or arising out of or in connection herewith; and, to the extent that the Company, the Guarantors or any of their respective subsidiaries or any of their respective properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings arising out of, or relating to the transactions contemplated by the Transaction Documents, may at any time be commenced, the Company and each of the Guarantors have, pursuant to Section 10.12 of this Agreement, waived, and the Company and each of the Guarantors will waive, or will cause their respective subsidiaries to waive, such right to the extent permitted by law.

3.42    Valid Choice of Law. To the extent and subject to the assumptions, qualifications and reservations set forth in the legal opinions identified in Section 6 below, and as may otherwise be limited by public policy considerations of the respective jurisdictions of organization of the Company and the Guarantors, the choice of laws of the State of New York as the governing law of the Transaction Documents (i) is a valid choice of law under the laws of Ireland and (ii) will be honored by the courts of Ireland.

3.43    Submission to Jurisdiction. To the extent and subject to the assumptions and qualifications set forth in the legal opinions identified in Section 6 below, the Company and each of the Guarantors have the power to submit, and pursuant to Section 10.5 of this Agreement have, or in the case of the Indenture and the Security Agreement to the extent a party thereto, will have, legally, validly, effectively and irrevocably submitted, to the exclusive jurisdiction of any U.S. federal or New York state court located in The City of New York; and have the power to designate, appoint and empower, and pursuant to Section 10.5 of this Agreement have, or in the case of the Indenture and the Security Agreement to the extent a party thereto, will have, legally, validly and effectively designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising under this Agreement, the Indenture or the Security Agreement, as applicable, in any U.S. federal or New York state court located in The City of New York.

3.44    Exchange Controls. No exchange control authorization or any other authorization, approval, consent or license of any governmental or regulatory authority or court in Ireland is required for the payment of any amounts payable under the Transaction Documents and all interest, principal, premium, if any, additional amounts, if any, and other payments on or under the Transaction Documents; all such payments may be paid in the applicable local currency that may be converted into another currency and freely transferred out of Ireland without the necessity of obtaining any governmental authorization in Ireland or any political subdivision or taxing authority thereof or therein.

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3.45    No Requirement to File or Record. To the extent and subject to the assumptions and qualifications set forth in the legal opinions identified in Section 6 below and in the case of the Company and any Guarantor incorporated in Ireland, subject to (i) the filing of the relevant Form C1 containing the relevant particulars of the Security Agreement with the Irish Companies Registration Office and (ii) delivery of a written notice to the Irish Revenue Commissioners in respect of the Security Agreement for the purposes of Section 1001 of the Taxes Consolidation Act 1997 of Ireland (as amended), in each case within 21 days of the date of the Security Agreement and payment of associated fees, this Agreement and the other Transaction Documents to which the Company or relevant Guarantor is a party are in proper legal form under the laws of Ireland for the enforcement thereof in Ireland against the Company and the Guarantors, and to ensure the legality, enforcement or admissibility into evidence of this Agreement and any other Transaction Document to which the Company or relevant Guarantor is a party in Ireland, it is not necessary for this Agreement or any such Transaction Document to which the Company or relevant Guarantor is a party, as the case may be, to be filed or recorded with any court or other authority in Ireland or that any tax or fee be paid in Ireland on or in respect of this Agreement or such Transaction Document, as the case may be, or any other document, other than court costs (including, without limitation, filing fees). This Agreement and the other Transaction Documents to which the Company or relevant Guarantor is a party are in proper legal form under the laws of the State of New York for the enforcement thereof in the State of New York against the Company and the Guarantors, and it is not necessary in order to ensure the legality, validity, enforcement or admissibility into evidence of this Agreement and any other Transaction Document in the State of New York that this Agreement or any such Transaction Document, as the case may be, be filed or recorded with any court or other authority in the State of New York or that any tax or fee be paid in the State of New York on or in respect of this Agreement or such Transaction Document, as the case may be, or any other document, other than court costs, including (without limitation) filing fees.

3.46    No Financial Assistance. None of the Transactions will comprise financial assistance (within the meaning of Section 82 of the Companies Act 2014 (as amended) of Ireland) (the “Companies Act”).

3.47    Center of Main Interests. The Company’s center of main interests (for the purposes of Regulation (EU) 2015/848) is and will remain in Ireland, and it has no establishment (within the meaning of that Regulation) outside Ireland.

4.    Representations And Warranties Of the Purchaser. The Purchaser represents and warrants to the Company that:

4.1    Purchase for Investment. The Purchaser acknowledges that the offer and sale of the Securities and the Warrant Shares have not been registered under the Securities Act or under any state or other applicable securities laws. Purchaser (a) acknowledges that it is acquiring the Securities and the Warrant Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Securities or the Warrant

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Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and the Warrant Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and the Warrant Shares, (2) has had an opportunity to discuss with the Company the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Securities and the Warrant Shares indefinitely and (ii) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Securities and the Warrant Shares, and to protect its own interest in connection with such investment. The Purchaser has been advised and understands that the Company, in issuing the Securities, is relying upon, among other things, the representations and warranties of the Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

4.2    Authority, Etc. The Purchaser is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization or formation, with all necessary power and authority to own and operate its properties and to conduct its business as currently conducted. The Purchaser has the power and authority to enter into, deliver and perform its obligations under this Agreement and the other Transactions and the execution, delivery and performance hereof and thereof have been duly authorized by all proper and necessary corporate, limited liability company or partnership action, as the case may be. Each of the Transaction Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

4.3    Information. The Purchaser and its Representatives have (i) had the opportunity to ask questions of and receive answers from the Company directly and review the Company’s public filings with the Commission and (ii) conducted and completed its own independent due diligence with respect to the Transactions. Based on such information as the Purchaser has deemed appropriate and without reliance upon the Agent or any of the Agent’s Affiliates, the Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its subsidiaries and, in making its determination to enter into this Agreement and the Transactions, the Purchaser and its Affiliates and Representatives have made its own judgment concerning the Company and its business, operations and prospects and analysis and relied on the results of their own independent investigation. Except for the representations and warranties of the Company expressly set forth in this Agreement and the other Transaction Documents, the Purchaser is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the

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Securities and the business, condition (financial and otherwise), management, operations and properties of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

4.4    Sufficient Funds. The Purchaser will have available to it at the Closing sufficient funds to enable the Purchaser to pay in full at the Closing the entire amount of the Purchaser’s Purchase Price in immediately available cash funds. The Purchaser is a party to and has accepted a fully executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from a certain Persons (the “Investors”) pursuant to which the Investors have agreed, subject to the terms and conditions thereof, to invest in Purchaser the amounts set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof, in accordance with and subject to the terms and conditions set forth therein, and is entitled to enforce such agreement. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing”. The Purchaser has delivered to the Company a true, complete and correct copy of the executed Equity Commitment Letter. Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Investors to provide the Equity Financing or any contingencies that would permit the Investors to reduce the total amount of the Equity Financing. The Equity Commitment Letter constitutes the legal, valid binding and enforceable obligations of the Purchaser and all the other parties thereto and is in full force and effect. As of the date of this Agreement, the Equity Commitment Letter has not been modified, amended or altered, no such amendment, modification, or alteration is contemplated and none of the commitments under the Equity Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect. The Equity Commitment Letter will not be amended, modified or altered at any time through the Closing.

4.5    Ownership of Company Shares. (a) As of the date of this Agreement, neither the Purchaser nor its Affiliates own any capital stock or other equity or equity-linked securities of the Company.

(b) From such time as such Purchaser was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated by the Transaction Documents until the first public announcement of the execution of this Agreement, such Purchaser and any Affiliate of such Purchaser which (i) had knowledge of the Transactions, (ii) has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Securities, or (iii) is subject to such Purchaser’s review or input concerning such Affiliate’s investments or trading has not (x) offered, sold, contracted to sell, sold any option or contract to purchase, purchased any option or contract to sell, granted any option, right or warrant to purchase, lent, or otherwise transferred or disposed of, directly or indirectly, any of the Securities or (y) directly or indirectly engaged in any short sales or other derivative or hedging transactions with respect to Ordinary Shares, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Securities, regardless of whether any transaction described in this Section 4.5 is to be settled by delivery of Ordinary Shares other securities, in cash or otherwise.

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4.6    Legends. (a) The Purchaser understands that the Warrants or Warrant Shares (as applicable) will bear a restrictive legend substantially as follows and, in the case of the Notes, the applicable legends pursuant to the Indenture:

“THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF APRIL 28, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)    The Purchaser understands that upon request of the Purchaser and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate or other instrument for any Warrant or Warrant Shares to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.

4.7    No General Solicitation. The Purchaser did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

4.8    No Reliance. The Purchaser hereby acknowledges and agrees that (a) the Agent is acting solely as the Company’s placement agent in connection with the Transactions and is not acting as underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Purchaser, the Company or any other person or entity in connection with the Transactions, (b) the Agent and its Affiliates have not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transactions, (c) the Agent and its Affiliates will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transactions, and (d) the Agent and its Affiliates shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Purchaser, the Company or any other person or entity), whether in contract, tort or otherwise, to

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the Purchaser, or to any person claiming through the Purchaser, in respect of the Transactions. In connection with the issuance of the Securities to the Purchaser, neither the Agent nor any of its Affiliates have acted as a financial advisor or fiduciary to the Purchaser.

4.9    Use of Proceeds. The Purchaser hereby acknowledges that an Affiliate of the Agent will receive a portion of the proceeds from the sale and issuance of the Securities.

4.10    European Securities Laws. The Purchaser has not offered, sold, placed or underwritten and will not offer, sell, place or underwrite the Securities, or do anything in Ireland or any other jurisdiction in the European Union in respect of the Securities, otherwise than in conformity with the provisions of:

(a)    Regulation (EU) 2017/1129 (Prospectus Regulation), Commission Delegated Regulation (EU) 2019/980 (PR Regulation), Commission Delegated Regulation (EU) 2019/979 (RTS Regulation) and any Central Bank of Ireland (“Central Bank”) rules issued and / or in force pursuant to Section 1363 of the Companies Act or any analogous legislation in any other European Union jurisdiction;

(b)    the Companies Act;

(c)    the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) and it will conduct itself in accordance with any rules or codes of conduct and any conditions or requirements, or any other enactment, imposed or approved by the Central Bank or any analogous legislation in any other European Union jurisdiction;

(d)    Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, the European Union (Market Abuse) Regulations 2016 and any Central Bank rules issued and / or in force pursuant to Section 1370 of the Companies Act, and will assist the Company in complying with its obligations thereunder or any analogous legislation in any other European Union jurisdiction;

(e)    Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs) or any analogous legislation in any other European Union jurisdiction; and

(f)    the Central Bank Acts 1942 to 2015 (as amended) and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989 or any analogous legislation in any other European Union jurisdiction.

5.    Further Agreements

5.1    Further Agreements of the Company and the Guarantors. The Company and the Guarantors jointly and severally covenant and agree with the Purchaser that:

(a)    Conduct. The Company shall use its commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The Company agrees to

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execute and deliver all such documents or instruments, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable laws and regulations or as otherwise reasonably requested by the Purchaser to consummate the transactions contemplated by this Agreement.

(b)    Blue Sky Compliance. The Company will use its reasonable best efforts to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Purchaser shall reasonably request; provided that neither the Company nor any of the Guarantors shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(c)    Confidentiality. The Purchaser will, and will cause its Affiliates and Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its subsidiaries or its Affiliates that may be furnished to the Purchaser, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives in connection with this Agreement and the other Transaction Documents and the Transactions contemplated hereby and thereby, including any such information provided pursuant to Section 5.1(j) of this Agreement or in connection with the Purchaser’s evaluation of the Transactions (“confidential information”) and to use the confidential information solely for the purposes of monitoring, administering or managing the Purchaser’s investment in the Company made pursuant to this Agreement; provided that confidential information will not include information that (a) is, was or becomes available to the public (other than as a result of a breach of any confidentiality obligation by the Purchaser or its Affiliates), (b) is or has been independently developed or conceived by the Purchaser without use of the Company’s confidential information or (c) is or has been made known or disclosed to the Purchaser by a third party (other than an Affiliate of the Purchaser) without a breach of any confidentiality obligations such third party has to the Company that is known to the Purchaser; provided that, the Purchaser may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Securities or Warrant Shares as long as such prospective purchaser agrees to be bound by the a customary confidentiality or non-disclosure agreement (with the Company as an express third party beneficiary of such agreement), (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of the Purchaser and its directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation; provided, further, that in no event shall the any of the Purchaser, its Affiliates and its Representatives disclose confidential information to any “portfolio companies” (as such term is customarily used among institutional investors) in which the Purchaser or any of its Affiliates has an investment (whether as debt or equity) or any entity controlled by any such portfolio company, including but not limited to Shutterfly, Inc., Photo Holdings, LLC and their investors that are not Affiliates of the Purchaser; provided that the Company acknowledges that employees of the Purchaser’s or one of its Affiliates may serve as a directors of a portfolio company and therefore agrees that the Purchaser will not be deemed to have disclosed confidential information to a portfolio company solely due to the dual role of any

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such employee so long as such employee does not provide access to any confidential information to the other directors, officers or employees of such portfolio company), (iv) as may be reasonably determined by the Purchaser to be necessary in connection with the Purchaser’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries, or (v) as may otherwise be required by law or legal, judicial or regulatory process, provided that the Purchaser takes reasonable steps to minimize the extent of any required disclosure described in this clause (v) (including by, to the extent permitted, by providing notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case the Purchaser shall use reasonable efforts to assist the Company in this respect), all at the Company’s sole cost and expense); and provided, further, that the acts and omissions of any Person to whom the Purchaser may disclose confidential information pursuant to clauses (i) and (iii) of the preceding proviso shall be attributable to the Purchaser for purposes of determining the Purchaser’s compliance with this Section 5.1(c), except those who have entered into a separate confidentiality or non-disclosure agreement or obligation with the Company in respect of such confidential information. The Confidentiality Agreement, dated March 25, 2020, by and among Apollo Hybrid Value Management, L.P. and the Company shall terminate simultaneously with the Closing; provided that, any liability that arose under the such agreement shall survive and be governed by the terms of this Agreement.

(d)    Public Disclosure. The Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. Notwithstanding the forgoing, this Section 5.1(d) shall not apply to any press release or other public statement made by the Company or the Purchaser (a) which does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions.

(e)    Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described herein.

(f)    [Reserved].

(g)    DTC. The Company will use its reasonable best efforts to have the Notes be eligible for clearance and settlement through DTC prior to the Closing Date.

(h)    No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

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(i)    No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S or (iii) assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 and their compliance with their agreements set forth therein, make an offer of the Securities to the public (within the meaning of Article 2(d) of the Prospectus Regulation) in the European Union or the United Kingdom (unless such offer is exempted, under Article 1(4) of the Prospectus Regulation, from the obligation to publish a prospectus).

(j)    Information Rights.

(a) Following the Closing and prior to the first day on which the Purchaser, together with each of its Permitted Transferees and any successive Permitted Transferees thereof (collectively, the “Purchaser Parties”), do not collectively hold (i) at least 50% of the aggregate principal amount of Notes issued on the Closing Date and (ii) Warrants or Warrant Shares, as the case may be, representing at least 1.50% of the fully-diluted ordinary shares of the Company (on an as-exercised basis in the case of the Warrants) (such time the Purchaser Parties certify to the Company as to such collective ownership thereof, the “Fall-Away of Purchaser Rights”), upon the prior request one or more of the Purchaser Parties in writing to the Company, the Company will provide the Purchaser Parties with the following:

(i)    within 90 days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its subsidiaries for such fiscal year; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC;

(ii)    within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its subsidiaries for such fiscal quarter; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its quarterly report on Form 10-Q for the applicable fiscal year with the SEC;

(iii)    within twenty (20) days after the end of each of month, customary reports regarding the consolidated financial results of the Company and its subsidiaries during the immediately preceding month;

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(iv)    as soon as available, but in any event no more than 60 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Company for each quarter of the upcoming fiscal year;

(v)    reasonable access, to the extent reasonably requested by the Purchaser, to the offices and the properties of the Company and its subsidiaries, including its and their books and records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Purchaser may reasonably request; provided that any investigation pursuant to this Section 5.1(j)(a)(v) shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries; and

(vi)    copies of all substantive materials that are provided to the board of directors of the Company (the “Board”) on a quarterly basis for formal meetings of the Board, with such materials being provided to the Purchaser at substantially the same time as provided to the directors of the Company;

provided that the Company shall not be obligated to provide such access or materials, or provide them in redacted format, if and to the extent the Company determines, in its reasonable judgment, that such materials contain competitively-sensitive information, including, without limitation, with respect to the consumer-focused lines of business operated by the Company or any of its subsidiaries from time to time) or doing so would (i) materially violate applicable law, an applicable order or a contract or obligation of confidentiality owing to a third party, (ii) violate or materially prejudice the rights of its customers, (iii) result in the disclosure of trade secrets, (iv) be adverse to the interests of the Company or any of its subsidiaries in any pending or threatened Action, (v) expose the Company to risk of liability for disclosure of personal information or (vi) jeopardize the protection of attorney-client privilege, attorney work product protection or other legal privilege. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its subsidiaries will be required to provide any information or material that relate to, contain or reflect any analyses, studies, notes, memoranda and other information related to or prepared in connection with any Transaction Document or the transactions or any matters relating thereto or any transactions with or matters relating to the Purchaser or any Affiliates thereof. For the avoidance of doubt, (i) a request for information in accordance with this Section 5.1(j)(a) from the Purchaser or one Purchaser Party shall be deemed to be the request on behalf of all Purchaser Parties, and (ii) the absence of such a request from any or all of the Purchaser Parties shall not be deemed a waiver of the rights under this Section 5.1(j)(a) for purposes of Section 5.1(j)(b).

(b)    Until the earlier of (i) the Fall-Away of Purchaser Rights and (ii) at such time as the Purchaser Parties have waived in writing its rights under Section 5.1(j)(a) above (but in no event earlier than the date on which the Company announces it earnings release for the fiscal quarter ended September 30, 2020), the Purchaser agrees that, without the prior written approval of the Board, the Purchaser will not, directly or indirectly, and will cause its Affiliates not to:

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(i)    acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any of its Affiliates, including any securities convertible into or exchangeable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of Ordinary Shares or any material asset or property of the Company or any subsidiary; provided, that the Purchaser and its Affiliates may acquire first lien or second lien debt securities (which, for the avoidance of doubt, shall extend to any secured debt security that is either senior or pari passu in ranking to the Notes) to the extent the proceeds of such first lien or second lien debt securities are not applied to the redemption or repurchase in full of the Notes;

(ii)    make or encourage or participate in any “solicitation” of “proxies”, knowingly seek to influence any Person with respect to voting securities of the Company, call or seek to call a meeting of the Company’s shareholders or initiate any shareholder proposal for action by the Company’s shareholders; make any public announcement with respect to any offer or an interest in an extraordinary transaction involving the Company;

(iii)    disclose any intention or plan inconsistent with the foregoing or other action seeking to influence the management of the Company or take any action that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.1(j)(b); or

(iv)    enter into any discussions or arrangements with any third party (including, without limitation, security holders of the Company, but excluding, for the avoidance of doubt, the Purchaser) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any securities of the Company or otherwise in connection with any of the foregoing;

provided, however, that nothing in this Section 5.1(j)(b) will (1) limit the Purchaser’s ability to vote any of its Ordinary Shares, privately make and submit to the Company and/or the Board any proposal that is intended by the Purchaser to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expect to require public disclosure by any Person) or otherwise exercise rights under this Agreement, the Securities and Warrant Shares, or participate in a rights offering made to all holders of Ordinary Shares of the Company, or (2) apply to Affiliates of the Purchaser that are effectively walled off by customary information barriers or restrict trading in broad-based indexes in which the securities of the Company may be an immaterial component.

(k)    Post-Closing Guarantees and Collateral. The Company will cause each of the Company’s subsidiaries that are required to guarantee the Notes under the Indenture to become Guarantors and complete the actions required to create valid and perfected liens in such portion of the Collateral securing such Guarantor’s Guarantee, in each case as and to the extent required under the Indenture.

(l)    Closing Conditions. The Company will use its reasonable best efforts to satisfy the “Conditions to Purchaser’s Obligations at the Closing” set forth below in Section 6.1.

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(m)    Tax Gross-Up. The Company and each of the Guarantors agree with the Purchaser to make all payments under this Agreement without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever imposed by the United States of America or Ireland or, in each case, any political subdivision or any applicable taxing jurisdiction thereof or therein or any other taxing jurisdiction in addition to the United States of America or Ireland (each, a “Taxing Jurisdiction”), unless the Company or any such Guarantor, as the case may be, is compelled by law to deduct or withhold such taxes, duties or governmental charges. In that event, the Company or such Guarantor, as the case may be, shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction will equal the amounts that would have been received if no withholding or deduction had been made, except to the extent that such taxes, duties or charges (a) were imposed due to some connection of the Purchaser with the Taxing Jurisdiction other than the mere entering into of this Agreement or receipt of payments hereunder or (b) would not have been imposed but for the failure of the Purchaser to comply with any reasonable certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Purchaser if such compliance is required or imposed by law as a precondition to an exemption from, or reduction in, such taxes, duties or other governmental charges. The Company and each of the Guarantors, jointly and severally, further agree to indemnify and hold harmless the Purchaser against any documentary, stamp, sales, transaction or similar issue tax, including any interest and penalties, on the creation, issue and sale of the Securities hereunder, and on the execution, delivery, performance and enforcement of the Transaction Documents. Notwithstanding the above, any Guarantor incorporated or tax resident in Switzerland shall not be required to pay any additional amounts under this Section 5.1(m) with respect to any Swiss tax withheld by it under the Swiss federal act on withholding tax as of October 13, 1965, provided, however, this restriction shall not in any way limit the obligations of the Company or any other Guarantor to pay additional amounts in respect of any Swiss withholding tax and provided, further, that in the event that any Guarantor incorporated or tax resident in Switzerland would otherwise be required to pay additional amounts under this Section 5.1(m) with respect to any Swiss withholding tax and is relieved from such obligation pursuant to this sentence, the other Guarantors, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, the payment of such additional amounts in respect of such Swiss withholding tax.

(n)    Exchange Listing.

(i)    The Company will use its reasonable best efforts to list, as soon as reasonably practicable after the Closing Date and in any event prior to the first interest payment date of the Notes, the Notes on a recognized stock exchange for the purposes of Section 64 of the Taxes Consolidation Act 1997 (as amended) of Ireland (the “Exchange”) and thereafter to maintain such listing until the Notes have been repaid or redeemed in full.

(ii)    The Company shall promptly apply to cause the aggregate number of Warrant Shares to be approved for listing on NASDAQ, subject to official notice of issuance. From time to time following the Closing Date, the Company shall cause the number of Warrant Shares then issuable upon exercise of the Warrants to be approved for listing on NASDAQ, subject to official notice of issuance or such other primary exchange as to which the Ordinary Shares are then listed or admitted for trading.

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(o)    Participation Rights.

(a)    For the purposes of this Section 5.1(o), “Excluded Issuance” shall mean (i) the issuance of any shares of equity securities (as defined below) that is subject to Sections 6.2, 6.3, 6.4 and 6.5 of the Warrants, (ii) any issuance of Ordinary Shares or any options or convertible securities issued in connection with any “business combination” (as defined in the rules and regulations promulgated by the Securities and Exchange Commission) or otherwise in connection with a bona fide acquisition of the securities or the assets of another Person, business unit, division or business, and not in connection with the financing of such transaction other than a broadly marketed offering and sale of equity or convertible securities for third-party financing of such transaction, (iii) any issuance of shares of any equity securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company or any of its subsidiaries as approved by the Board or its designee(s), (iv) any issuance of shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, similar program or similar agreement as approved by the Board, (v) any issuance of shares of equity securities in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (y) an issuance the primary purpose of which is a bona fide capital raise), (vi) any issuance of shares of any equity securities pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clauses (iii) or (iv) of this sentence and outstanding as of the Closing Date (including issuance of such securities upon the exercise of the Warrants) or pursuant to issuance, exercise or conversion of securities or rights issued pursuant to a distribution in which the Purchaser Parties participate, (vii) any issuance of shares of any equity securities or convertible securities to a third party financial institution as an “equity kicker” in connection with a bona fide borrowing by the Company that is primarily a debt financing transaction and (viii) the issuance of shares of equity securities to a Governmental Authority or designee thereof (in each case, excluding a sovereign wealth fund who regularly makes financial investments) in connection with a financing transaction pursuant to a program developed to address COVID-19 (including the impacts thereof).

(b)    Until the occurrence of the Fall-Away of Purchaser Rights, if the Company proposes to issue equity securities (the term “equity securities” shall include for these purposes Ordinary Shares and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Ordinary Shares), other than in an Excluded Issuance, then the Company shall:

(i)    to the extent reasonably practicable, consult with the Purchaser Parties reasonably in advance of undertaking such issuance and, if and only if the Purchaser Party notifies the Company within five (5) Business Days following such consultation of its preliminary interest in receiving an offer to participate in such issuance or, if the Company reasonably expects such offer to be made in less than five (5) Business Days, such shorter period which shall be as long as commercially practicable, the Company will give written notice to the

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Purchaser Parties no less than seven (7) Business Days prior to the closing of such issuance or, if the Company reasonably expects such issuance to be completed in less than seven (7) Business Days, such shorter period which shall be as long as commercially practicable, setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; provided that following the delivery of such notice, the Company shall deliver to the Purchaser Parties any such information the Purchaser Parties may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and

(ii)    offer to issue and sell to the Purchaser Parties, on such terms as the Proposed Securities are issued and upon full payment by the Purchaser, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of Warrant Shares the Purchaser Parties beneficially own by (B) the total number of diluted shares then outstanding (on an as-converted basis, but excluding, for the avoidance of doubt, any contingently issuable shares subject to performance conditions) (such percentage, the Purchaser Parties’ “Participation Portion”); provided, however, that, subject to compliance with the terms and conditions set forth in Section 5.1(o)(g), the Company shall not be required to offer to issue or sell to the Purchaser Parties the portion of the Proposed Securities that would require the Company to obtain shareholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other applicable law or require either a mandatory offer to be made for the purposes of Rule 9 of the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”) or shareholder approval to waive any requirement to make a mandatory offer to be obtained for the purposes of Rule 9 of the Irish Takeover Rules (provided, further, however, that the Company shall still be obligated to provide written notice of such proposed issuance to the Purchaser Parties pursuant to Section 5.1(o)(b)(i), which notice shall include a description of the Proposed Securities (including the number thereof) that would require shareholder approval in respect of the issuance thereof (the “Restricted Issuance Information”)).

(c)    Each Purchaser Party will have the option, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the equity securities offered to be sold by the Company to the Purchaser Parties, which notice must be given within seven (7) Business Days after receipt of such notice from the Company (or such shorter period if the notice by the Company was sent in accordance with the preceding paragraph less than seven (7) Business Days prior to the proposed issuance date, and in no event less than two (2) Business Days prior to the proposed issuance date). If the Company offers two (2) or more securities in units to the other participants in the offering, the Purchaser Parties must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right. Upon the expiration of the period described above, the Company will be free to sell

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such Proposed Securities that the Purchaser Parties have not elected to purchase during the 120 days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Purchaser Parties in the notice delivered in accordance with Section 5.1(o)(b). Any Proposed Securities offered or sold by the Company after such 120-day period shall be reoffered to the Purchaser Parties pursuant to this Section 5.1(o); provided that, subject to compliance with terms and conditions set forth in this Section 5.1(o)(g), the Company shall not be required to reoffer to the Purchaser Parties the portion of the Proposed Securities that would require the Company to obtain shareholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any applicable law, or require either a mandatory offer to be made for the purposes of Rule 9 of the Irish Takeover Rules or shareholder approval to waive any requirement to make a mandatory offer to be obtained for the purposes of Rule 9 of the Irish Takeover Rules.

(d)    The election by any Purchaser Party not to exercise its subscription rights under this Section 5.1(o) in any one instance shall not affect its right as to any subsequent proposed issuance.

(e)    Notwithstanding anything in this Section 5.1(o) to the contrary, the Company will not be deemed to have breached this Section 5.1(o) if the Board determines that it is reasonably necessary for the Company to issue any Proposed Securities without previously complying with the provisions of this Section 5.1(o) and not later than thirty (30) business days following the issuance of any Proposed Securities in contravention of this Section 5.1(o), the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to the Purchaser Parties so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, the Purchaser Parties will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Sections 5.1(o)(b) and 5.1(o)(c).

(f)    In the case of an issuance subject to this Section 5.1(o) for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof, as reasonably determined by the Company.

(g)    In the event that the Company is not required to offer or reoffer to the Purchaser Parties any Proposed Securities because such issuance would require the Company to obtain shareholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other applicable law or require either a mandatory offer to be made for the purposes of Rule 9 of the Irish Takeover Rules or shareholder approval to waive any requirement to make a mandatory offer to be obtained for the purposes of Rule 9 of the Irish Takeover Rules, the Company shall, upon the Purchaser Parties’ reasonable request delivered to the Company in writing within no later than seven (7) Business Days following its receipt of the written notice of such issuance to the Purchaser Parties pursuant to Section 5.1(o)(b)(i) (together with the Restricted Issuance Information), at the Purchaser Parties’ election:

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(i)    waive the restrictions set forth in Section 5.1(j)(b) solely to the extent necessary to permit the Purchaser Parties to acquire such number of equity securities of the Company equivalent to its Participation Portion of the Proposed Securities the Purchaser Parties would have been entitled to purchase had it been in entitled to acquire such Proposed Securities pursuant to Section 5.1(o)(c);

(ii)    consider and discuss in good faith modifications proposed by the Purchaser Parties to the terms and conditions of such portion of the Proposed Securities which would otherwise be issued to the Purchaser Parties such that the Company would not be required to obtain shareholder approval or such that a mandatory offer would not be required to be made for the purposes of Rule 9 of the Irish Takeover Rules or shareholder approval to waive any requirement to make a mandatory offer would not be required to be obtained for the purposes of Rule 9 of the Irish Takeover Rules, in respect of the issuance of such Proposed Securities as so modified; and/or

(iii)    solely to the extent that shareholder approval is required in connection with the issuance of equity securities to Persons other than the Purchaser Parties, take such actions as may be reasonably necessary to seek shareholder approval, save where shareholder approval to waive any requirement to make a mandatory offer would be required to be obtained for the purposes of Rule 9 of the Irish Takeover Rules, in respect of the issuance of any Proposed Securities to the Purchaser Parties.

(h)    In no event will a Purchaser Party have the right to any adjustment in accordance with Section 6.6 of the Warrant in respect of the same issuance of equity securities in which such Purchaser Party elect to participate in accordance with this Section 5.1(o).

(p)    Mandatory Exercise of the Warrant. The Company will not deliver a Mandatory Exercise Notice (as defined in the Warrant) unless as of the date of such Mandatory Exercise Notice the Company’s trading window is open in accordance with its insider trading policy then in effect and will remain open for a period of at least fifteen (15) days following the date of such Mandatory Exercise Notice.

5.2    Further Agreements of the Purchaser. The Purchaser covenants and agrees with the Company that:

(a)    Transfer Restrictions

(i)    Except as otherwise described in Section 5.2(a)(ii) below, until the 12-month anniversary of the Closing Date, the Purchaser Parties will not Transfer (i) any of the Warrants and the Warrants Shares and (ii) more than 25% of the aggregate principal amount of Notes issued on the Closing Date to the Purchaser.

(ii)    Notwithstanding Section 5.2(a)(i), the Purchaser shall be permitted to Transfer any portion or all of the Notes, Warrants or Warrant Shares at any time under the

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following circumstances: (x) Transfers to any Permitted Transferee (as defined below) of the Purchaser, but only if (I) such transferee agrees in writing prior to such Transfer for the express benefit of the Company to be bound by the terms of this Agreement pursuant to the Joinder, (II) such transferee and the transferor agree for the express benefit of the Company that the transferee shall transfer the Securities (or Warrant Shares) so transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor and (III) such transfer shall not relieve the transferring Purchaser of its obligations under this Agreement; (y) Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any subsidiary that, in each case, is approved by the Board (or, with respect to a tender offer or exchange offer where the Board has not previously approved a definitive transaction agreement, the Board either accepts such offer or fails to recommend that the shareholders of the Company reject such offer within ten (10) business days from the date of commencement of such offer); and (z) Transfers that have been approved in writing by the Board.

For purposes of this Agreement, (A) “Permitted Transferee” means, with respect to the Purchaser, (i) any Affiliate of the Purchaser, (ii) any successor entity of the Purchaser, (iii) with respect to the Purchaser that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which the Purchaser or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (iv) any other Purchaser; and (B) “Transfer” means any, direct or indirect, sale, transfer, assignment, hypothecation, bequest or other disposition or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any securities beneficially owned by such Person; provided, that in no event shall a Transfer include (i) any transfer of equity interests in any direct or indirect member, stockholder, partner or other equity holder of the Purchaser so long as there is no transfer of the control of such Person, (ii) the issuance of any Warrant Shares upon the exercise (either in full or in part) of the Warrant, or (iii) the redemption or other acquisition of Notes, Warrants or Warrant Shares by the Company.

(iii)    Notwithstanding Sections 5.2(a)(i) and (ii), the Purchaser agrees that it will not at any time (without the prior written consent of the Board), directly or knowingly indirectly, Transfer any Notes, Warrants or Warrant Shares (including any such Securities or Warrant Shares acquired in its capacity as a Permitted Transferee of another Purchaser) to any Person that is a Company Competitor (as defined below); provided that, the foregoing restriction shall not apply to Transfers to a Person who is a “qualified institutional buyer” that is a financial institution that acquires the Securities or Warrant Shares (i) either in a transaction exempted under Rule 144A under the Securities Act or in an offering registered pursuant to the Securities Act, (ii) in an offering registered pursuant to the Securities Act (including a “block trade”) or (iii) through a bona fide sale to the public without registration effected pursuant to Rule 144 under the Securities Act. “Company Competitor” means any Person that is a competitor of the Company in the reasonable judgment of the Board and any Person who, to the knowledge of the Purchaser, is an affiliate or successor thereof, including any entity that acquires a controlling interest in a Company Competitor.

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(iv)    Any attempted Transfer in violation of this Section 5.2(a) shall be null and void ab initio.

6.    Conditions To Closing.

6.1    Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Securities at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):

(a)    no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Transactions or makes the Transactions illegal.

6.2    Conditions to Purchaser’s Obligations at the Closing. The Purchaser’s obligations to purchase the Securities at the Closing are subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing Date, of the following additional conditions:

(a)    Representations and Warranties True; Performance of Obligations. The representations and warranties of the Company and the Guarantors contained herein shall be true and correct in all material respects (other than those that are already qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) on the date hereof and on and as of the Closing Date. The Company shall have performed and complied with in all material respects all of its agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(b)    Reservation of Warrant Shares. The Warrant Shares shall have been duly authorized and reserved for issuance upon exercise of the Warrants in accordance with their terms.

(c)    No Event of Default. No event of default would result from the issuance of the Securities by the Company under the agreements governing the Company’s existing outstanding indebtedness.

(d)    Listing of Warrant Shares. The Listing Application shall have been made with NASDAQ and the Company shall have received from NASDAQ notification that its review process thereof has been completed and the Warrant Shares have been approved for listing, subject to official notice of issuance.

(e)    Opinion of Counsel for the Company. The Purchaser shall have received from Simpson Thacher & Bartlett LLP, legal counsel to the Company, an opinion addressed to it in a form customary for transactions of this type dated as of the Closing.

(f)    Opinion of Irish Counsel for the Company. The Purchaser shall have received from Matheson, Irish counsel to the Company, an opinion addressed to it in a form customary for transactions of this type dated as of the Closing.

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(g)    Good Standing. The Purchaser shall have received immediately prior to or as of the Closing Date satisfactory evidence of the good standing of the Guarantors (other than the Company or any Guarantor incorporated in Ireland) in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Purchaser may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(h)    DTC. The Notes shall be eligible for clearance and settlement through the facilities of DTC.

(i)    Indenture and Notes. The Indenture, in substantially the form attached hereto as Exhibit B, shall have been duly executed and delivered by a duly authorized officer of the Company, each of the Guarantors named therein and the Trustee, and the Notes shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

(j)    Security Agreement. The Security Agreement, in substantially the form attached hereto as Exhibit C, shall have been duly executed and delivered by a duly authorized officer of the Company, each of the grantors party thereto and the Trustee.

(k)    Warrants. The Warrants, in substantially the form attached hereto as Exhibit A, shall have been duly executed and delivered by a duly authorized officer of the Company.

(l)    Amendment to Senior Secured Credit Facilities. The Purchaser shall have received from the Company, a copy of Amendment No. 4 with respect to the Company’s Senior Secured Credit Facilities.

(m)    Intercreditor Agreement. The Collateral Agent shall have entered into an intercreditor agreement with the administrative agent and collateral agent of the Senior Secured Credit Facilities.

(n)    Transaction Fees. The Company shall have paid or cause to be paid the amounts required to be reimbursed pursuant to Section 9.1(viii) hereof, which payment may be made within one (1) business day of the Closing Date; provided that the Purchaser provides the Company written invoices for such amounts, including payment directions, at least two (2) business days prior to the Closing.

6.3    Conditions to Obligations of the Company at the Closing. The Company’s obligation to issue and sell the Securities at the Closing is subject to the satisfaction, on or prior to the Closing, of the following additional conditions:

(a)    Representations and Warranties True. The representations and warranties in Section 4 made by the Purchaser shall be true and correct in all material respects (other than those that are already subject to materiality which shall be true and correct in all respects) at and as of the date of this Agreement and the Closing Date, with the same force and effect as if they had been made on and as of said date.

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(b)    Performance of Obligations. The Purchaser shall have performed and complied in all material respects with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Closing, including payment of the Purchase Price payable by wire transfer of immediately available funds to an account designated by the Company to the Purchaser at least two (2) Business Days prior to the Closing Date.

(c)    Amendment to Senior Secured Credit Facilities. The Company shall have received from the lenders to the Senior Secured Credit Facilities, executed pages of Amendment No. 4 with respect to the Company’s Senior Secured Credit Facilities.

(d)    Intercreditor Agreement. The Collateral Agent shall have entered into an intercreditor agreement with the administrative agent and collateral agent of the Senior Secured Credit Facilities.

(e)    A properly executed Internal Revenue Service Form W-9 or W-8, as applicable, from the Purchaser.

7.    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of the Company, on the one hand, and the Purchaser, on the other hand;

(b)    by written notice from either the Company or the Purchaser, if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and non-appealable; provided, however, that no party may terminate this Agreement pursuant to this Section 7(b) if such party’s failure to perform any of its obligations under this Agreement has been the primary cause of, or resulted in, the events specified in this Section 7(b); or

(c)    by written notice from either the Company or the Purchaser, if Closing does not occur by 11:59 p.m. New York time on June 30, 2020 (the “Outside Date”); provided, however, that no party may terminate this Agreement pursuant to this Section 7(c) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement and such breach has been the primary cause of the failure of the Closing to have occurred on or by such date.

7.2    Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7, this Agreement (other than Section 5.1(d), this Section 7.2 and Section 10) shall become null and void and have no further force or effect and there shall be no liability on the part of the Company or the Purchaser or any of its Representatives in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting for a willful and material breach of this Agreement prior to the date of termination or from fraud; provided that, notwithstanding any other provision set forth in this Agreement, except in the case of fraud, neither the Purchaser on the one hand, nor the Company on the other hand, shall have any such liability in excess of the aggregate amount of the Purchase Price for the Purchaser.

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8.    [Reserved].

9.    Payment of Expenses.

9.1    Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and each of the Guarantors jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities to the Purchaser and (in respect of the Warrants, subject to applicable laws) any transfer taxes payable in that connection; (ii) the costs of reproducing and distributing each of the Transaction Documents; (iii) the fees and expenses of the Company’s and the Guarantors’ counsel and independent accountants; (iv) [reserved]; (v) the fees and expenses of the Trustee, the Collateral Agent and any paying agent (including related fees and expenses of any counsel to such parties); (vi) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC; (vii) all expenses and application fees related to the listing of the Notes on the Exchange and the listing of the Warrant Shares on the NASDAQ Global Select Market; and (viii) subject to the expense reimbursement letter entered into by the Company and an Affiliate of the Purchaser (the “Expense Reimbursement Letter”), reimbursement to the Purchaser for the reasonable and documented expenses of the Purchaser associated with the evaluation, negotiation, preparation and execution of the Securities and the related Transactions (including, the reasonable fees, disbursements and other charges of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Purchaser) up to a maximum aggregate amount payable by the Company of $1,000,000, subject to the caps and limitations in the Expense Reimbursement Letter, pursuant to which such reimbursement may not, in certain circumstances, exceed $500,000.

9.2    VAT. All fees and amounts payable by each of the Company and/or the Guarantors to the Purchaser under this Agreement (including, for purposes of this provision, to any relevant extent, the difference between the aggregate principal amount of Notes delivered to the Purchaser and the Purchase Price for the Notes paid by the Purchaser to the Company) are exclusive of any value added tax or any similar taxes (“VAT”). If the transactions described in this Agreement are subject to VAT, the Purchaser shall provide the Company with a valid invoice that complies with all relevant tax regulations and that specifically states the applicable VAT. Provided the Purchaser has stated the applicable VAT on the invoice, the Company will pay the Purchaser the applicable VAT. The Company may reasonably withhold payment of any VAT to the Purchaser until the Purchaser has provided the Company with a valid invoice that complies with all relevant tax regulations as reasonably determined by the Company and that specifically states the applicable VAT. If the Purchaser has incorrectly determined the applicable VAT and, as a result thereof, the Company has overpaid the Purchaser, the Purchaser will promptly repay the overpaid amount to the Company after the Purchaser has actual knowledge of such overpayment. If the Purchaser has incorrectly determined the applicable VAT and, as a result thereof, the Company has underpaid the Purchaser, the Company shall promptly pay the outstanding amount to the Purchaser upon receipt of a valid invoice that complies with all relevant tax regulations as reasonably determined by the Company and that specifically states the applicable VAT, as corrected.

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10.    Miscellaneous.

10.1    Persons Entitled to Benefit of Agreement; No Recourse.

(a)     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only such persons and the officers and directors and any controlling persons referred to herein, and the Affiliates of the Purchaser. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from the Purchaser shall be deemed to be a successor merely by reason of such purchase.

(b)    Each party hereto agrees, on behalf of itself and its Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (i) this Agreement or the transactions contemplated hereunder, (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, or such other agreement), (iii) any breach or violation of this Agreement, or any other agreement referenced herein, and (iv) any failure of the transactions contemplated hereunder or under any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement or, in the case of other agreements referenced herein, the persons that are expressly named as parties thereof, and, in accordance with, and subject to the terms and conditions of, this Agreement or such other agreement referenced herein, as applicable. In furtherance and not in limitation of the foregoing, and except as contemplated in the proviso of the foregoing sentence, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates, that no recourse under this Agreement or in connection with any transactions contemplated hereby shall be sought or had against any other Person, and no other Person shall have any liabilities or obligations (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). Notwithstanding anything to the contrary herein or otherwise, except as contemplated in the proviso of the first sentence of this Section 10.1(b), with respect to each party hereto, no past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of such named party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement or the transactions contemplated hereunder, or the valid termination or abandonment of any of the foregoing.

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10.2    Survival. (a) Except for the warranties and representations contained in Sections 3.1, 3.2, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10 and 3.34 and the representations and warranties contained in Sections 4.1, 4.2 and 4.4, which shall survive until the second (2nd) anniversary of the Closing Date, the representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. The covenants or other agreements made in this Agreement or any other Transaction Document that by their terms are to be performed following the Closing shall survive the Closing and remain operative and in full force and effect until fully performed. Regardless of any purported general termination of this Agreement, this Section 10 shall remain operative and in full force and effect as between the Company and the Purchaser, unless the Company and the Purchaser execute a writing that expressly terminates such rights and obligations as between the Company and the Purchaser.

10.3    Certain Defined Terms. For purposes of this Agreement, (a) the term “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person; provided, however, that in no event shall (x) the Company and its subsidiaries be deemed to be Affiliates of the Purchaser or any of its Affiliates and (y) any “portfolio company” (as such term is customarily used among institutional investors) of the Purchaser and its Affiliates, or any entity controlled by any such portfolio company, be deemed to be an Affiliate of the Purchaser; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract, or otherwise; (d) the term “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind; (e) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; (f) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder; (g) the term “Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives; and (h) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

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10.4    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (A) on the date of delivery if delivered personally, or by facsimile or electronic transmission, upon confirmation of receipt, or (B) on the second (2nd) Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Purchaser to the Company, or the Company to the Purchaser, as applicable, to receive such notice.

If to the Company, to:

c/o Cimpress USA Incorporated

275 Wyman Street

Waltham, MA 02451

Attention: Matthew Walsh, VP, General Counsel

                 Jonathan Chevalier, VP, Treasurer

Email: mwalsh@cimpress.com

            jchevalier@cimpress.com

If to the Purchaser, to:

c/o Apollo Global Management, Inc.

9 West 57th Street, 34th Floor

New York, NY 10019

Attention: Laurie Medley; James Elsworth

Email: lmedley@apollo.com; jelsworth@apollo.com

With a copy to:

c/o Walkers Corporate Limited

27 Hospital Road

Cayman Corporate Centre

George Town, Grand Cayman KY1-9008

Cayman Islands

10.5    Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the law of any other jurisdiction. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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10.6    Waiver of Jury Trial. THE PARTIES TO THIS WARRANT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS WARRANT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS WARRANT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS WARRANT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS WARRANT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS WARRANT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.7    Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

10.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that the Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees as contemplated in Section 5.2 and in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve the Purchaser of its obligations hereunder.

10.9    Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

10.10    Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

10.11    Judgment Currency. The Company and each of the Guarantors, jointly and severally, agree to indemnify the Purchaser, its directors, officers, affiliates and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any loss incurred by the Purchaser as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase U.S. dollars with the amount of the judgment currency actually received by the indemnified person. The foregoing indemnity shall constitute a separate and independent obligation of the Company and each

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Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

10.12    Waiver of Immunity. To the extent that the Company or any Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court of (i) Ireland, or any political subdivision thereof, (ii) the United States or the State of New York or (iii) any jurisdiction in which it owns or leases property or assets or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, set-off or otherwise) with respect to themselves or their respective property and assets or this Agreement, the Company and each Guarantor hereby irrevocably waive such immunity in respect of its obligations under this Agreement to the fullest extent permitted by applicable law.

10.13    U.S. Tax Considerations. The Company and the Purchaser agree, unless otherwise required by a change in law or by the Internal Revenue Service or other governmental authority following an audit or examination, (i) to treat the Notes as having been issued with original issue discount for U.S. federal income tax purposes, (ii) to treat the Notes and the Warrants as having been issued as an “investment unit” within the meaning of Section 1273(c)(2) of the Code, and, correspondingly, the Notes as having been issued with additional original issue discount for U.S. federal income tax purposes to the extent of the fair market value of the Warrants at the time of the issuance thereof, (iii) that the Company and the Purchaser will cooperate in good faith to agree on the allocation of the issue price of the investment unit consisting of the Notes and the Warrants within thirty (30) days after the Closing, and (iv) not to file any tax return inconsistent with the foregoing.

10.14    Acknowledgment of Securities Laws. The Purchaser hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company, that the United States securities laws prohibit any Person who is in possession of material, non-public information of the Company from purchasing or selling securities of the Company or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

10.15    Specific Performance. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and this right of specific enforcement is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection

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with its pursuit of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CIMPRESS PLC
By:	/s/ Sean Quinn
Name: Sean Quinn
Title: Attorney

BUILD A SIGN LLC

By:	/s/ Jonathan Chevalier
Name: Jonathan Chevalier
Title: Treasurer

CIMPRESS USA INCORPORATED

By:	/s/ Sean Quinn
Name: Sean Quinn
Title: President

CIMPRESS USA MANUFACTURING INCORPORATED

By:	/s/ Kevin Lane
Name: Kevin Lane
Title: Treasurer

SIGNATURE PAGE TO NOTE AND WARRANT PURCHASE AGREEMENT

NATIONAL PEN CO. LLC

By:	/s/ Peter Kelly
Name: Peter Kelly
Title: President

NATIONAL PEN TENNESSEE LLC

By:	/s/ Peter Kelly
Name: Peter Kelly
Title: President

NP CORPORATE SERVICES LLC

By:	/s/ Peter Kelly
Name: Peter Kelly
Title: President

VISTAPRINT CORPORATE SOLUTIONS INCORPORATED

By:	/s/ Jonathan Chevalier
Name: Jonathan Chevalier
Title: President and Treasurer

WEBS, INC.

By:	/s/ Peter Kelly
Name: Peter Kelly
Title: President and Treasurer

SIGNATURE PAGE TO NOTE AND WARRANT PURCHASE AGREEMENT

NATIONAL PEN PROMOTIONAL HOLDINGS LIMITED

By:	/s/ Sean Quinn
Name: Sean Quinn
Title: Director

NATIONAL PEN PROMOTIONAL PRODUCTS LIMITED

By:	/s/ Sean Quinn
Name: Sean Quinn
Title: Director

CIMPRESS IRELAND LIMITED

By:	/s/ Sean Quinn
Name: Sean Quinn
Title: Attorney

SIGNATURE PAGE TO NOTE AND WARRANT PURCHASE AGREEMENT

AP PRINT, LTD. By: Apollo Hybrid Value Management, L.P., its director By: Apollo Hybrid Value Management GP, LLC, its general partner
By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

SIGNATURE PAGE TO NOTE AND WARRANT PURCHASE AGREEMENT

SCHEDULE 1

Purchaser and Notes and Warrants Purchased at Closing

Purchaser	Principal Amount of Notes	Warrants	Purchase Price
AP Print, Ltd.	$300,000,000	As described in preamble to this Agreement	$294,000,000

SCHEDULE 2

Closing Date Guarantors

Guarantor	Jurisdiction
Build A Sign LLC	Delaware, USA
Cimpress Ireland Limited	Ireland
Cimpress USA Incorporated	Delaware, USA
Cimpress USA Manufacturing Incorporated	Delaware, USA
National Pen Co. LLC	Delaware, USA
National Pen Promotional Holdings Limited	Ireland
National Pen Promotional Products Limited	Ireland
National Pen Tennessee LLC	Delaware, USA
NP Corporate Services LLC	Delaware, USA
Vistaprint Corporate Solutions Incorporated	Delaware, USA
Webs, Inc.	Delaware, USA

Collateral Due Date Guarantors

Guarantor	Jurisdiction
Cimpress Australia Pty Limited	Australia
Cimpress Deutschland GmbH	Germany
Cimpress Investments B.V.	The Netherlands
Cimpress Italy S.r.l.	Italy
Cimpress Jamaica Limited	Jamaica
Cimpress Japan Co., Ltd.	Japan
Cimpress Schweiz GmbH	Switzerland
Cimpress UK Limited	England and Wales
Cimpress Windsor Corporation	Canada
Pixartprinting S.p.A.	Italy
Tradeprint Distribution Limited	England and Wales
Vistaprint B.V.	The Netherlands
Vistaprint Limited	Bermuda
Vistaprint Netherlands B.V.	The Netherlands
WIRmachenDRUCK GmbH	Germany

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SCHEDULE 4

Post-Closing Transfer

AP Print, LTD. Transfers

Transferee	Percent of Warrants Transferred
Apollo Kings Alley Credit Fund, L.P.	4.3%
AHVF Credit Holdings IV, L.P.	56.7%
AA Direct, L.P.	1.8%
Apollo Union Street Partners, L.P.	3.1%
ATCF S.a r.l.	10.2%
Apollo Credit Strategies Master Fund Ltd.	11.3%
Apollo Chiron Credit Fund, L.P.	1.0%
Apollo Accord Master Fund III, L.P.	8.3%
Apollo Oasis Partners, L.P.	3.3%

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EXHIBIT A

Form of Warrant

(See Attached)

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THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF [●], 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

Issue Date: [●], 2020

CERTIFICATE NO. [●]

CIMPRESS PLC

Ordinary Share Purchase Warrant

Cimpress plc, an Irish public limited company (the “Company”), for value received, hereby certifies that [●], a [●] (the “Holder”), subject to the terms and conditions hereof (including, without limitation, Section 1.8), shall be entitled to purchase from the Company, at any time and from time to time after the Issue Date and on or prior to the close of business on [seventh anniversary of Issue Date] (the “Expiration Date”), up to [●] ordinary shares (the “Warrant Shares”), nominal value €0.01 per share, of the Company (the “Ordinary Shares”)1. The purchase price of one Warrant Share shall be equal to the Exercise Price (as defined below). The number of Warrant Shares and the Exercise Price are subject to adjustment as provided herein.

This warrant (this “Warrant”) or its predecessor was issued by the Company to the Holder in connection with the transactions contemplated by that certain Note and Warrant Purchase Agreement, dated as of April [●], 2020, among the Company, the initial Holder of this Warrant or its predecessor and the other parties thereto (as amended or modified from time to time, the “Note and Warrant Purchase Agreement”). The following terms used herein shall have the meanings set forth below when used in this Warrant:

“Adjustment Event” has the meaning set forth in Section 6.3.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. The

[1]	Note to Draft: To represent 3.875% of the ordinary shares as of the date of issuance on a fully-diluted basis as described in the Note and Warrant Purchase Agreement.

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term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, for purposes of this Warrant, (i) the Company and its subsidiaries, on the one hand, and any Holder or its Affiliates, on the other, shall not be considered Affiliates, (ii) any fund or account managed, advised or sub-advised, directly or indirectly, by a Holder or its Affiliates, shall be considered an Affiliate of such Holder, and (iii) any “portfolio company” (as such term is customarily used among institutional investors) of a Holder, or any entity controlled by any such portfolio company, shall not be considered an Affiliate of such Holder.

“beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming exercise of all Warrants, if any, owned by such Person to Ordinary Shares).

“Beneficial Ownership Limitation” means acquisition of Warrant Shares if and to the extent, as a result of such exercise and at the time of such exercise, (i) such Holder’s, together with such Holder’s Affiliates’, aggregate voting power on any matter that could be voted on by holders of the Ordinary Shares would exceed 19.99% of the Maximum Voting Power, (ii) such Holder, together with such Holder’s Affiliates, would beneficially own (after giving effect to the restrictions on exercise in Section 1.8 of this Warrant) more than 19.99% of the then outstanding Ordinary Shares or (iii) such Holder’s, together with any persons acting in concert (for the purposes of the Irish Takeover Panel Act 1997, Takeover Rules 2013) with such Holder, aggregate voting power on any matter that could be voted on by holders of the Ordinary Shares and any other shares carrying voting rights would exceed 29.99% of the Maximum Voting Power.

“Bloomberg” means Bloomberg Financial Markets.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close or be closed.

“Cash Exercise” has the meaning set forth in Section 1.2.

“Cashless Exercise” has the meaning set forth in Section 1.3.

“close of business” shall mean the close of business, New York City time.

“Constitution Documents” shall mean the Memorandum and Articles of Association.

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“Exercise Date” means the date on which each of the requirements for a Cash Exercise and a Cashless Exercise are satisfied in accordance with Section 1.2 and Section 1.3, respectively.

“Exercise Price” means $60.00 per share, subject to all adjustments from time to time pursuant to the provisions of Section 6.

“Independent Financial Expert” means a nationally recognized accounting, investment banking or consultant firm (which firm is not an Affiliate of the Company) that is, in the good faith judgment of the Board, qualified to perform the task for which it has been engaged.

“Issue Date” means [●], 2020.

“Liquidity Event” has the meaning set forth in Section 7.

“Mandatory Exercise” has the meaning set forth in Section 1.6.

“Mandatory Exercise Notice” has the meaning set forth in Section 1.6.

“Market Price” means, with respect to the Ordinary Shares, on any given day if the Ordinary Shares are traded on NASDAQ on such date, the last reported sale price, regular way, of the Ordinary Shares on NASDAQ on such date, or, in case no such sale takes place on such day, the last reported sale price, regular way, of the Ordinary Shares on NASDAQ on the first Trading Day for which there is a last reported sale price immediately prior to such date on NASDAQ. If the Ordinary Shares are not traded on NASDAQ on any date of determination, the Market Price of the Ordinary Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Ordinary Shares are so listed or quoted, or if the Ordinary Shares are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Ordinary Shares in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Ordinary Shares on that date shall mean the fair market value per share as determined by the Board in reliance on an opinion of an Independent Financial Expert retained by the Company for this purpose, using one or more valuation methods that the Independent Financial Expert in its professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

All references herein to the “closing sale price” and “last reported sale price” of the Ordinary Shares on NASDAQ shall be such closing sale price and last reported sale price as reflected on the website of NASDAQ (www.nasdaq.com).

“Maximum Voting Power” means, at the time of determination, the total number of votes which may be cast by all capital stock on the applicable subject matter subject to the vote of the Ordinary Shares and any other securities that constitute voting stock voting together as a single class and after giving effect to any limitation on voting power set forth in the document governing such voting stock.

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“NASDAQ” means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Price-Based Requirement” shall mean the Ordinary Shares have a daily VWAP of at least $200.00 (as adjusted in the same manner as the Exercise Price for effects of a subdivision or share split or share combination or reverse splitting) for 20 Trading Days (whether or not consecutive), including at least one (1) of the five (5) Trading Days immediately preceding the delivery of the Mandatory Exercise Notice.

“Public Sale” shall mean (i) a public offering pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any successor or other forms promulgated for similar purposes) filed under the Securities Act or (ii) a sale to a broker in accordance with the manner of sale provisions set forth in Rule 144(f) under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which trading in the Ordinary Shares (or other applicable security) generally occurs on the principal exchange or market on which the Ordinary Shares (or other applicable security) is then listed or traded; provided that if the Ordinary Shares (or other applicable security) is not so listed or traded, “Trading Day” means a Business Day.

“VWAP” per Ordinary Share on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “CMPR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one Ordinary Share on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Expert retained for such purpose by the Company). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

1.    Exercise of Warrants.

1.1    General Exercise. This Warrant may be exercised in whole or in part by the Holder at any time and from time to time after the Issue Date and on or prior to the close of business on the Expiration Date, subject to Section 1.8. Any exercise of this Warrant may be conditioned upon the occurrence of (i) a Public Sale of the Warrant Shares, (ii) the consummation of a transfer

53

of the Warrant Shares in a transaction not constituting a Public Sale pursuant to an applicable exemption under the Securities Act (in each of clauses (i) and (ii), in accordance with the terms hereof and the Note and Warrant Purchase Agreement, as applicable) in accordance with Section 9 or (iii) any event described in Section 8.2(iii) or (v). Such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided to or by or on behalf of the Company pursuant to Section 8 (if such a notice was provided in accordance therewith).

1.2    Exercise for Cash. This Warrant may be exercised (a “Cash Exercise”) by delivering this Warrant to the Company, or at the office of its stock transfer agent, if any, accompanied by (i) the “Exercise Notice” attached as Exhibit A hereto duly completed and executed on behalf of the Holder and (ii) a payment to the Company in the amount equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which this Warrant is then exercised, plus all taxes required to be paid by the Holder, if any, pursuant to Section 2, by wire transfer of immediately available funds to an account designated by the Company.

1.3    Cashless Exercise. To the extent permitted by applicable law, this Warrant may be exercised, in whole or in part (a “Cashless Exercise”), into the number of Warrant Shares determined in accordance with this Section 1.3 by delivering this Warrant to the Company, or at the office of its stock transfer agent, if any, accompanied by (i) the “Exercise Notice” attached hereto as Exhibit A duly completed and executed on behalf of the Holder and (ii) a payment to the Company equal to the number of Ordinary Shares in respect of which Cashless Exercise is made multiplied by the nominal value of the Ordinary Shares then in effect (the “Cash Portion”), by wire transfer of immediately available funds to an account designated by the Company, plus all taxes required to be paid by the Holder, if any, pursuant to Section 2. In the event of a Cashless Exercise, the Company shall issue to the Holder a number of Warrant Shares (rounded to the nearest whole number) computed using the following formula:

X =	Y (A - B)
A

Where:

X =     The net number of Ordinary Shares to be issued to the Holder pursuant to the Cashless Exercise;

Y =    The number of gross Ordinary Shares that would be issuable upon such exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a Cash Exercise rather than a Cashless Exercise;

A =    The Market Price as of the Exercise Date; and

B =    The Exercise Price.

The Company and the Holder agree, unless otherwise required by a change in law or by the Internal Revenue Service or other governmental authority following an audit or examination, (i) in the event of a Cashless Exercise under this Section 1.3, the Holder’s surrender of this Warrant in exchange for the receipt of the Warrant Shares issuable in accordance with this Warrant (or the

54

portion thereof being cancelled) shall be treated as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended and (ii) not to file any tax return inconsistent with the foregoing.

1.4    Issuance of Certificate(s); Authorization. Upon surrender of this Warrant and full compliance with each of the other requirements in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of a Cashless Exercise, the Company shall, promptly, and in any event, within 2 Trading Days, instruct its transfer agent to register in book entry form, to the Holder, or upon the written request of the Holder, in and to such name or names as the Holder may designate (in accordance with Section 9), a certificate or certificates (or book entry shares) for the number of Warrant Shares issuable upon the Cash Exercise or the Cashless Exercise, as the case may be. Such certificate or certificates (or book entry shares) shall not be deemed to have been issued, and the Holder or any person so designated to be named therein (in accordance with Section 9) shall not be deemed to have become or have any rights of a holder of record of such Warrant Shares, until all requirements set forth in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of a Cashless Exercise, have been fully met by the Holder. The certificate(s) (or book entry shares) representing the Warrant Shares acquired upon the exercise of this Warrant shall bear the restrictive legend substantially in the form set forth in Section 9(a) below; provided, that, upon the reasonable request of the Holder, at any time and from time to time, when such legend is no longer required under the Securities Act or applicable state laws, the Company shall promptly remove such legend from any certificate representing the Warrant Shares (or issue one or more new certificates representing such Warrant Shares, which certificate(s) shall not contain a legend) in accordance with Section 9(a) and the legend therein. The Company hereby represents and warrants that any Ordinary Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 1.2 and/or Section 1.3 will be duly authorized and validly issued, fully paid and non-assessable and free from all taxes, liens and charges (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the beneficial owner thereof) as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date.

1.5    Full or Partial Exercise. This Warrant shall be exercisable, at the election of the Holder, either in full or in part and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, the Company shall promptly issue a new certificate evidencing a new Warrant, in a form substantially identical hereto, representing the remaining number of Warrant Shares after such exercise in the name of the Holder, upon the request of such Holder and against delivery of this Warrant.

1.6    Mandatory Exercise. (a) Upon satisfaction of the Price-Based Requirement, the Company may, at its option, from time to time, require the Holder to Cashless Exercise (a “Mandatory Exercise”) all or part of this Warrant by delivering a notice (the “Mandatory Exercise Notice”) to the Holder. The Mandatory Exercise Notice delivered to the Holder shall specify (i)

55

the number of Warrants subject to such Mandatory Exercise, (ii) the number of Warrant Shares to be delivered as a result of such Mandatory Exercise, and (iii) instructions for delivering the Cash Portion. This Warrant or the relevant portion subject to a Mandatory Exercise shall be considered exercised and the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the beneficial owner thereof) as of the close of business on the date of the Mandatory Exercise Notice. Upon the Company’s receipt of the Cash Portion in accordance with the terms hereof and the instructions in the Mandatory Exercise Notice, the Company shall promptly instruct its transfer agent to register in book entry form, to the Holder, or upon the written request of the Holder, in and to such name or names as the Holder may designate (in accordance with Section 9), a certificate or certificates (or book entry shares) for the number of Warrant Shares issuable upon the Mandatory Exercise.

1.7    Vesting Period. This Warrant shall vest and become exercisable on the Issue Date.

1.8    Restrictions on Exercise. The Holder shall not be permitted to exercise the right to purchase Warrant Shares solely to the extent that such exercise would cause the Holder to beneficially own or directly or indirectly hold Ordinary Shares or any other shares carrying voting rights in excess of the Beneficial Ownership Limitation at the time of such exercise; provided, however, that such exercise restriction shall not apply to an exercise in connection with and conditioned upon the completion of (i) a Public Sale of the Warrant Shares or sale of the Warrant Shares in a transaction that does not constitute a Public Sale pursuant to an applicable exemption under the Securities Act to be issued upon such exercise, (ii) a bona fide third party tender offer for the Ordinary Shares issuable thereupon, or (iii) a Liquidity Event if, in the case of each of clauses (i), (ii) and (iii), such Holder and its Affiliates (and any persons acting in concert (for the purposes of the Irish Takeover Panel Act 1997, Takeover Rules 2013) with such Holder) will not beneficially own or directly or indirectly hold in excess of the Beneficial Ownership Limitation following the consummation of such specified event (and with respect to a Liquidity Event, measured with respect to the Surviving Person if other than the Company) and such specified event shall not otherwise give rise to an obligation on the part of the Holder or its Affiliates to make a mandatory offer for the purposes of Rule 9 of the Irish Takeover Panel Act 1997, Takeover Rules 2013. For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates (and any persons acting in concert (for the purposes of the Irish Takeover Panel Act 1997, Takeover Rules 2013) with such Holder) shall include the number of Warrant Shares to be issued with respect to which a Notice of Cashless Exercise or Purchase Form has been given, or a Mandatory Exercise Notice delivered, and the Ordinary Shares to be issued in connection with the contemporaneous exercise of any other outstanding warrants beneficially owned by such Holder or any of its Affiliates (and any persons acting in concert (for the purposes of the Irish Takeover Panel Act 1997, Takeover Rules 2013) with such Holder). Upon the written request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of Ordinary Shares then outstanding.

2.    Payment of Taxes. The Company shall subject to applicable laws pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of Warrants and (y) the

56

issue of Warrant Shares pursuant to the exercise of a Warrant; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by a properly executed assignment in form attached as Exhibit B hereto; and the Company may require, as a condition thereto : (i) evidence that the instrument transferring the Warrant has been duly stamped for Irish stamp duty purposes (with any stamp duty liability owing paid); and (ii) the payment of a sum sufficient to reimburse the Company for any Irish stamp duty or other transfer taxes incidental thereto which are payable or are otherwise discharged by the Company.

3.    Mutilated, Missing or Lost Warrant. In the event that this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for its loss, theft or destruction, a new Warrant with identical terms, representing an equivalent number of Warrant Shares and dated the same date as this Warrant that was mutilated, lost, stolen or destroyed, but only upon receipt of evidence and indemnity or other security reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant.

4.    Reservation of Warrant Shares.

4.1    At all times prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of issuance upon the exercise of this Warrant, a number of Ordinary Shares equal to the aggregate Warrant Shares issuable upon the exercise of this Warrant. The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such Ordinary Shares may be so issued without violating the Company’s Constitution Documents, any requirements of any national securities exchange upon which Ordinary Shares may be listed or any applicable laws. The Company shall not take any action which would cause the number of authorized but unissued Ordinary Shares to be less than the number of such Ordinary Shares required to be reserved hereunder for issuance upon exercise of the Warrants.

4.2    The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Shares issued upon exercise of this Warrant will, upon issuance in accordance with the terms of this Warrant, be fully paid and non-assessable, and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith). If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of this Warrant, the Company will as promptly practicable take such corporate action as may, in the opinion of its counsel, be reasonably necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. Without limiting the generality of the foregoing, the Company will not increase the nominal value per share, if any, of the Ordinary Shares prior to the Expiration Date.

5.    Fractional Shares. No fractional Warrant Shares, or scrip for any such fractional Warrant Shares, shall be issued upon the exercise of this Warrant. If any fraction of an Ordinary Share would, except for the provisions of this Section 5, be issuable on the exercise of any Warrant,

57

the Company may, at its election, either make a cash payment equal to the Market Price of the Ordinary Share less the Exercise Price for such fractional share or round up to the next whole share.

6.    Anti-dilution Adjustments and Other Rights. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows (with references in the formulas in this Section 6 to the number of Warrant Shares for which this Warrant is exercisable being calculated without regard to the operation of Section 1.8):

6.1    Adjustment to Exercise Price. Upon any adjustment to the number of Warrant Shares for which this Warrant is exercisable pursuant to Section 6.2. Section 6.3, Section 6.4, Section 6.5 and Section 6.6, the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (i) the aggregate Exercise Price of the maximum number of Warrant Shares for which this Warrant was exercisable in each case immediately prior to such adjustment by (ii) the number of Warrant Shares for which this Warrant is exercisable immediately after such adjustment; provided, however, that the Exercise Price with respect to the new number of Warrant Shares for which this Warrant is exercisable resulting from any such adjustment shall not be less than the nominal value of the Ordinary Shares then in effect.

6.2    Stock Dividend or Split. If the Company issues Ordinary Shares as a dividend or distribution on Ordinary Shares, or effects a subdivision or share split or share combination or reverse splitting, or shall increase or decrease the number of Ordinary Shares outstanding by reclassification of its Ordinary Share, then in each case, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	OS’

OS0

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

OS’	=	the number of Ordinary Shares outstanding immediately after the close of business on the record date for such event

OS0	=	the number of Ordinary Shares outstanding immediately prior to the close of business on the record date for such event.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date fixed for such dividend or distribution or the effective date of such subdivision, share split, share combination or reverse splitting. If any dividend or distribution of the type described in this Section 6.2 is declared but not so paid or

58

made, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared (and the Exercise Price also correspondingly readjusted).

6.3    Rights or Warrants. (a) Subject to Section 6.3(b), if the Company issues to all or substantially all holders of its Ordinary Shares any rights or warrants entitling them to subscribe for or purchase Ordinary Shares for a period expiring sixty (60) days or less from the date of issuance thereof at a price per share less than the Market Price per Ordinary Share on the Business Day immediately preceding the date of announcement, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	OS0 + X

OS0 + Y

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

OS0	=	the number of Ordinary Shares outstanding immediately prior to the close of business on the date of announcement of such issuance

X	=	the total number of Ordinary Shares issuable pursuant to such rights (or warrants)

Y	=	the number of Ordinary Shares equal to the aggregate price payable to exercise such rights (or warrants) divided by the Market Price per Ordinary Share on the Business Day immediately preceding the date of announcement.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date for such issuance. To the extent that Ordinary Shares are not delivered upon or before the expiration of such rights or warrants, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Ordinary Shares for which this Warrant is exercisable that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered (and the Exercise Price also correspondingly readjusted). If such rights or warrants are not so issued, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed (and the Exercise Price also correspondingly readjusted). No adjustment shall be made pursuant to this Section 6.3 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

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In determining whether any rights or warrants entitle the holders of the Company’s Ordinary Shares to subscribe for or purchase Ordinary Shares at less than such Market Price, and in determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(b)    In the event the Company adopts or implements a shareholder rights agreement (a “Shareholder Rights Plan”) pursuant to which rights (“Rights”) are distributed to the holders of Ordinary Shares of the Company and such Shareholder Rights Plan provides that each Warrant Share issued upon exercise of this Warrant at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the exercise right or Exercise Price at any time prior to the distribution of separate certificates representing such Rights. If, however, prior to any exercise of this Warrant, the Rights have separated from the Ordinary Shares, the Exercise Price shall be adjusted at the time of separation as described in Section 6.3(a) (without giving effect to the sixty (60) day limitation on exercisability set forth in Section 6.3(a)); provided, however, that, no adjustment shall be made pursuant to this Section 6 in respect of such Rights with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such Shareholder Rights Plan or with respect to any direct or indirect transferee of such Holder who receives this Warrant in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”. To the extent such Rights are not exercised prior to their expiration, termination or redemption, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such prior adjustment had been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of Ordinary Shares actually issued pursuant to such Rights (and the Exercise Price also correspondingly readjusted).

6.4    Other Distributions. If the Company fixes a record date for the making of any distribution of shares of its capital stock, other securities, evidences of indebtedness or other assets or property of the Company to all or substantially all holders of the Ordinary Shares, excluding:

(i)    dividends or distributions and rights or warrants referred to in Section 6.2 or Section 6.3;

(ii)    dividends or distributions paid exclusively in cash referred to in Section 6.5; and

(iii)     a Spin-Off (as defined below);

then the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

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NS’ = NS0 x	SP0

SP0 - FMV

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such adjustment

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such adjustment

SP0	=	the Market Price per Ordinary Share on the last Trading Day immediately preceding the first date on which the Ordinary Shares trade regular way without the right to receive such distribution

FMV	=	the fair market value (as determined in good faith by the Board) of the shares of capital stock, other securities, evidences of indebtedness, assets or property distributed with respect to each outstanding Ordinary Share on the record date for such distribution.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the record date fixed for the determination of shareholders entitled to receive such distribution. Such adjustment shall be made successively whenever such a record date is fixed with respect to a subsequent event.

With respect to an adjustment pursuant to this Section 6.4 where there has been a payment of a dividend or other distribution on the Ordinary Shares or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “Spin-Off”), the number of Warrant Shares for which this Warrant is exercisable in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula, rather than the formula set forth in the first paragraph of this Section 6.4:

NS’ = NS0 x	FMV0 + MP0

MP0

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution

FMV0	=	the average of the Market Prices of the capital stock or similar equity interest distributed to holders of Ordinary Shares applicable to one share of such stock or equity interest over the first ten consecutive Trading Day period after the effective date of the Spin-Off

MP0	=	the average of the Market Prices of Ordinary Share over the first ten consecutive Trading Day period after the effective date of the Spin-Off.

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Such adjustment shall occur immediately following 5:00 p.m., New York City time, on the tenth consecutive Trading Day from, and including, the effective date of the Spin-Off. If an adjustment is required under this Section 6.4 with respect to a Spin-Off, delivery of any additional Ordinary Shares that may be deliverable upon exercise of this Warrant as a result of an adjustment required under this Section 6.4 for a Spin-Off shall be delayed to the extent necessary in order to complete the applicable calculations provided for in this Section 6.4.

If any distribution to which this Section 6.4 applies is declared but not so paid or made, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such distribution had not been declared (and the Exercise Price also correspondingly readjusted). No adjustment shall be made pursuant to this Section 6.4 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

6.5    Cash Dividend. If the Company makes any cash dividend (excluding any cash distributions in connection with the Company’s liquidation, dissolution or winding up) or distribution during any quarterly fiscal period to all or substantially all holders of Ordinary Shares, the number of Ordinary Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	SP0

SP0 - C

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the record date for such dividend or distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the record date for such dividend or distribution

SP0	=	the Market Price per share of the Ordinary Share on the last Trading Day immediately preceding the first date on which the Ordinary Shares trade regular way without the right to receive such dividend or distribution

C	=	the amount in cash per share the Company distributes to holders of Ordinary Share.

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Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. If any cash dividend or distribution is declared but not so paid, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared (and the Exercise Price also correspondingly readjusted). No adjustment shall be made pursuant to this Section 6.4 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

6.6    Certain Issuances of Ordinary Shares or Convertible Securities. If the Company shall issue Ordinary Shares (or rights or warrants or other securities (whether debt or equity) exercisable or convertible into or exchangeable (collectively, a “conversion”) for Ordinary Shares) (collectively, “convertible securities”) (other than in Excluded Issuances or a transaction to which Section 6.2, Section 6.3 or Section 6.4 applies) without consideration or at a consideration per share (or having a conversion price per share) that is less than 90% of the Market Price immediately prior to the execution of the definitive agreement on pricing such shares (or such convertible securities) then, in such event, the number of Ordinary Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	A + B

A + C

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the execution of the definitive agreement on pricing of such shares (or of such convertible securities)

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the execution of the definitive agreement on pricing of such shares (or of such convertible securities)

A	=	the number of Ordinary Shares outstanding on such date and immediately prior to the issuance of additional shares (treating for this purpose as outstanding all Ordinary Shares issuable upon conversion or exercise of all convertible securities of the Company)

B	=	the number of additional Ordinary Shares issued (or into which convertible securities may be exercised or converted)

C	=	the number of Ordinary Shares (or into which such convertible securities may be exercised or converted) that would have been issued assuming such additional Ordinary Shares had been issued or deemed issued at a price per Ordinary Share equal to 90% of the Market Price (such amount determined by dividing the aggregate consideration receivable by the Company for the total number of Ordinary Shares to be issued (or into which such convertible securities may be exercised or converted) by 90% of the Market Price immediately prior to the execution of the definitive agreement on pricing such shares (or such convertible securities))

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For purposes of this Section 6.6, the aggregate consideration receivable by the Company in connection with the issuance of such Ordinary Shares or convertible securities shall be deemed to be equal to the sum of (x) the purchase price payable solely in cash of all such securities, plus (y) the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into Ordinary Shares plus (z) the fair market value (as determined in good faith by the Board) of any consideration that consists all or in part of property other than cash; and “Excluded Issuances” shall mean (i) any issuance of Ordinary Shares or any options or convertible securities issued in connection with a merger or other business combination or an acquisition of the securities or assets of another Person, business unit, division or business, other than in connection with the broadly marketed offering and sale of equity or convertible securities for third-party financing of such transaction (ii) any issuance of shares of any equity securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company or any of its subsidiaries as approved by the Board or its designee(s) other than for bona fide capital raising purposes, (iii) any issuance of shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, similar program or similar agreement as approved by the Board, (iv) any issuance of shares of equity securities in connection with a bona fide third-party strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (y) an issuance the primary purpose of which is a bona fide capital raise), (v) any issuance of shares of any equity securities pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clauses (ii) or (iii) of this sentence and outstanding as of the Issue Date (including any such issuance of shares of any equity securities pursuant to this Warrant or any other warrants issued in connection with the Note and Warrant Purchase Agreement), or pursuant to issuance, exercise or conversion of securities or rights issued pursuant to a distribution in which the Holder participates as contemplated by Section 6.7 or pursuant to a Shareholder Rights Plan, (vi) any issuance of shares of any equity securities or convertible securities in which the initial Holder or its Affiliates participate pursuant to Section 5.1(m) of the Note and Warrant Purchase Agreement, (vii) any issuance of shares of any equity securities or convertible securities to a third party financial institution as an “equity kicker” in connection with a bona fide borrowing by the Company that is primarily a debt financing transaction, (viii) any issues of securities in a transaction described in Section 6.2, Section 6.3 or Section 6.4 and (ix) the issuance of shares of equity securities to a governmental authority or designee thereof (in each case, excluding a sovereign wealth fund who regularly makes financial investments) in connection with a financing transaction pursuant to a program developed to address COVID-19 (including the impacts thereof). Any adjustment made pursuant to this Section 6.6 shall become effective immediately upon the date of such issuance.

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Upon the expiration or termination of any unexercised or unconverted or unexchanged convertible security which resulted in an adjustment to the number of Ordinary Shares issuable upon the exercise of this Warrant pursuant to the terms of this Section 6.6 (and an adjustment to the Exercise Price pursuant to Section 6.1), then the number of Ordinary Shares issuable upon the exercise of this Warrant then in effect shall be readjusted to such number of Ordinary Shares that would be issuable upon exercise of this Warrant (and the Exercise Price also readjusted) if such convertible security had never been issued.

6.7    No Adjustment if Participating. Notwithstanding the foregoing provisions of this Section 6, and except with respect to Section 6.6, no adjustment shall be made under Section 6, nor shall an adjustment be made to the ability of a Holder to exercise, for any distribution described therein if the Holder will otherwise participate in the distribution with respect to its Warrant Shares on an “as-exercised basis” without exercise of this Warrant.

6.8    [Reserved].

6.9    No Adjustment. Notwithstanding anything to the contrary in this Warrant, no adjustment to the Exercise Price or the number of Warrant Shares for which this Warrant is exercisable shall be made:

6.9.1    upon the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Ordinary Shares under any plan;

6.9.2    upon the issuance of any Ordinary Shares or options or rights to purchase Ordinary Shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by the Company or any of its subsidiaries;

6.9.3    upon the issuance of any Ordinary Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date or which has otherwise already given rise to an adjustment hereunder at the time such option, warrant, right, or exercisable, exchangeable or convertible security was issued; or

6.9.4    for a change in the nominal value of the Ordinary Share.

6.10    Calculations. All adjustments made to the Exercise Price pursuant to this Section 6 shall be calculated to the nearest cent ($0.01), and all adjustments made to the Warrant Shares issuable upon exercise of each Warrant pursuant to this Section 6 shall be calculated to the nearest one-hundredth of a Warrant Share (0.01). Except as described in this Section 6, the Company will not adjust the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company. The Company will not pay any dividend or make any distribution on any Ordinary Shares held in the treasury of the Company.

No adjustments of the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases

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by at least 0.1% the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment.

6.11    Adjustment Event. In any case in which this Section 6 provides that an adjustment shall become effective immediately after (i) a record date for an event, (ii) the date fixed for the determination of shareholders entitled to receive a dividend or distribution pursuant to this Section 6 or (iii) a date fixed for the determination of shareholders entitled to receive rights or warrants pursuant to this Section 6 (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional Ordinary Shares or other securities issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the Ordinary Shares issuable upon such exercise before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 5. For purposes of this Section 6, the term “Adjustment Event” shall mean:

(A)    in any case referred to in clause (i) hereof, the occurrence of such event,

(B)    in any case referred to in clause (ii) hereof, the date any such dividend or distribution is paid or made, and

(C)    in any case referred to in clause (iii) hereof, the date of expiration of such rights or warrants.

6.12    Successive Adjustments. Successive adjustments in the Exercise Price and the number of Shares for which this Warrant is exercisable shall be made, without duplication, whenever any event specified in this Section 6 shall occur.

6.13    Adjustment for Unspecified Actions. If the Company takes any action affecting the Ordinary Shares, other than action described in this Section 6, which in the opinion of the Board would materially adversely affect the exercise rights of the Holder, the Board, in its sole discretion and without any liability to the Holder, may adjust the Exercise Price for this Warrant and/or the number of Warrant Shares received upon exercise of this Warrant, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine in good faith to be equitable in the circumstances; provided, however, that in no event shall any adjustment have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares for which this Warrant may be exercised.

6.14    Voluntary Adjustment by the Company. In addition to any adjustments required pursuant to this Section 6, the Company may at its option, at any time during the term of this Warrant, reduce the then current Exercise Price or increase the number of Warrant Shares for which this Warrant may be exercised to any amount deemed appropriate by the Board; provided, however, that if the Company elects to make such adjustment, such adjustment will remain in

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effect for at least a 7-day period, after which time the Company may, at its option, reinstate the Exercise Price or number of Warrant Shares in effect prior to such reduction, subject to any interim adjustments pursuant to this Section 6.

7.    Liquidity Event. Any Change of Control (as defined in the Indenture (as defined in the Note and Warrant Purchase Agreement)) or any other recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which, in each case, is effected in such a way that all of the holders of Ordinary Shares are entitled to receive (either directly or upon a subsequent related dividend, distribution or liquidation) cash, stock, securities or assets (or a combination of the foregoing) with respect to or in exchange for Ordinary Shares (other than a transaction that triggers an adjustment pursuant to Section 6) is referred to herein (together with any such Change of Control) as a “Liquidity Event.” In connection with any Liquidity Event, each Holder shall have the right to acquire and receive, upon exercise of any Warrants, such cash, stock, securities or other assets or property as would have been issued or payable in such Liquidity Event (if such Holder had exercised such Warrant immediately prior to such Liquidity Event) with respect to or in exchange, as applicable, for the number of Warrant Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Liquidity Event. The Company shall not effect any Liquidity Event unless simultaneously with the consummation thereof, the surviving or resulting Person (if other than the Company), or the acquiror, in the case of a sale of all or substantially all of the Company’s assets, resulting from such Liquidity Event shall assume in all material respects (including with respect to the provisions of Section 6 and this Section 7), the obligation to deliver to the Holder such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Holder shall be entitled to receive upon exercise of the Warrants.

Notwithstanding anything else to the contrary in this Warrant, in the event of a Liquidity Event in which the Ordinary Shares are converted into solely the right to receive cash upon the consummation of such Liquidity Event, if this Warrant has not previously been exercised in full on an Exercise Date occurring before the third (3rd) Business Day prior to the consummation of such Liquidity Event, any unexercised portion of this Warrant shall be deemed exercised in full, without the delivery of a Notice of Exercise, effective immediately prior to the consummation of such Liquidity Event and the Holder shall be entitled to receive cash in an amount equal to the amount of cash payable in such Liquidity Event in respect of a number of Ordinary Shares equal to the number of Warrant Shares that would be deliverable upon an exercise of this Warrant in full immediately prior to consummation of such Liquidity Event pursuant to Section 1.3 of the unexercised portion of this Warrant, where the Market Price of one (1) Ordinary Share in such an exercise is deemed for these purposes to be the cash payable in respect of one (1) Ordinary Share in such Liquidity Event; provided, that, for the avoidance of doubt, if the cash payable in respect of one (1) Ordinary Share in such Liquidity Event in which the Ordinary Shares are converted into solely the right to receive cash upon the consummation of such Liquidity Event is less than the then-applicable Exercise Price, then upon consummation of such Liquidity Event, the unexercised portion of this Warrant shall be cancelled for no consideration.

The provisions of this Section 7 shall similarly apply to successive Liquidity Events.

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8.    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (A) on the date of delivery if delivered personally, or by facsimile or electronic transmission, upon confirmation of receipt, or (B) on the second (2nd) Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Holder to the Company, or the Company to the Holder, as applicable, to receive such notice.

If to the Company, to:

c/o Cimpress USA Incorporated

275 Wyman Street

Waltham, MA 02451

Attention: Matthew Walsh, VP, General Counsel

                 Jonathan Chevalier, VP, Treasurer

Email: mwalsh@cimpress.com

            jchevalier@cimpress.com

If to the Holder, to:

c/o Apollo Global Management, Inc.

9 West 57th Street, 34th Floor

New York, NY 10019

Attention: Laurie Medley; James Elsworth

Email: lmedley@apollo.com; jelsworth@apollo.com

With a copy to:

c/o Walkers Corporate Limited

27 Hospital Road

Cayman Corporate Centre

George Town, Grand Cayman KY1-9008

Cayman Islands

8.1    Notice of Adjustment. Whenever the Exercise Price or the number of Warrant Shares and other property, if any, issuable upon the exercise of the Warrants is adjusted pursuant to Section 6, the Company shall deliver to the Holder a statement setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants after giving effect to such adjustment.

8.2    Notice of Certain Transactions. In the event the Company shall propose to (i) distribute any dividend or other distribution to all holders of its Ordinary Shares or options, warrants or other rights to receive such dividend or distribution, (ii) offer to all holders of its Ordinary Shares rights to subscribe for or to purchase any securities convertible into Ordinary Shares or shares of stock of any class or any other securities, rights or options, (iii) effect any capital reorganization, reclassification, consolidation or merger, (iv) effect the dissolution, liquidation or winding-up of the Company or (v) make a tender offer or exchange offer with respect

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to the Ordinary Shares, in each case, in which the Holder will not otherwise participate with respect to its Warrant Shares without exercise of this Warrant (but only if the action of described in this Section 8.2 would reasonably be expected to result in an adjustment in the Exercise Price or the number of Ordinary Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall, at least ten (10) days prior to the taking of such proposed action, send to the Holder a notice of such proposed action or offer, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Ordinary Shares, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Ordinary Shares and on the number and kind of any other shares of stock and on property, if any, and the number of Ordinary Shares and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any such adjustment pursuant to Section 6 which will be required as a result of such action. The Company will be deemed to have provided the notice required pursuant to this Section 8.2 if the Company furnishes or files such information with the Securities and Exchange Commission via the EDGAR (or successor) filing system and such information is publicly available not less than ten (10) days prior to the date so fixed or the taking of such proposed action, as applicable.

9.    Transfer of Warrant and Warrant Shares.

Until such time the Warrant or the Warrant Shares have been sold pursuant to an effective registration statement under the Securities Act or transferred pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Warrant or the Warrant Shares (as applicable) will bear a restrictive legend substantially as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.

Subject to the provisions of Section 9(a), the Holder may sell, assign, transfer, pledge or dispose of all or any portion of this Warrant at any time or from time to time, subject to any applicable restrictions on transfer by the Holder in the Note and Warrant Purchase Agreement. In connection with any transfer of all or any portion of this Warrant, the Holder must provide an assignment form substantially in the form attached hereto as Exhibit B duly completed and executed by the Holder or any such subsequent Holder, as applicable, and the proposed transferee must consent in writing to be bound by the terms and conditions of this Warrant and shall become a “Holder” hereunder, and the Company may require, as a condition thereto: (i) evidence that the instrument transferring the Warrant has been duly stamped for Irish stamp duty purposes (with any stamp duty liability paid); and (ii) the payment of a sum sufficient to reimburse the Company for any Irish stamp duty or other transfer taxes incidental thereto which are payable or are otherwise

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discharged by the Company. Any transfer of all or any portion of this Warrant shall also be subject to the Securities Act and other applicable federal or state securities or blue sky laws. Upon any transfer of this Warrant in full, the Holder shall be required to physically surrender this Warrant to the Company within three (3) Business Days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued. This Warrant or any portion thereof shall not be sold, assigned, transferred, pledged or disposed of in violation of the Securities Act, federal or state securities laws or the Company’s Constitution Documents. Any purported transfer of this Warrant or any portion thereof in violation of this Section 9(b) or, if applicable, the Note and Warrant Purchase Agreement shall be void ab initio.

The Company shall register this Warrant upon records to be maintained by or on behalf of the Company for that purpose in the name of the record Holder hereof from time to time. Absent manifest error or actual notice to the contrary, the Company may deem and treat the Holder of this Warrant so registered as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes.

10.    No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any of the rights as a shareholder of the Company prior to the Exercise Date, including, without limitation, the right to receive dividends or other distributions, exercise any rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter. No provision thereof and no mere enumeration therein of the rights or privileges of any Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

11.    Binding Effect. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and permitted assigns.

12.    Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the law of any other jurisdiction. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.    Waiver of Jury Trial. THE PARTIES TO THIS WARRANT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM,

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DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS WARRANT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS WARRANT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS WARRANT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS WARRANT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS WARRANT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.    Severability. In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15.    Amendment. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of (i) the Company and (ii) the Holder or the holders of a majority-in-interest of the Warrants issued pursuant to the Note and Warrant Purchase Agreement.

16.    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

17.    Counterparts. This Warrant may be executed in any number of original, facsimile or PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have each caused this warrant to be duly executed as of the date first written above.

CIMPRESS PLC
By:
Name:
Title:
[●]
By:
Name:
Title:

[Signature Page to Warrant]

EXHIBIT A

[Form of Exercise Notice]

Date:

To: Cimpress plc

RE: Election to Purchase Ordinary Shares

Reference is made to that certain Ordinary Share Purchase Warrant (the “Warrant”) issued by Cimpress plc (the “Company”) on [●], 2020, to __________________ (the “Holder”) to purchase up to __________________ ordinary shares, nominal value €0.01 per share, of the Company (the “Ordinary Shares”).

The undersigned Holder, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase the number of Ordinary Shares set forth below covered by such Warrant[, subject to the satisfaction or waiver of the following conditions]. The undersigned Holder, in accordance with Section 1 of the Warrant, hereby unconditionally and irrevocably undertakes to pay the aggregate Exercise Price for such Ordinary Shares set forth below. A new warrant evidencing the remaining Ordinary Shares covered by such Warrant, but not yet purchased, if any, should be issued in the name set forth below.

[Conditions Precedent to Exercise:]

Number of Ordinary Shares:

Aggregate Exercise Price:

Cashless Exercise: ☐ (If checked, (i) the aggregate Exercise Price will be paid by withholding Ordinary Shares and (ii) the Cash Portion will be paid to the Company, in each case in accordance with Section 1.3 (Cashless Exercise) of the Warrant)

[HOLDER]
By:
Name:
Title:

73

EXHIBIT B

[Form of Assignment]

Date:

To: Cimpress plc

RE: Assignment

Reference is made to that certain Ordinary Share Purchase Warrant (the “Warrant”) issued by Cimpress plc (the “Company”) on [●], 2020, to __________________ (the “Holder”) to purchase up to __________________ ordinary shares, nominal value €0.01 per share, of the Company (the “Ordinary Shares”).

FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers all of the rights of the undersigned under the Warrant with respect to the number of Ordinary Shares set forth below, unto:

Name of Assignee	Address	No. of Ordinary Shares

__________ (the “Assignee”)

HOLDER
Dated:_______________________

Signature:____________________

Address:____________________

By signing below, the Assignee hereby (i) acknowledges that it qualifies as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, and (ii) agrees that upon its execution below, it shall be bound by the terms and conditions of the Warrant and shall be deemed a Holder in respect of the such Warrants indicated above for all purposes thereof.

ASSIGNEE
Dated:_______________________

Signature:____________________

Address:_______________________

EXHIBIT B

Form of Indenture

(See Attached)

SENIOR SECURED NOTES INDENTURE

Dated as of April [●], 2020

Among

CIMPRESS PLC,

THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

12.0% SENIOR SECURED NOTES DUE 2025

-i-

-ii-

-iii-

-iv-

Appendix A	Provisions Relating to Notes

Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

-v-

SENIOR SECURED NOTES INDENTURE, dated as of April [●], 2020, among Cimpress plc, a public company with limited liability incorporated in Ireland (a member state of the European Union) (the “Company”), the Guarantors listed on the signature pages hereto and U.S. Bank National Association, as Trustee and as Collateral Agent.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of an issue of $300,000,000 aggregate principal amount of 12.0% Senior Secured Notes due 2025 (the “Initial Notes”); and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS

Section 1.01     Definitions.

“Acquired Debt” means, with respect to any specified Person, (1) Debt of any other Person or any of its Subsidiaries existing at the time such Person is merged with or into or became a Restricted Subsidiary of such specified Person, (2) Debt assumed in connection with the acquisition of assets from such Person, or (3) Debt secured by a Lien encumbering any assets acquired by such specified Person, in each case, whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note on any date of payment, the greater of:

(1)    1.0% of the principal amount of such Note; and

(2)    the excess, if any, of (a) the present value as of such date of payment of (i) the redemption price of such Note on May 15, 2021 (such redemption price being described under Section 3.07(c)) plus (ii) all required interest payments due on such Note through May 15, 2021 (excluding accrued but unpaid interest to the date of payment), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

The Applicable Premium shall be calculated by the Company, and the Trustee shall have no duty to verify such calculation.

“Asset Acquisition” means:

(1)    an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(2)    the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any direct or indirect transfer, conveyance, issuance, sale, lease (other than an operating lease entered into in the ordinary course of business) or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person in any single transaction or series of related transactions of:

(1)    Capital Interests in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(2)    any other property or assets;

provided, however, that the term “Asset Sale” shall exclude:

(a)    any asset disposition permitted by Section 5.01 that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole;

(b)    any transfer, conveyance, sale, lease or other disposition of property or assets having a Fair Market Value of less than (x) $10.0 million prior to a Covenant Reset Event and (y) $25.0 million after a Covenant Reset Event;

(c)    sales or other dispositions of cash or Eligible Cash Equivalents in the ordinary course of business;

(d)    the sale and leaseback of any assets within 90 days of the acquisition thereof;

(e)    the disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(f)    for purposes of Section 4.16 only, the making of a Permitted Investment or Restricted Payment (other than a Permitted Investment or Restricted Payment to the extent such transaction results in the contemporaneous receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition that is permitted pursuant to Section 4.08;

(g)    any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

(h)     the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Lien);

(i)      leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Indenture;

(j)      any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivable Subsidiary);

(k)     dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(l)      licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(m)    any transfer, conveyance, sale or other disposition of property or assets consisting of auction rate securities;

(n)     any transfer of accounts receivable or related assets, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction;

(o)     any sales of accounts receivable or related assets, directly or indirectly, to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction;

(p)     foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default;

(q)     a disposition of inventory in the ordinary course of business;

(r)      any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(s)     the unwinding of any Hedging Obligation or Swap Contract; or

(t)     an issuance of Capital Interests by a Restricted Subsidiary to a joint venture partner in connection with the formation of a joint venture in consideration for the substantially concurrent contribution of property or assets to such Restricted Subsidiary, which property or assets have a Fair Market Value that is at least equal to the Fair Market Value of such Capital Interests.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may, at the option of the lessor, be extended), determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Interests, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (b) the amount of such principal payment of such Debt or redemption or similar payment with respect to such Preferred Interests by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors (including, without limitation, laws of Ireland relating to bankruptcy, insolvency, receivership, winding up, liquidation, examinership, reorganization or relief of debtors).

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means, (1) with respect to the Company, the board of directors or any supervisory board, management board or any duly authorized committee thereof, as applicable, and (2) with respect to any Restricted Subsidiary, its management board or board of directors (or the substantial equivalent if such entity is not a corporation) or any duly authorized committee thereof, as applicable.

“Bond Hedge Transaction” has the meaning set forth in the definition of “Permitted Call Spread Swap Contracts.”

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights, warrants or options (including any Permitted Call Spread Swap Contract) to acquire an equity interest in such Person, but excluding any Debt securities convertible or exchangeable into an equity interest.

“Capital Lease Obligation” means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Change of Control” means:

(1)     any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except a Permitted Parent), except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2)     the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

(3)     the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (except a Permitted Parent); or

(4)     the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all right, title and interest of the Company or any Guarantor in and to any and all property of the Company or such Guarantor, as applicable, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent, on behalf of itself, the Trustee and the Holders, to secure the Obligations in respect of the Notes pursuant to the Collateral Documents.

“Collateral Agent” means U.S. Bank National Association, as collateral agent, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Collateral Documents” means, collectively, the Security Agreement and all other agreements, instruments and documents executed in connection with this Indenture that are intended to create, perfect or evidence Liens to secure the Obligations in respect of the Notes, including, without limitation, all other security agreements, pledge agreements, debentures, loan agreements, notes, guarantees, subordination agreements, pledges, fixed and floating charges, powers of attorney, consents, assignments, assignations in security, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any Guarantor and delivered to the Collateral Agent to secure the Obligations in respect of the Notes.

“Collateral Due Date” means the 90th day following the Issue Date or as soon as practicable thereafter using commercially reasonable efforts; provided that the Collateral Due Date shall be a day no later than the 270th day following the Issue Date.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to Capital Interests of any other class in such Person.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)     increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)    Consolidated Interest Expense;

(b)    expense for income taxes paid or accrued;

(c)    consolidated depreciation expense;

(d)    consolidated amortization expense;

(e)    non-cash charges, expenses or losses;

(f)

(A) non-recurring cash charges, expenses or losses and (B) with respect to any acquisition, (x) cash acquisition integration costs and fees, including cash severance payments, and cash fees and expenses paid in connection with such acquisition, in each case to the extent Incurred within 12 months of the completion of the acquisition and (y) cost savings and synergies projected by such Person in good faith to result from actions taken in connection with such acquisition and which are expected to be realized within 12 months from the date of such acquisition, net of the amount of any actual benefits realized during such period from such actions; provided that such cost savings and synergies shall be reasonably identifiable, factually supportable and attributable to such acquisition and calculated in good faith by a responsible financial or accounting officer of the Company; provided further that the aggregate amount of any increase in any period pursuant to sub-clauses (A) and (B) of this clause (f) and clause (g) below shall not exceed an amount equal to 20.0% of Consolidated EBITDA for such period (calculated without giving effect to this clause (f) and clause (g) below);

(g)

cost savings and synergies projected by such Person in good faith to result from actions taken pursuant to internal operations initiatives and which are expected to be realized within 12 months from the date of implementation, net of the amount of any actual benefits realized during such period from such initiatives; provided that such cost savings and synergies shall be reasonably identifiable, factually supportable and attributable to such initiatives and calculated in good faith by a responsible financial or accounting officer of the Company; provided further that the aggregate amount of any increase in any period pursuant to this clause (g) and sub-clauses (A) and (B) of clause (f) above shall not exceed an amount equal to 20.0% of Consolidated EBITDA for such period (calculated without giving effect to this clause (g) and clause (f) above); and

(h)

fees and expenses directly incurred or paid by the Company in connection with (i) the offering and sale of the Notes on the Issue Date and (ii) entering into Amendment No. 4 to the Senior Credit Facilities and the repayment of loans under the Senior Credit Facilities [on or around the Issue Date].

(2)    decreased (without duplication) by the following items to the extent increasing such Consolidated Net Income:

(a)    interest income;

(b)    income tax credits and refunds (to the extent not netted from tax expense);

(c)    any cash payments made during such period in respect of items described in clause (1)(e) above subsequent to the period in which the relevant non-cash charges, expenses or losses were Incurred (unless such cash payments are (i) permitted to be added back to Consolidated EBITDA pursuant to clause (1)(f) above or (ii) made in relation to earn-out obligations for acquisitions);

(d)    extraordinary, unusual or non-recurring non-cash income or gains realized other than in the ordinary course of business, all calculated in accordance with GAAP on a consolidated basis;

(e)    non-cash gains on Hedging Obligations or Swap Contracts that have a tenor of greater than 31 days and were entered into to hedge or mitigate risks to which such Person or any of its Restricted Subsidiaries has actual or reasonably anticipated exposure; and

(f)    non-cash gains on U.S. dollar-denominated intercompany financing loans that are revalued on non-U.S. dollar functional currency legal entities.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (1) the aggregate amount of Consolidated EBITDA of such Person for the four full fiscal quarters, treated as one period, for which internal financial statements are available immediately preceding the date of the transaction (the “Transaction Date”) (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio to (2) the aggregate amount of Consolidated Fixed Charges of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the Incurrence or assumption of any such Acquired Debt and the accrual of any Consolidated EBITDA attributable to the assets that are the subject of such Asset Sale or other disposition or Asset Acquisition), investment, merger, consolidation or disposed operation occurred on the first day of such Four Quarter Period. For purposes of this definition, pro forma calculations shall be made in the good faith determination of a responsible financial or accounting officer of the Company; provided that any cost savings and synergies shall be reasonably identifiable, factually supportable and attributable to the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio.

Furthermore, in calculating this “Consolidated Fixed Charge Coverage Ratio”:

(1)    if the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of the applicable Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio includes an Incurrence of Debt, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such Four Quarter Period and the discharge of any other Debt repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such Four Quarter Period;

(2)    if the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Debt since the beginning of the Four Quarter Period that is no longer outstanding on such Transaction Date or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio includes a discharge of Debt (in each case, other than Debt Incurred under any revolving Debt Facility unless such Debt has been permanently repaid and the related commitment terminated and not replaced), Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of such Four Quarter Period;

(3)    subject to clause (2) above, the amount of Debt under any revolving Debt Facility outstanding on the Transaction Date (other than any Debt Incurred under such facility in connection with the transaction giving rise to calculate the Consolidated Fixed Charge Coverage Ratio) will be deemed to be: (A) the average daily balance of such Debt during such Four Quarter Period or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such Four Quarter Period, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such determination;

(4)    interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(5)    if any Debt to which pro forma effect is being given bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Debt if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months); and

(6)    if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person and such Guarantee or the Debt subject thereto is not otherwise included in the calculation of Consolidated Fixed Charges, the calculation of the Consolidated Fixed Charge Coverage Ratio shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt and as if such Guarantee occurred on the first day of the Four Quarter Period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(1)    Consolidated Interest Expense; and

(2)    the product of (a) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries or on Preferred Interests of Non-Guarantor Subsidiaries (other than dividends paid in Qualified Capital Interests), in each case payable to a party other than the Company or a wholly owned Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)    the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation or duplication:

(a)    any amortization of debt discount and debt issuance costs; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(b)    the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);

(c)    the interest portion of any deferred payment obligation;

(d)    all commissions, discounts and other fees and charges owed with respect to financing activities or similar activities, including with respect to any Qualified Receivables Financing; and

(e)    all accrued interest;

(2)    (a) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP and (b) the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP; and

(3)    all capitalized interest of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude (a) the amortization of deferred financing fees and (b) any expensing of interim loan commitment and other interim financing fees (provided, however, that any such fees will increase Consolidated Interest Expense in future periods to the extent that such fees become permanent as a result of the contemplated financing transaction not being consummated or otherwise).

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)    the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)    the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary to or on account of such Person;

(2)    solely for the purpose of determining the Available Restricted Payments Amount, any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)    the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)    the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income.

“Consolidated Total Assets” of any Person means the aggregate amount of assets of such Person and its Restricted Subsidiaries, as set forth on the most recent quarterly or annual (as the case may be) consolidated balance sheet (prior to the relevant date of determination) of such Person and its Restricted Subsidiaries in accordance with GAAP.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.01 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Cross-Default Reference Obligation” has the meaning set forth in the definition of “Permitted Convertible Notes.”

“Corresponding Obligations” means all Obligations as they may exists from time to time, other than the Parallel Debt.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Covenant Reset Event” means the first day on which the Company’s Total Leverage Ratio is equal to or lower than 4.75 to 1.00 for any two consecutive fiscal quarters. Promptly following the occurrence of any Covenant Reset Event, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Covenant Reset Event has occurred or notify the Holders of any Covenant Reset Event. The Trustee shall provide a copy of such Officers’ Certificate to the Holders.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:

(1)     all indebtedness of such Person for money borrowed or for the deferred purchase price of property or assets, excluding any trade payables or other current liabilities Incurred in the normal course of business;

(2)     all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

(3)     the principal component of all obligations in respect of letters of credit, bankers’ acceptances or similar instruments issued for the account of such Person (including any reimbursement obligations with respect thereto), but excluding any such obligations in respect of letters of credit, bankers’ acceptances or similar instruments (including any reimbursement obligations with respect thereto) issued in respect of obligations incurred in the ordinary course of business that do not constitute Debt and that are not drawn upon or, if drawn upon, are satisfied within 30 days of incurrence;

(4)     all indebtedness created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property or assets acquired by such Person;

(5)     all Capital Lease Obligations of such Person;

(6)     the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Capital Interests or, with respect to any Non-Guarantor Subsidiary, any Preferred Interests (but excluding, in each case, any accrued dividends);

(7)     any Swap Contracts and Hedging Obligations of such Person at the time of determination;

(8)     Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party;

(9)     all obligations of the types referred to in clauses (1) through (8) of this definition of another Person, the payment of which, in either case, (a) such Person has Guaranteed or (b) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt; and

(10)    to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

For purposes of the foregoing: (a) the maximum mandatory repurchase price of any Redeemable Capital Interests or Preferred Interests that do not have a mandatory repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests or Preferred Interests as if such Redeemable Capital Interests or Preferred Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests or Preferred Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests or Preferred Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP; (c) the amount of any Debt described in clause (7) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (9)(a) above shall be the stated or determinable amount of or, if not stated or if indeterminable, the maximum reasonably anticipated liability under any such Guarantee and (e) the amount of any Debt described in clause (9)(b) above shall be the lesser of (i) the maximum amount of the obligations so secured and (ii) the Fair Market Value of such property or other assets.

Notwithstanding the foregoing, (1) in connection with the purchase by the Company or any Restricted Subsidiary of any business or assets, the term “Debt” will exclude (a) customary indemnification or contribution obligations, (b) post-closing payment adjustments (including earn-out obligations) to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter, (c) post-closing payment adjustments (including earn-out obligations) due and payable solely in Common Interests and (d) any deferred payment that such Person has the option to pay in Common Interests until such deferred payment becomes due and payable in cash, (2) the term “Debt” will exclude debt that has been defeased, satisfied and discharged, repaid, retired, repurchased or redeemed in accordance with its terms; provided that funds in an amount equal to all such Debt (including interest, premium and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, satisfaction and discharge, repayment, retirement, repurchase or redemption) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such Debt, (3) the term “Debt” will exclude obligations in respect of surety, appeal or performance bonds issued in respect of obligations incurred in the ordinary course of business that do not constitute Debt and that are not paid upon or, if paid upon, are satisfied within 30 days of incurrence, (4) the term “Debt” will exclude any portion of the deferred purchase price of property or assets that is due and payable solely in Common Interests and (5) the term “Debt” will exclude Permitted Call Spread Swap Contracts and any obligations thereunder.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations and Guarantees as described above and, only upon the occurrence of the contingency giving rise to the obligations, the maximum reasonably anticipated liability of any contingent obligations (other than Guarantees) at such date. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Debt Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Credit Facilities or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Definitive Note” means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration, including Related Business Assets and Capital Interests in a Restricted Subsidiary, received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“DTC” means The Depository Trust Company.

“Dutch Party” means any Guarantor that is organized under the laws of the Netherlands or otherwise resident for tax purposes of the Netherlands.

“Eligible Cash Equivalents” means any of the following Investments: (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than two years after the date of acquisition; (2) time deposits in and certificates of deposit of any bank or trust company the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P or that are guaranteed by the Federal Deposit Insurance Corporation; provided that such Investments have a maturity date not more than two years after date of acquisition; (3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above; (4) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within two years after the date of acquisition and, at the time of acquisition, have a rating of at least “A” from S&P or “A-2” from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (5) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles; provided that such Investments are rated at least “P-1” by Moody’s or at least “A-1” by S&P and mature within 180 days after the date of acquisition; (6) overnight and demand deposits in and bankers’ acceptances of any bank or trust company; (7) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (1) through (6) or that are rated “AAA” by either S&P or Moody’s; (8) Investments equivalent to those referred to in clauses (1) through (7) above or funds equivalent to those referred to in clause (7) above denominated in U.S. dollars or any foreign currency issued by a foreign issuer or bank comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by the Company or any Restricted Subsidiary; and (9) notes, bonds and debentures issued by Persons with a rating of “A” or higher by S&P or “A2” or higher by Moody’s maturing not more than two years after the date of acquisition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Assets” means “Excluded Assets” as defined in the Security Agreement and any other assets excluded from the Collateral pursuant to this Indenture or any Collateral Document and shall, in any event, include any real property of the Company and the Guarantors and improvements thereto and any interest therein.

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company.

“First/Second Lien Intercreditor Agreement” means the Intercreditor Agreement, dated as of the [Issue Date], among the Company, the Guarantors party thereto, the Collateral Agent and JPMorgan Chase Bank, N.A., as administrative agent under the Senior Credit Facilities, as it may be supplemented, modified, amended or restated.

“First Priority Lien Obligations” means the Obligations of the Company and Guarantors under the Senior Credit Facilities that are senior in priority to the Liens securing the Notes and the Note Guarantees with respect to the Collateral and any other Obligations that constitute “[First Priority Obligations]” as defined in the First/Second Lien Intercreditor Agreement.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the Issue Date; provided that (i) solely in connection with the Company’s lease arrangement for to the property located at 275 Wyman Street, Waltham, Massachusetts and the Company’s proposed lease arrangement for the property located at 9900 Bonnie View Road, Dallas, Texas (or proposed lease arrangement for another property located in the Dallas, Texas area in lieu of the property located at 9900 Bonnie View Road, Dallas, Texas) and so long as the Company does not acquire legal title to any such property or dispose of any such property (or assets thereon), (x) the effects of Accounting Standards Codification 840-40-15-5 shall be disregarded in respect of all terms of an accounting or financial nature used herein and all computations of amounts and ratios referred to herein, in each case in respect of any such property and (y) the Company shall not be deemed to be the owner of any such property during the respective lease term solely by virtue of such accounting standard, (ii) solely with respect to tenant allowances associated with the property located at 275 Wyman Street, Waltham, Massachusetts, and the property located at 9900 Bonnie View Road, Dallas, Texas, (or another property located in the Dallas, Texas area in lieu of the property located at 9900 Bonnie View Road, Dallas, Texas) the effects of Accounting Standards Codification 840-40-15-5 shall be disregarded in respect of all terms of an accounting or financial nature used herein and all computations of amounts and ratios referred to herein, in each case in respect of any such property during the respective lease term and (iii) all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP prior to January 1, 2019 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP on or after January 1, 2019 (or any change in the implementation in GAAP for future periods that are contemplated as of such date) that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means, as applied to any Debt of another Person, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (2) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (3) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing); provided that any pledge of Capital Interests of a Guarantor to secure Obligations under the Senior Credit Facilities by a Restricted Subsidiary of the Company that owns no material assets other than the Capital Interests of such Guarantor shall not constitute a “Guarantee” so long as such Restricted Subsidiary does not otherwise guarantee the Senior Credit Facilities.

“Guarantor” means each Restricted Subsidiary that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee after the Issue Date; provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means, with respect to any Debt of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or the recording, as required pursuant to GAAP or other applicable accounting standards, of any such Debt on the balance sheet of such Person; provided, however, that any Debt or Capital Interests of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. “Incurrence” and “Incurred” shall have meanings that correspond to the foregoing. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1)    amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2)    the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3)    the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4)    unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means this Senior Notes Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Permitted Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Intercreditor Agreements” means, collectively, the First/Second Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the terms of this Indenture.

“Initial Notes” has the meaning set forth in the recitals hereto. For the avoidance of doubt, references to the “Initial Notes” shall include any increase in the principal amount of outstanding Initial Notes as a result of a PIK Payment.

“interest” with respect to the Notes means interest with respect thereto.

“Interest Payment Date” means May 15 and November 15 of each year to the Stated Maturity of the Notes.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (1) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person, (2) the purchase, acquisition or Guarantee of the Debt of another Person, and (3) the purchase or acquisition of a line of business of or all or substantially all of the assets of another Person, but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Issue Date” means April [●], 2020.

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

“Italian Guarantor” means Cimpress Italy S.r.l. and Pixartprinting S.p.A, each of which is organized under the laws of Italy, and any other Guarantor that provides a Note Guarantee under this Indenture after the Issue Date that is organized under the laws of Italy.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment or conveyance for security purposes, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security agreement or arrangement of any kind or nature whatsoever on or with respect to such property or other asset, whether or not filed, recorded or otherwise perfected under applicable law, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof or Sale and Leaseback Transaction, any option or other agreement to sell or give a security interest in and any authorized filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Guarantee” means a Note Guarantee by a Person organized in Switzerland, Germany or Italy or any other jurisdiction (except the United States, the Netherlands, Australia, Bermuda, Canada, the United Kingdom, Japan, Ireland or Jamaica), the amount of which is limited pursuant to the terms of such Note Guarantee in order to comply with the applicable requirements of law (but excluding any laws relating to fraudulent conveyance or fraudulent transfer, abuse of corporate assets or similar laws affecting the rights of creditors generally, including laws relating to the liability of directors and managers) in the jurisdiction of organization of the applicable Person with respect to the enforceability of such Note Guarantee.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Available Cash” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of:

(1)    all reasonable out-of-pocket costs and expenses of such Person Incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions, brokerage fees, investment banker fees, consultant fees and other fees and expenses Incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP (whether or not such taxes will actually be paid or payable and after taking into account any available tax credit or deductions and any tax sharing arrangements) by such Person;

(2)    all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale;

(3)    appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(4)    all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction;

provided, however, that (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required by (i) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (ii) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person from escrow or otherwise, and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Available Cash only at such time as it is so converted.

“Net Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total consolidated Debt of such Person and its Restricted Subsidiaries (excluding any Hedging Obligations and Swap Contracts that are Incurred in the ordinary course of business (and not for speculative purposes)), less the aggregate cash balance of such Person and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP, as of the end of the most recent Four Quarter Period for which internal financial statements are available, to (y) the Consolidated EBITDA of such Person for the then most recent Four Quarter Period for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated Debt, cash and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” (but giving effect to any repayment of Debt Incurred under any revolving Debt Facility and without giving effect to clause (3) of such definition).

“Net Worth” means the total value of the “Patrimonio Netto” of each Italian Guarantor calculated in accordance with article 2424 of the Italian Civil Code and the relevant accounting principles.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Debt of a Person:

(1)    as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Debt) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)    no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)    the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Non-Recourse Receivable Subsidiary Debt” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Non-U.S. Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia, and any Restricted Subsidiary of such Restricted Subsidiary.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes under this Indenture, the term “Notes” shall include any PIK Notes that may be issued and any Notes to be issued upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt (including, for avoidance of doubt, this Indenture).

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at such Holder’s address appearing in the Note Register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Purchase Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 15 days or more than 60 days after the date of mailing of such Offer (or, if such Offer is conditioned upon the occurrence of a Change of Control, not more than 60 days after the date of such Change of Control) and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Purchase Expiration Date. The Company shall notify the Trustee in writing at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)    the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)    the Purchase Expiration Date and the Purchase Date;

(3)    the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4)    the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5)    that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $150,000 principal amount and integral multiples of $1,000 in excess thereof (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof);

(6)    the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)    that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)    that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)    that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Purchase Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing);

(10)    that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Purchase Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of such Holder’s tender;

(11)    that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $150,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof));

(12)    if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee, upon receipt of an Authentication Order, shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered; and

(13)    if such Offer is delivered in advance of the occurrence of a Change of Control and is conditional upon such Change of Control, that the Offer to Purchase is conditioned upon the consummation of such Change of Control.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Managing Director, Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company and provided to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent” has the meaning set forth in the definition of “Subsidiary.”

“Pari Passu Debt” means Debt that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Pari Passu Lien Obligations” means any Debt that is Pari Passu Debt and that is secured by a Lien on the Collateral that has equal priority as the Liens securing the Notes and the Note Guarantees with respect to the Collateral; provided that, in each case, an authorized representative of the holders of such Debt shall have executed a joinder to the Intercreditor Agreement and shall have entered into a pari passu intercreditor agreement with the Collateral Agent in a form reasonably satisfactory to the Collateral Agent to provide for the pari passu nature of the respective Liens (the “Pari Passu Intercreditor Agreement”).

“Permitted Business” means any business similar in nature to any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Permitted Call Spread Swap Contracts” means (a) any Swap Contract (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Company acquires an option requiring the counterparty thereto to deliver to the Company shares of common stock of the Company (or other securities or property following a merger event or other change of the common stock of the Company), the cash value thereof or a combination thereof from time to time upon exercise of such option entered into by the Company in connection with the issuance of Permitted Convertible Notes (such transaction, a “Bond Hedge Transaction”) and (b) any Swap Contract pursuant to which the Company issues to the counterparty thereto warrants to acquire common stock of the Company (or other securities or property following a merger event or other change of the common stock of the Company) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Company in connection with the issuance of Permitted Convertible Notes (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such Swap Contract shall be such as are customary for such agreements of such type (as determined by the Board of Directors of the Company, or a committee thereof, in good faith), (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Warrant Transaction, does not exceed the net proceeds received by the Company from the issuance of the related Permitted Convertible Notes and (iii) in the case of clause (b) above, such Swap Contract would be classified as an equity instrument in accordance with GAAP.

“Permitted Convertible Notes” means any unsecured notes issued by the Company in accordance with Section 4.09 that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of the Company (or other securities or property following a merger event or other change of the common stock of the Company), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities);

provided that the Debt thereunder must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Debt matures after, and does not require any scheduled amortization or other scheduled or otherwise required payments of principal prior to the date that is six months after May 15, 2025 (it being understood that neither (x) any provision requiring an offer to purchase such Debt as a result of change of control or other fundamental change (which change of control or other fundamental change, for the avoidance of doubt, constitutes a “Change of Control” under this Indenture), which purchase is settled on a date no earlier than the date 20 Business Days following the occurrence of such change of control or other fundamental change nor (y) any early conversion of any Permitted Convertible Notes in accordance with the terms thereof, in either case, shall violate the foregoing restriction), (iii) such Debt is not Guaranteed by any Subsidiary of the Company other than the Guarantors (which Guarantees, if such Debt constitutes a Subordinated Obligation, shall be expressly subordinated to the Notes and the Note Guarantees on terms not less favorable to the Holders than the subordination terms of such Subordinated Obligation), (iv) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of the Company or any Guarantor (such indebtedness or other payment obligation, a “Cross-Default Reference Obligation”) contains a cure period of at least 30 calendar days (after written notice to the issuer of such Debt by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Debt then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision and (v) the terms, conditions and covenants of such Debt must be customary for convertible Debt of such type (as determined by the Board of Directors of the Company, or a committee thereof, in good faith).

“Permitted Debt” means:

(1)    Debt of the Company or any Guarantor Incurred pursuant to any Debt Facilities in an aggregate principal amount at any one time outstanding not to exceed $1,000 million minus any amount used to permanently repay such Obligations (or permanently reduce commitments with respect thereto) pursuant to Section 4.16;

(2)    Debt under the Notes (including any PIK Notes (and any increase in the principal amount of the Notes as a result of a PIK Payment) issued from time to time to pay PIK Interest on the Notes);

(3)    the Note Guarantees;

(4)    Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than clauses (1), (2) and (3) above or clauses (5), (6), (7), (8), (10), (11), (12), (13) and (17) below);

(5)    Guarantees by the Company or Restricted Subsidiaries of Debt permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of this Indenture; provided that in the event such Debt that is being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be;

(6)    Debt of the Company owing to and held by any Restricted Subsidiary (other than a Receivable Subsidiary) or Debt of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivable Subsidiary); provided, however,

(a)    if the Company is the obligor on Debt owing to a Non-Guarantor Subsidiary, such Debt is expressly subordinated in right of payment to all obligations with respect to the Notes in the event of a Default;

(b)    if a Guarantor is the obligor on Debt owing to a Non-Guarantor Subsidiary, such Debt is expressly subordinated in right of payment to the Note Guarantee of such Guarantor in the event of a Default; and

(c)    (i) any subsequent issuance or transfer of Capital Interests or any other event which results in any such Debt being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivable Subsidiary); and

(ii) any sale or other transfer of any such Debt to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivable Subsidiary),

shall be deemed, in each case, under this clause (6)(c), to constitute an Incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be;

(7)    Debt Incurred in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees (not for borrowed money) provided or Incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(8)    Debt under Swap Contracts and Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(9)    Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt; provided that the aggregate principal amount of such Debt outstanding at the time of incurrence may not exceed (A) $50.0 million prior to a Covenant Reset Event and (B) the greater of (x) $100.0 million and (y) 4.5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries in the aggregate after a Covenant Reset Event;

(10)    Debt arising from agreements of the Company or a Restricted Subsidiary providing for (A) customary indemnification or contribution obligations and (B) post-closing payment adjustments (including earn-out obligations) to which the acquirer may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under this Indenture, to the extent that:

(a)    the maximum aggregate liability in respect of all such Debt does not exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(b)    such Debt is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11)    Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of Incurrence and Debt arising from negative account balances in cash pooling arrangements arising in the ordinary course of business;

(12)    obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business;

(13)    performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business and not for borrowed money;

(14)    Debt of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Debt Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either

(a)    the Company would have been able to Incur $1.00 of additional Debt pursuant to Section 4.09(a) on a pro forma basis after giving effect to the Incurrence of such Debt pursuant to this clause (14); or

(b)    on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is equal to or greater than such ratio immediately prior to such acquisition or merger;

(15)    Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed at any time outstanding, (A) together with any Debt Incurred under clause (18) of this definition, $50.0 million prior to a Covenant Reset Event, and (B) the greater of (x) $75.0 million and (y) 3.5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries at the time of Incurrence after a Covenant Reset Event;

(16)    the Incurrence by the Company or any Restricted Subsidiary of Refinancing Debt that serves to refund or refinance (including by means of purchasing, repurchasing or redeeming) any Debt Incurred as permitted under Section 4.09(a) and clauses (2), (3), (4), (14) and this clause (16);

(17)    the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries (other than a Receivable Subsidiary) of shares of Preferred Interests; provided, however, that:

(a)     any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Company or a Restricted Subsidiary (other than a Receivable Subsidiary); and

(b)     any sale or other transfer of any such Preferred Interests to a Person that is not either the Company or a Restricted Subsidiary (other than a Receivable Subsidiary)

shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (17);

(18)    the issuance by a Receivable Subsidiary of a Purchase Money Note in an aggregate principal amount not to exceed, together with any Debt Incurred under clause (15) of this definition, $25.0 million at any time outstanding; and

(19)    any joint and several liability and any netting or set-off arrangement arising in each case as a result of a fiscal unity (fiscale eenheid) for Dutch corporate income tax or Dutch value added tax purposes of which a Dutch Party is or becomes a member.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)    the Company or a Restricted Subsidiary (other than a Receivable Subsidiary); provided that the aggregate amount at the time of each such Investment, together with the aggregate amount any Investments made pursuant to clause (2) of this definition, in Non-Guarantor Subsidiaries shall not exceed $50.0 million prior to a Covenant Reset Event;

(2)    any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Permitted Business if as a result of such Investment:

(a)    such Person becomes, in one transaction or a series of related transactions, a Restricted Subsidiary; or

(b)    such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets or a line of business to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer; provided further that the aggregate amount at the time of each such Investment, together with the aggregate amount any Investments made pursuant to clause (1) of this definition, in Non-Guarantor Subsidiaries shall not exceed $50.0 million prior to a Covenant Reset Event;

(3)    cash and Eligible Cash Equivalents;

(4)    receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)    loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $20.0 million outstanding at any one time with respect to all loans or advances under this clause (6) (without giving effect to the forgiveness of any such loan);

(7)    any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)    in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)    in satisfaction of judgments against other Persons; or

(c)    as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)    Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.16 or any other disposition of assets not constituting an Asset Sale;

(9)    Investments in existence on the Issue Date and any Investments made pursuant to binding commitments in effect on the Issue Date;

(10)    Swap Contracts and Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11)    Guarantees permitted under Section 4.09;

(12)    Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)    Investments by the Company or a Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(14)    Investments by the Company or a Restricted Subsidiary in joint ventures, together with all other Investments pursuant to this clause (14), in an aggregate amount at the time of each such Investment not to exceed (A) $25.0 million prior to a Covenant Reset Event and (B) the greater of (x) $75.0 million and (y) 3.5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries outstanding at any one time after a Covenant Reset Event (in each case, with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(15)    the Company’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, Permitted Call Spread Swap Contracts in accordance with their terms;

(16)    Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (16), in an aggregate amount at the time of each such Investment not to exceed (A) $50.0 million prior to a Covenant Reset Event and (B) the greater of (x) $100.0 million and (y) 4.5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries outstanding at any one time after a Covenant Reset Event (in each case, with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value); and

(17)    any joint and several liability and any netting or set-off arrangement arising in each case as a result of a fiscal unity (fiscal eenheid) for Dutch corporate income tax or Dutch value added tax purposes of which a Dutch Party is or becomes a member.

If any Investment is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above for long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(1)    Liens existing on the Issue Date (other than Liens permitted under clause (2));

(2)    Liens that secure (a) Debt under Debt Facilities permitted to be Incurred pursuant to clause (1) of the definition of “Permitted Debt,” (b) Hedging Obligations and Swap Contracts relating to such Debt Facilities and permitted under the agreements related thereto and (c) fees, expenses and other amounts payable under such Debt Facilities or payable pursuant to cash management agreements or agreements with respect to similar banking services relating to such Debt Facilities and permitted under the agreements related thereto;

(3)    any Lien for taxes or assessments or other governmental charges or levies not then delinquent for more than 90 days or which are being contested in good faith and for which adequate reserves are being maintained to the extent required by GAAP;

(4)    any warehousemen’s, materialmen’s, mechanic’s, repairmen’s, landlord’s, carriers’ or other similar Liens arising by law for sums not then overdue by more than 30 days (or which, if overdue, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(5)    survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company and its Restricted Subsidiaries taken as a whole or materially impair the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

(6)    pledges or deposits (a) in connection with workers’ compensation, unemployment and other insurance, other social security legislation and other types of statutory obligations or the requirements of any official body; (b) to secure the performance of tenders, bids, surety, appeal or performance bonds, contracts (other than for the payment of Debt), statutory or governmental obligations, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the ordinary course of business; (c) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (a) and (b)

above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services; or (d) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(7)    Liens on property or assets or shares of Capital Interests of a Person existing at the time such Person acquires such property or assets, is merged with or into or consolidated with the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction); provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired and the proceeds thereof;

(8)    Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary (other than a Receivable Subsidiary) thereof;

(9)    Liens securing Refinancing Debt Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Debt that was previously so secured pursuant to clauses (1), (7), (9), (11), (14), (20) and (23) hereof to the extent that such Liens do not extend to any other property or assets;

(10)    Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods Incurred in the ordinary course of business;

(11)    Liens to secure Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt permitted to be Incurred pursuant to clause (9) of the definition of “Permitted Debt”; provided that (i) such Liens do not extend to or cover any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Debt and (ii) such Liens are created within 180 days of the purchase, lease, construction or improvement of such property;

(12)    Liens in favor of the Company or any Restricted Subsidiary;

(13)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of letters of credit and banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)    Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (a) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (b) such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary;

(15)    Liens (a) that are contractual or statutory rights of netting or set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities Incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (b) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (I) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and (II) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of netting or set-off) and which are within the general parameters customary in the banking industry;

(16)    Liens securing judgments or judicial attachment for the payment of money not constituting an Event of Default under clause (8) of Section 6.01;

(17)    leases, subleases, licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(18)    any interest of title of (a) an owner of equipment or inventory on loan or consignment, or as part of a conditional sale, to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases and bailments of products entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and (b) a lessor or secured by a lessor’s interest under any lease permitted under this Indenture;

(19)    deposits in the ordinary course of business to secure liability to insurance carriers;

(20)    Liens securing the Notes and the Note Guarantees;

(21)    options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Indenture;

(22)    Liens on cash and other deposits imposed in connection with contracts entered into the ordinary course of business;

(23)    Liens not otherwise permitted under this Indenture in an aggregate amount not to exceed at the time of creation the greater of (A) $25.0 million prior to a Covenant Reset Event and (B) (x) $100.0 million and (y) 4.5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries after a Covenant Reset Event;

(24)    Liens on cash, Eligible Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Debt permitted by this Indenture;

(25)    Liens on the identifiable proceeds of any property or asset subject to a Lien otherwise permitted under this Indenture;

(26)    Liens arising under clauses 24 and 25 of the general terms and conditions (algemene voorwaarden) of the Dutch Banking Association (Nederlandse Vereniging van Banken) or any similar term applied by a Dutch bank;

(27)    any joint and several liability and any netting or set-off arrangement arising in each case as a result of a fiscal unity (fiscale eenheid) for Dutch corporate income tax or Dutch value added tax purposes of which a Dutch Party is or becomes a member;

(28)    Liens securing Swap Contracts and Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(29)    Liens on Capital Interests of an Unrestricted Subsidiary that secure Debt of such Unrestricted Subsidiary;

(30)    Liens on assets transferred to a Receivable Subsidiary or on assets of a Receivable Subsidiary, in each case Incurred in connection with a Qualified Receivables Transaction; and

(31)    Liens in favor of issuers of letters of credit, surety, appeal or performance bonds that do not constitute Debt.

“Permitted Parent” means any direct or indirect parent entity of the Company (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction, merger, sale or other transfer of Capital Interests or assets of the Company that results in a modification of the beneficial ownership of the Company) that beneficially owns 100% of the Capital Interests of the Company; provided that the ultimate beneficial ownership of the Company has not been modified by the transaction by which such parent entity became the beneficial owner of 100% of the Capital Interests of the Company and such parent entity owns no assets other than Eligible Cash Equivalents and the Capital Interests of the Company or any other Permitted Parent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Common Interests in such Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means:

(1)    Debt Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and/or

(2)    Debt that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed or substantially similar assets leased or purchased from such lender under a master lease or similar agreement and proceeds of the foregoing;

in either case that does not exceed 100% of the cost.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary evidencing the deferred purchase price of accounts receivable and related assets in connection with a Qualified Receivables Transaction with such Receivable Subsidiary.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (1) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1)    that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable or related assets of the Company and/or its Restricted Subsidiaries, including providing letters of credit on behalf of or for the benefit of the Company and/or its Restricted Subsidiaries;

(2)    that is designated by the Board of Directors as a Receivable Subsidiary pursuant to an Officers’ Certificate that is delivered to the Trustee;

(3)    that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with Section 4.13;

(4)    no portion of the Debt or any other obligation (contingent or otherwise) of such Subsidiary (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings, or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Debt”);

(5)    with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction (as determined in good faith by the Board of Directors of the Company), (b) fees payable in the ordinary course of business in connection with servicing accounts receivable or related assets in connection with such a Qualified Receivables Transaction and (c) any Purchase Money Note or equity interest issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary; and

(6)    with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” for the interest payable on any applicable Interest Payment Date means the May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt or Redeemable Capital Interests of such Person at the option of the holder thereof, in whole or in part, in each case at any time on or prior to the date 91 days after the earlier of the Stated Maturity of the principal amount of the Notes or the date the Notes are no longer outstanding; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests.

Notwithstanding the preceding paragraph, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a Change of Control or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions prior to compliance by the Company with Section 4.15 and Section 4.16 and such repurchase or redemption complies with Section 4.08. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends. For the avoidance of doubt, the Warrants shall not be deemed to constitute Redeemable Capital Interests under this Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture (including additional Debt Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by the Senior Management of the Company), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Debt) in connection with any such refinancing), whether involving the same or any other lender or creditor or group of lenders or creditors (including, with respect to any Guarantee of Debt, the refinancing of the guaranteed Debt and incurrence of a Guarantee with respect to the new Debt), but only to the extent that:

(1)    the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes;

(2)    the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes;

(3)    the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, renewed, replaced or extended;

(4)    such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums (including reasonable tender premiums, as determined in good faith by the Senior Management of the Company) owed, if any, not in excess of any applicable preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs (including defeasance costs) related to the Incurrence of such Refinancing Debt; and

(5)    such Refinancing Debt is Incurred by the same Person or Persons (or their respective successors) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that (a) the Company or any Guarantor may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of the Company or any Restricted Subsidiary of the Company and (b) any Non-Guarantor Subsidiary may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any other Non-Guarantor Subsidiary.

“Related Business Assets” means assets (other than cash or Eligible Cash Equivalents or current assets) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Person” means, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means any of the following:

(1)    any dividend or other distribution declared or paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared or paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than (a) dividends, distributions or payments made solely in Qualified Capital Interests in the Company and (b) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to the holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(2)    any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

(3)    any principal payment made by the Company or any of its Restricted Subsidiaries on, or any payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, defease (including a defeasance or covenant defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligations (excluding any Debt permitted to be Incurred pursuant to clause (6) of the definition of “Permitted Debt”), except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(4)    any designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(5)    any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture. Unless otherwise indicated, when used herein the term “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Company.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a Capital Lease Obligation by the Company or a Restricted Subsidiary.

“Security Agreement” means the Pledge and Security Agreement, dated as of the [Issue Date], among the Company, the Guarantors party thereto and the Collateral Agent, as it may be supplemented, modified, amended or restated.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Credit Facilities” means the Credit Agreement, dated as of October 21, 2011, among the Company, the other borrowers and the guarantors named therein and JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part prior to and on or around the Issue Date and from time to time thereafter, including pursuant to Amendment No. 4 to the Senior Credit Facilities, dated on or around the Issue Date, and including by or pursuant to any agreement or agreements or instrument or instruments that extend the maturity of any Debt thereunder, or increase the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under Section 4.09), or add or release Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Senior Management” means the chief executive officer and the chief financial officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Standard Securitization Undertakings” means representations, warranties, agreements, covenants, performance guarantees and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable or related asset securitization transaction as determined in good faith by the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (1) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (2) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subordinated Obligations” means any Debt of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the Note Guarantees pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any corporation, limited liability company, partnership, association, joint venture or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association, joint venture or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the Parent or one or more subsidiaries of the Parent or by the Parent and one or more subsidiaries of the Parent. For purposes of this definition, “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Swap Contract” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, but excluding fixed price commodity purchase contracts entered into with commodity suppliers in the ordinary course of business and not for speculative purposes, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swiss Guarantor” means any Guarantor that is organized under the laws of Switzerland.

“Synthetic Lease Obligations” means any monetary obligation of a Person under (1) a so-called synthetic, off-balance sheet or tax retention lease, or (2) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Total Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (1) the total consolidated Debt of such Person and its Restricted Subsidiaries (excluding any Hedging Obligations and Swap Contracts that are Incurred in the ordinary course of business (and not for speculative purposes)), as of the end of a full fiscal quarter for which internal financial statements are available (the “Fiscal Quarter”), to (2) (x) the Consolidated EBITDA of such Person for such Fiscal Quarter, in each case with such pro forma adjustments to the amount of consolidated Debt, cash and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” (but giving effect to any repayment of Debt Incurred under any revolving Debt Facility and without giving effect to clause (3) of such definition), (y) multiplied by four.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date of payment (or, if such Statistical Release is no longer published, any publicly available source or similar market data)), in each case, most nearly equal to the period from the payment date to May 15, 2021; provided, however, that if the period from the payment date to May 15, 2021 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the payment date to May 15, 2021 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided under Section 4.13; and

(2)    any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person means all classes of Capital Interests of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Warrant Transaction” has the meaning set forth in the definition of “Permitted Call Spread Swap Contracts.”

“Warrants” means the warrants issued by the Company to [insert Apollo investment entities] on the Issue Date pursuant to the Note and Warrant Purchase Agreement, dated as of April [•], 2020, among the Company, the Guarantors party thereto and [insert Apollo investment entities].

Section 1.02     Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.16(b)
“Additional Amounts”	4.17(a)
“Affiliate Transaction”	4.14(a)
“Agent Members”	2.1(c) of Appendix A
“AktG”	10.02(c)(10)
“Applicable Procedures”	1.1(a) of Appendix A
“Auditor’s Determination”	10.02(c)(5)
“Authentication Order”	2.02(c)
“Available Restricted Payments Amount”	4.08(a)
“Change in Tax Law”	3.07(e)
“Change of Control Payment”	4.15(a)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“Definitive Notes Legend”	2.2(e) of Appendix A
“Designation”	4.13(a)
“Discharge”	12.01(a)
“Distribution Compliance Period”	1.1(a) of Appendix A
“Dutch Collateral Party”	11.12
“ERISA Legend”	2.2(e) of Appendix A
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.01
“Excess Amount”	10.02(b)
“Excess Proceeds”	4.16(c)
“Expiration Date”	1.04(j)
“German Guarantor”	10.02(e)(1)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.2(e) of Appendix A
“GmbH-Act”	10.02(e)(2)
“Guaranteed Obligations”	10.01(a)
“HGB”	10.02(e)(3)
“IAI”	1.1(a) of Appendix A

Term	Defined in Section
“IAI Global Note”	2.1(b) of Appendix A
“Legal Defeasance”	8.02(a)
“Limitation Event”	10.02(e)(2)
“Limitation on Enforcement”	10.02(e)(2)
“Management Determination”	10.02(e)(4)
“Net Assets”	10.02(e)(2)
“Note Register”	2.03(a)
“OID Legend”	2.2(e) of Appendix A
“Parallel Debt”	11.12
“Paying Agent”	2.03(a)
“Payment Demand”	10.02(c)(4)
“PDF”	13.15
“PIK Note”	2.02(f)
“PIK Payment”	2.02(f)
“Process Agent”	13.18(c)
“QIB”	1.1(a) of Appendix A
“Recourse Claim”	10.02(c)(2)
“Refinancing Convertible Notes”	4.08(d)
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.17(b)
“Relevant General Partner”	10.02(c)(11)
“Relevant Tax Jurisdiction”	4.17(a)
“Restricted Notes Legend”	2.2(e) of Appendix A
“Revocation”	4.13(b)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(c)
“Tax Redemption Date”	3.07(e)
“Taxes”	4.17(a)
“Unrestricted Global Note”	1.1(a) of Appendix A

Section 1.03     Rules of Construction.

Unless the context otherwise requires:

(1)    a term defined in Sections 1.01 or 1.02 has the meaning assigned to it therein;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    words in the singular include the plural, and words in the plural include the singular;

(5)    provisions apply to successive events and transactions;

(6)    unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7)    the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8)    “including” means including without limitation;

(9)    references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(10)    unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(11)    in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines; and

(12)    references to “principal amount” of Notes include any increase in the principal amount of outstanding Notes (including the issuance of PIK Notes) as a result of a PIK Payment.

Section 1.04     Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.04.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 13.01.

(f)    The Trustee may (but shall not be obligated to) set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01, (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 13.01.

(g)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)    Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)    The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that the Company may not fix a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) above; provided further that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)    With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 13.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01     Form and Dating; Terms.

(a)    Provisions relating to the Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company and shall not affect the rights, duties, powers or immunities of the Trustee without the consent of the Trustee). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $150,000 and integral multiples of $1,000 in excess thereof (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

(b)    The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Offer to Purchase as provided in Section 4.15 or Section 4.16, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

Section 2.02     Execution and Authentication.

(a)    At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)    A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)    On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any PIK Notes (or shall increase the principal amount of any Global Note) in an aggregate principal amount specified in such Authentication Order for such PIK Notes issued hereunder (or for such increase in principal amount of any Global Note).

(d)    The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

(e)    The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000, (ii) subject to the terms of this Indenture, PIK Notes (or shall increase the principal amount of any Global Note) and (iii) any other Notes issued in accordance with this Indenture. Such Authentication Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, PIK Notes, Unrestricted Global Notes or other Notes.

(f)    On any Interest Payment Date on which the Company pays PIK Interest (a “PIK Payment”), with respect to a Global Note, upon receipt of an Authentication Order, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note as of the relevant Record Date for such Interest Payment Date, to the credit of the Holders on such Record Date and an adjustment shall be made on the books and records of the Trustee with respect to such Global Note to reflect such increase. On any Interest Payment Date on which the Company makes a PIK Payment by issuing Definitive Notes (a “PIK Note”), the principal amount of any such PIK Note issued to any Holder, for the relevant interest period as of the relevant Record Date for such Interest Payment Date, shall be rounded up to the nearest whole dollar.

Section 2.03     Registrar and Paying Agent.

(a)    The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note

Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as the Paying Agent or the Registrar.

(b)    The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04     Paying Agent to Hold Money in Trust.

The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium and Additional Amounts, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium and Additional Amounts, if any, and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05     Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06     Transfer and Exchange.

(a)    The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c)    No service charge shall be imposed on any Holder by the Company, any Guarantor, the Trustee or the Registrar in connection with any registration of transfer or exchange, but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.15, 4.16 and 9.04).

(d)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)    Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with an Offer to Purchase under Section 4.15 or Section 4.16, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium and Additional Amounts, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g)    Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.01, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07     Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08   Outstanding Notes.

(a)    The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided that Notes held by the Company or a Subsidiary of the Company will not be deemed to be outstanding for purposes of Section 3.07(c).

(b)    If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c)    If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)    If a Paying Agent (other than the Company, a Restricted Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09   Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Company or by any Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity; provided, however, the Trustee shall not be charged with such knowledge until a Responsible Officer of the Trustee is so informed in writing.

Section 2.10   Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11   Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of any Notes shall, upon the written request of the Company, be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation (other than as set forth in this Indenture).

Section 2.12   Defaulted Interest.

(a)    If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary, to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b)    Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13   CUSIP and ISIN Numbers

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01   Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Section 3.02   Selection of Notes to Be Redeemed or Purchased.

(a)    In the case of any partial redemption pursuant to Section 3.07 or if less than all of the Notes are purchased in an Offer, selection of the Notes for redemption or purchase, as applicable, shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then a pro rata basis, by lot or by such other method as the Trustee deems to be fair and appropriate or in accordance with the applicable procedures of the Depositary (in the case of Global Notes).

(b)    The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $150,000 or integral multiples of $1,000 in excess thereof (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof); provided that no Notes in principal amount equal to the minimum denomination or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c)    After the redemption date or purchase date, upon surrender of a Note to be redeemed or purchased in part only, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note, representing the same Debt to the extent not redeemed or not purchased, shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03   Notice of Redemption.

(a)    The Company shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary) notices of redemption of Notes not less than 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the applicable procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Articles 8 or 12. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the completion of an equity offering, acquisition, financing or other corporate transaction. The redemption date may, in the Company’s discretion, be delayed until such time as any or all such conditions shall be satisfied and the Company, in its discretion, may rescind the notice of redemption in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date as so delayed.

(b)    The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1)    the redemption date;

(2)    the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(b), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)    that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)    the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)    if applicable, any condition to such redemption.

(c)    At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04   Effect of Notice of Redemption.

Once notice of redemption is mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary) in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.03(a)). The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05   Deposit of Redemption or Purchase Price.

(a)    No later than 11:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly mail to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b)    If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06   Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book-entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Debt to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $150,000 or any integral multiple of $1,000 in excess thereof (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof). It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07   Optional Redemption.

(a)     Except pursuant to clause (d) of this Section 3.07, the Notes shall not be redeemable at the Company’s option prior to May 15, 2021.

(b)    On and after May 15, 2021, the Company may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of the Depositary, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes and Additional Amounts, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2021	106.000%
2022	103.000%
2023 and thereafter	100.000%

(c)    In addition, on and after May 15, 2021, the Company may redeem the Notes, in whole or in part, with the proceeds from one or more offerings of secured or unsecured high yield bonds or any other senior secured or unsecured debt refinancing, upon not less than 15 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of the Depositary, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes and Additional Amounts, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2021	103.000%
2022	101.000%
2023 and thereafter	100.000%

(d)    The Company may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 15 nor more than 60 days’ prior notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of the Depositary, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but not including, the date fixed by the Company for redemption (a “Tax Redemption Date”) and Additional Amounts, if any, then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts, if any, in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company or a Guarantor is or would be required to pay Additional Amounts, and the Company or such Guarantor cannot avoid any such payment obligation by taking reasonable measures available, and the requirement arises as a result of (i) any change in, repeal of or amendment to the laws (or any regulations or rulings promulgated thereunder) of the applicable Relevant Tax Jurisdiction affecting taxation which change, repeal or amendment becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction has changed since the Issue Date, the date on which the then current Relevant Tax Jurisdiction became the applicable Relevant Tax Jurisdiction under this Indenture) or (ii) any change in, repeal of or amendment to the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, repeal, amendment, application, administration or interpretation becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction has changed since the Issue Date, the date on which the then current Relevant Tax Jurisdiction became the applicable Relevant Tax Jurisdiction under this Indenture) (each of the foregoing in clauses (i) and (ii), a “Change in Tax Law”). Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company or a Guarantor would be obligated to make a payment of Additional Amounts if such a payment in respect of the Notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts remains in effect. Prior to the publication, delivery or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee (1) an opinion of an independent tax expert, such tax expert being a law or accounting firm, to the effect that there has been a Change in Tax Law which would entitle the Company to redeem the Notes hereunder and (2) an Officers’ Certificate stating that the Company or the Guarantor, as the case may be, cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. Such opinion of the tax expert and Officers’ Certificate shall be sufficient evidence of the existence and satisfaction of the conditions precedent as described above and will be conclusive and binding on the Holders.

(e)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f)    If the optional redemption date is on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Section 3.08   Mandatory Redemption.

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Company or any of its Affiliates may at any time, and from time to time, acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws so long as such acquisition does not otherwise violate the terms of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01   Payment of Notes.

(a)    The Company will pay, or cause to be paid, the principal, premium and Additional Amounts, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium and Additional Amounts, if any, and interest shall be considered paid on the date due if (i) the Paying Agent, if other than the Company or a Restricted Subsidiary, holds as of 11:00 a.m. (New York City) time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium and Additional Amounts, if any, and interest then due or (ii) in the case of a PIK Payment, the Company has delivered to the Trustee the documentation necessary to increase the principal balance of the Global Notes to pay PIK Interest or to issue the PIK Notes.

(b)    The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes plus an additional 2.0% per annum to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02   Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03   Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment could not reasonably be expected to result in a material adverse effect on (i) the business, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Company or any Guarantor to perform any of its Obligations under this Indenture, the Notes or the Note Guarantees when due.

Section 4.04   Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05   Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.06   Reports and Other Information.

(a)    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the Commission, the Company will file with the Commission within the time periods specified in the Commission’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1)    all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q (or any successor or comparable form) and 10-K (or any successor or comparable form) if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)    all current reports that would be required to be filed with the Commission on Form 8-K (or any successor or comparable form) if the Company were required to file such reports,

in each case, in a manner that complies in all material respects with the requirements specified in such form.

(b)    Notwithstanding Section 4.06(a), the Company will not be obligated to file such reports with the Commission if the Commission does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to Section 4.06(a). In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to the Holders and to prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)    The requirements set forth in Sections 4.06(a) and 4.06(b) may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be non-public and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes.

(d)    If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the quarterly and annual financial information required by this Section 4.06 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(e)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.07   Compliance Certificate.

(a)    The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto).

(b)    When any Default or Event of Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Debt of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default or Event of Default, the Company will promptly (which shall be within five Business Days following the date on which the Company becomes aware of such Default or Event of Default, receives notice of such Default or Event of Default or becomes aware of such action, as applicable,) send to the Trustee an Officers’ Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereof.

Section 4.08   Limitation on Restricted Payments.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(1)    no Default or Event of Default shall have occurred and be continuing or will result as a consequence thereof;

(2)    after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt pursuant to Section 4.09(a); and

(3)    after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by any one or more of clauses (2) and (3) and clauses (5) through (7) of Section 4.08(b)) shall not exceed the sum (without duplication) of (such sum, the “Available Restricted Payments Amount”):

(i)    50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment; plus

(ii)    100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (A) as a contribution to its common equity capital or (B) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company issued after the Issue Date (other than, in each case, net proceeds received from an issuance or sale of Capital Interests, Debt or Redeemable Capital Interests issued or sold to a Subsidiary of the Company or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); plus

(iii)    to the extent that any Unrestricted Subsidiary of the Company designated as such on and after the Issue Date is redesignated as a Restricted Subsidiary pursuant to the terms of this Indenture, an amount not to exceed the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary that were previously included in the calculation of the amount of Restricted Payments pursuant to this clause (3); plus

(iv)    the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases or redemptions of Restricted Investments in any Person by such Person, proceeds realized from the sale of such Restricted Investments to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments), in each case to the extent such Restricted Investment was previously included in the calculation of Restricted Payments pursuant to this clause (3); plus

(v)    100% of any dividends or interest payments received by the Company or a Restricted Subsidiary on and after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends or interest payments were not otherwise included in the calculation of Consolidated Net Income of the Company for such period.

(b)    Notwithstanding whether Section 4.08(a) would prohibit the Company and its Restricted Subsidiaries from making a Restricted Payment, the Company and its Restricted Subsidiaries may make the following Restricted Payments:

(1)    the payment of any dividend or distribution on Capital Interests in the Company or a Restricted Subsidiary or the consummation of any irrevocable redemption of Subordinated Obligations within 60 days after declaration thereof or the delivery of any irrevocable notice of redemption, as the case may be, if at the declaration date or date of the notice of redemption, as the case may be, such payment or redemption was permitted by this Section 4.08;

(2)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Capital Interests, Subordinated Obligations of the Company or any Guarantor by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of other Qualified Capital Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualified Capital Interests for purposes of clause (3)(ii) of Section 4.08(a);

(3)    the purchase, redemption, defeasance, repurchase or acquisition or retirement for value of any Subordinated Obligations of the Company or any Guarantor made by conversion into, or in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of, Subordinated Obligations of the Company or any redemption, defeasance, repurchase or acquisition or retirement for value of Subordinated Obligations of any Guarantor made by conversion into or in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated Obligations are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Debt;

(4)    the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by any current or former director, officer or employee of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement or plan under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $10.0 million in any fiscal year; provided, further, that any unused amounts in any fiscal year may be carried forward to one or more future fiscal years subject to a maximum aggregate amount of repurchases made pursuant to this clause (4) in any fiscal year not to exceed $20.0 million in the aggregate, although such amount in any fiscal year may be increased by an amount not to exceed (i) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to existing or former directors, officers or employees of the Company and its Restricted Subsidiaries that occurs after the Issue Date; plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less (iii) the amount of any Restricted Payments made since the Issue Date with the cash proceeds described in clauses (i) and (ii) of this clause (4);

(5)    (i) any repurchase of Capital Interests deemed to occur upon the exercise or vesting of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities, (ii) any payments made in respect of any required withholding or similar taxes payable upon any exercise or vesting of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities by any current or former director, officer or employee of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) and (iii) any Restricted Payment pursuant to and in accordance with stock option plans and other benefit plans for management or employees of the Company or any Restricted Subsidiary in an amount not to exceed $5.0 million in any fiscal year;

(6)    cash payment, in lieu of issuance of fractional shares, in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(7)    the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company issued or Incurred in compliance with Section 4.09 to the extent such dividends are included in the definition of “Consolidated Fixed Charges”;

(8)    the defeasance, redemption, repurchase or other acquisition of any Subordinated Obligations (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation, in the event of a Change of Control, in each case pursuant to provisions substantially similar to those described under Section 4.15 or (b) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligations pursuant to provisions substantially similar to those described under Section 4.16; provided that prior to or contemporaneously with any such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(9)    other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (9), not to exceed (A) $25.0 million prior to a Covenant Reset Event and (B) the greater of (x) $50.0 million and (y) 2.5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries after a Covenant Reset Event;

(10)    at any time after a Covenant Reset Event, any Restricted Payment so long as on the date of such Restricted Payment, after giving pro forma effect thereto and to any related transactions as if the same had occurred at the beginning of the Company’s most recently ended Four Quarter Period for which internal financial statements are available, the Company’s Net Leverage Ratio would not have exceeded 3.00 to 1.00; and

(11)    the distribution, by dividend or otherwise, of shares of Capital Interests of, or Debt owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or cash equivalents);

(12)    the payment of any dividend or distribution on the Warrants;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (4), (7), (8), (9), (10) and (11) of this Section 4.08(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)    Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Notes, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Notes, shall not constitute a Restricted Payment; provided that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Note (excluding any required payment of interest with respect to such Permitted Convertible Note and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwinding or settlement of a corresponding portion of the Bond Hedge Transactions constituting Permitted Call Spread Swap Contract relating to such Permitted Convertible Note (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction constituting a Permitted Call Spread Swap Contract relating to such Permitted Convertible Note), the payment of such excess cash shall constitute a Restricted Payment notwithstanding this clause (i) and clause (15) of the definition of “Permitted Investments”; and (ii) the Company’s entry into, and any required payment with respect to, or required early unwinding or settlement of, any Permitted Call Spread Swap Contract, in each case, in accordance with the terms of the agreement governing such Permitted Call Spread Swap Contract, shall not constitute a Restricted Payment; provided that, to the extent cash is required to be paid under a Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Company (or any of its Affiliates) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall constitute a Restricted Payment notwithstanding this clause (ii) and clause (15) of the definition of “Permitted Investments.”

(d)    Notwithstanding the foregoing, the Company may repurchase, exchange or induce the conversion of Permitted Convertible Notes by delivery of shares of the Company’s common stock and/or a different series of Permitted Convertible Notes (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Notes that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to the Company than the Permitted Convertible Notes that are so repurchased, exchanged or converted (as determined by the Board of Directors of the Company, or a committee thereof, in good faith)) (any such series of Permitted Convertible Notes, “Refinancing Convertible Notes”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Company from the substantially concurrent issuance of shares of the Company’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by the Company pursuant to the related exercise or early unwinding or termination of the related Permitted Call Spread Swap Contracts pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Notes that are so repurchased, exchanged or converted, the Company shall (and, for the avoidance of doubt, shall be permitted under this Section 4.08 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Call Spread Swap Contracts, if any, corresponding to such Permitted Convertible Notes that are so repurchased, exchanged or converted.

(e)    Solely for purposes of determining whether all or any portion of any Restricted Payment is permitted under clause (9) or (10) of Section 4.08(b), the Company, in its sole discretion, shall classify or divide, and from time to time may reclassify or redivide, all or any portion of such Restricted Payment under such clauses (9) and (10) in any manner that complies with such clauses; provided that the Available Restricted Payments Amount shall be determined without regard to any such reclassification or redivision. For purposes of this Section 4.08, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.08 will be determined by, in the case of amounts under $30.0 million, by an Officer of the Company and, in the case of amounts equal to or greater than $30.0 million, the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee.

Section 4.09   Limitation on Incurrence of Debt.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Debt (including Acquired Debt); provided, that the Company and any of the Guarantors (other than a Guarantor that provides a Limited Guarantee) may Incur any Acquired Debt or any other Debt if:

(1)    immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid (other than Debt Incurred under the revolving portion of a Debt Facility) since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be at least 2.00 to 1.00; and

(2)    no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

(b)    Notwithstanding the provisions of Section 4.09(a), the Company and its Restricted Subsidiaries may Incur Permitted Debt.

(c)    For purposes of determining compliance with this Section 4.09, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt or is permitted to be Incurred under Section 4.09(a), the Company, in its sole discretion, shall classify or divide, and from time to time may reclassify or redivide, all or any portion of such item of Debt in any manner that complies with this Section 4.09, including the definition of “Permitted Debt”; provided that all Debt outstanding on the Issue Date under the Senior Credit Facilities shall be deemed Incurred under clause (1) of the definition of Permitted Debt and not Section 4.09(a) or clause (4) of the definition of Permitted Debt and may not later be reclassified. If obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Debt, then such letters of credit shall be treated as Incurred pursuant to clause (1) of the definition of Permitted Debt and such other Debt shall not be included. In addition, except as provided in the preceding sentence of this Section 4.09(c), Guarantees of, or obligations in respect of letters of credit relating to, Debt that is otherwise included in the determination of a particular amount of Debt shall not be included.

(d)    For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this Section 4.09, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided, however, that if such Debt is Incurred to refinance other Debt denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Debt that the Company may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing.

(e)    The accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount and the payment of interest on Debt in the form of additional Debt (including the issuance of any PIK Notes (and any increase in the principal amount of the Notes as a result of a PIK Payment) issued from time to time to pay PIK Interest on the Notes) and the payment of dividends on Capital Interests in the form of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt for purposes of this Section 4.09.

(f)    The following shall not be deemed a separate Incurrence of Debt: (1) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making a mandatory offer to purchase such Debt and (2) unrealized losses or charges in respect of Hedging Obligations.

(g)    The Company will not permit any of its Unrestricted Subsidiaries to Incur any Debt or issue any Redeemable Capital Interests (in each case, other than any Non-Recourse Debt), except as permitted by Section 4.13. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Debt is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default under this Section 4.09).

(h)    The Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Debt (including Acquired Debt) that is or purports to be by its terms (or by the terms of any agreement governing such Debt) subordinated or junior in right of payment to any other Debt (including Acquired Debt) of the Company or such Guarantor, as the case may be, unless such Debt is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, as the case may be, to the same extent and in the same manner as such Debt is subordinated to such other Debt of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Debt will be deemed to be contractually subordinate or junior in right of payment to any other Debt solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Section 4.10   Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, Incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) on or with respect to any of its property or assets (including Capital Interests of Subsidiaries), or income or profits therefrom, now owned or hereafter acquired or any of its interest therein or any income or profits therefrom, which Liens secure Debt.

Section 4.11   Future Guarantors.

(a)    On the Issue Date or thereafter, if any Restricted Subsidiary, including any newly-acquired or newly-created Restricted Subsidiary, (i) is or becomes a borrower under any Debt Facilities or Guarantees the Obligations under any Debt Facilities with an aggregate principal amount in excess of $50.0 million or (ii) is or becomes an issuer of any other capital markets debt securities or Guarantees the Obligations in respect of any capital markets debt securities with an aggregate principal amount in excess of $50.0 million, then that Restricted Subsidiary shall become a Guarantor by execution of a supplemental indenture within 30 days of the date of such event, pursuant to which such Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes and all other Obligations under this Indenture on a senior basis.

(b)    Each Restricted Subsidiary that becomes a Guarantor on or after the Issue Date shall also become a party to the applicable Collateral Documents and the Intercreditor Agreements and will, within 30 days of the event specified in Section 4.11(a), execute and deliver such documents and instruments as may be necessary to vest in the Collateral Agent a second-priority security interest (subject to Permitted Liens), in each case, in the manner and to the extent set forth in the such Collateral Documents and this Indenture in assets of the type constituting Collateral as security for the Notes or the Note Guarantees, as applicable, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such assets to the same extent and with the same force and effect.

(c)    Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Guarantor without rendering the guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, abuse of corporate assets or similar laws affecting the rights of creditors generally or otherwise to reflect applicable laws, including laws relating to the liability of directors and managers.

(d)    Notwithstanding anything to the contrary contained herein (i) a Note Guarantee provided pursuant to the terms hereof by a Restricted Subsidiary organized in a jurisdiction other than the United States, the Netherlands, Australia, Bermuda, Canada, the United Kingdom, Japan, Ireland or Jamaica, including a Note Guarantee existing on the Issue Date, may be (or may be modified to become) a Limited Guarantee if the Board of Directors of the Company, in consultation with local counsel, makes a reasonable determination that such limitations are required under the applicable law of such jurisdiction, and (ii) a Restricted Subsidiary organized in a jurisdiction other than the United States, the Netherlands, Australia, Bermuda, Canada, the United Kingdom, Japan, Ireland or Jamaica will not be required to become a Guarantor if the Board of Directors of the Company, in consultation with local counsel, makes a reasonable determination that such Restricted Subsidiary cannot provide a Note Guarantee in view of the limitations imposed by the applicable law of such jurisdiction of more than de minimis value in relation to the assets of such Restricted Subsidiary.

(e)    Any designation of a Note Guarantee as a Limited Guarantee shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation was made in compliance with this Indenture.

(f)    Each Note Guarantee shall be released in accordance with the provisions of Section 10.06.

(g)    From and after the Issue Date, the Company shall cause each Restricted Subsidiary that was a guarantor or borrower under the Senior Credit Facilities on the Issue Date, or each Restricted Subsidiary that became a guarantor or borrower under the Senior Credit Facilities after the Issue Date and prior to the Collateral Due Date, as soon as reasonably practicable, but in any event, no later than the Collateral Due Date, to become a Guarantor; provided that in no event shall any such Restricted Subsidiary be required to become a Guarantor prior to the time that it would have otherwise been required to become a Guarantor pursuant to Section 4.11(a).

(h)    From and after the Issue Date, with respect to the portion of the Collateral securing the Notes or the Note Guarantees, as applicable, for which a valid and perfected Lien in favor of the Collateral Agent has not been created on or prior to the Issue Date, the Company shall, and shall cause each of the Guarantors to, as soon as reasonably practicable, but in any event, no later than the Collateral Due Date, complete those actions required to create and perfect all of such Liens in such portion of the Collateral; provided that in no event shall the Company or any Guarantor be required to complete any such actions prior to the time that it would have otherwise been required to complete such actions pursuant to Section 4.11(b).

Section 4.12   Limitation on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or permit to exist or become effective or enter into any encumbrance or restriction on the ability of such Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Debt or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Interests in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Interests shall not be deemed a restriction on the ability to make distributions in Capital Interests);

(2)    make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Debt Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)    sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary.

(b)    Section 4.12(a) will not apply to the following encumbrances or restrictions (including those existing under or by reason of):

(1)    contractual encumbrances or restrictions pursuant to any Debt Facilities and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2)    any encumbrance or restriction under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents;

(3)    any encumbrance or restriction existing at the time of the acquisition of property, so long as the encumbrances or restrictions relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(4)    any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary or merging with or into a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person;

(5)    any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (1) through (4), so long as such encumbrances and restrictions contained in any such agreement are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Company;

(6)    customary provisions restricting subletting or assignment of any lease, sublease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(7)    any encumbrance or restriction by reason of applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(8)    any encumbrance or restriction in connection with the sale of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(9)    restrictions on cash and other deposits or net worth imposed by customers or suppliers under contracts entered into the ordinary course of business;

(10)    encumbrances and restrictions under any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests were Incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Debt, such Debt was permitted by the terms of this Indenture to be Incurred;

(11)    encumbrances or restrictions that are customary provisions in joint venture agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;

(12)    encumbrances and restrictions arising in respect of purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business permitted under this Indenture, in each case, to the extent such restrictions and encumbrances limit the right of the debtor to dispose of assets subject to such Liens and apply to the property so acquired (and proceeds thereof);

(13)    Liens securing Debt or other obligations otherwise permitted to be Incurred under this Indenture, including pursuant to the provisions of Section 4.10 that limit the right of the debtor to dispose of assets subject to such Liens;

(14)    encumbrances or restrictions relating to any Non-Recourse Receivable Subsidiary Debt or any other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the accounts receivable and related assets described in the definition of “Qualified Receivables Transaction” which are subject to such Qualified Receivables Transaction;

(15)    any other agreement governing Debt entered into after the Issue Date in compliance with Section 4.09 that contains encumbrances and restrictions that are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to any agreements in effect on the Issue Date or that do not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes;

(16)    restrictions on the sale, lease or transfer of property or assets arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and the Restricted Subsidiaries taken as a whole; and

(17)    encumbrances or restrictions arising under deferred compensation arrangements or any “rabbi trust” formed in connection with any such arrangement.

Section 4.13   Limitation on Creation of Unrestricted Subsidiaries.

(a)    The Company may designate any Subsidiary of the Company (including any newly-acquired or newly-formed Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1)    no Default or Event of Default has occurred and is continuing after giving effect to such Designation;

(2)    the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Interests or Debt of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company;

(3)    all the Debt of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(4)    such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to:

(a)    subscribe for additional Capital Interests of such Subsidiary; or

(b)    maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results;

(5)    on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company; and

(6)    either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) the Company could at the time of Designation make (i) a Restricted Payment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.08 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder or (ii) a Permitted Investment.

(b)    The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect to such Revocation:

(1)    all the Debt of such Unrestricted Subsidiary could be Incurred pursuant to Section 4.09;

(2)    all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.10; and

(3)    no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

(c)    Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

(d)    A Revocation will be deemed to be an Incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Debt of such Subsidiary shall be deemed to be Incurred as of such date.

Section 4.14   Transactions with Affiliates.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving with respect to each such Affiliate Transaction or series of related Affiliate Transactions aggregate consideration in excess of $5.0 million, unless:

(1)    such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm’s-length transaction by the Company or such Subsidiary with a Person that is not an Affiliate; and

(2)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a resolution adopted by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any, approving such Affiliate Transaction together with an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.14(a).

(b)    Section 4.14(a) will not limit, and shall not apply to:

(1)    Restricted Payments that are permitted by the provisions of this Indenture described under Section 4.08 and Permitted Investments (other than Permitted Investments made pursuant to clause (2) or (17) of the definition thereof);

(2)    the provision of reasonable and customary compensation and other benefits (including vacation, retirement, stock compensation, health, option, severance, deferred compensation, retirement, savings and other benefit plans), indemnities, contribution and insurance to directors, officers and employees of the Company or any Restricted Subsidiary in the ordinary course of business to the extent permitted by law;

(3)    transactions between or among the Company and/or its Restricted Subsidiaries (other than a Receivable Subsidiary), including any such transactions with any third Person that is not an Affiliate;

(4)    any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous, taken as a whole, in any material respect to the Holders than the agreement or arrangement in existence on the Issue Date;

(5)    any contribution of capital to the Company;

(6)    any transaction with a joint venture, partnership, limited liability company or other entity (other than an Unrestricted Subsidiary) that constitutes an Affiliate solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity; provided that no other Affiliate of the Company, other than the Company or a Restricted Subsidiary, shall have any beneficial interest or otherwise participate in such joint venture, partnership, limited liability company or other entity;

(7)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business that are, in the aggregate (taking into account all of the costs and benefits associated with such transactions), on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(8)    transactions effected as part of a Qualified Receivables Transaction;

(9)    any employment, severance or consulting agreement or other compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(10)    sales of Capital Interests (other than Redeemable Capital Interests) to Affiliates of the Company;

(11)    any transaction in which the Company or its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or its Restricted Subsidiary from a financial point of view or that such transaction complies with clause (1) of Section 4.14(a);

(12)    transactions between the Company or any of its Restricted Subsidiaries and any Person that constitutes an Affiliate solely because a director thereof is also a director of the Company; provided that such director abstains from voting as a director of the Company on any matter involving such other Person; and

(13)    any transaction on arm’s-length terms with non-Affiliates that become Affiliates as a result of such transaction.

Section 4.15   Offer to Repurchase Upon Change of Control.

(a)    Within 30 days following the occurrence of a Change of Control, the Company will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount of the Notes tendered, together with accrued and unpaid interest, if any, to, but not including, the Purchase Date (the “Change of Control Payment”).

(b)    On the Purchase Date, the Company will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes (in integral multiples of $1,000 or if a PIK Payment has been made, in integral multiples of $1.00) properly tendered pursuant to the Offer to Purchase; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $150,000 (or if a PIK Payment has been made, less than $1.00), then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $150,000 (or if a PIK Payment has been made, $1.00);

(2)    deposit with the Paying Agent an amount equal to the Purchase Price in respect of all Notes or portions of Notes so accepted; and

(3)    deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this Section 4.15.

(c)    The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each Holder of Notes so accepted the Purchase Price for such Notes, and the Trustee will promptly authenticate upon receipt of an Authentication Order and mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) (or cause to be transferred by book-entry) to each Holder a new Note (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $150,000 or integral multiples of $1,000 in excess thereof (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

(d)    If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in an Offer to Purchase upon a Change of Control and the Company, or any third party making an Offer to Purchase upon a Change of Control in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 15 nor more than 60 days’ prior written notice, given not more than 30 days following the Purchase Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

(e)    If a Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Purchase Date will be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date.

(f)    The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes pursuant to this Section 4.15. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under this Indenture by virtue of such compliance.

(g)    Other than as specifically provided in this Section 4.15, any purchase pursuant to this Section 4.15 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

(h)    The Company will not be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes such Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of this Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (2) the Company has exercised its right to redeem all of the Notes pursuant to Sections 3.03 and 3.07, unless and until there is a default in payment of the applicable redemption price.

(i)    An Offer to Purchase may be made in advance of a Change of Control conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made. The Purchase Date may, in the Company’s discretion, be delayed until such time as any or all such conditions shall be satisfied and the Company, in its discretion, may rescind the Offer to Purchase in the event that any or all such conditions shall not have been satisfied by the Purchase Date or by the Purchase Date as so delayed.

Section 4.16   Limitation on Asset Sales.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Capital Interests issued or sold or otherwise disposed of;

(2)    at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Eligible Cash Equivalents; and

(3)    to the extent that any consideration received by the Company or any Restricted Subsidiary in such Asset Sale constitutes assets that are of a type or class that constitutes Collateral, such assets are added to the Collateral securing the Notes and the Note Guarantees, as applicable, in the manner and to the extent required by this Indenture or any of the Collateral Documents.

For purposes of clause (2) of this Section 4.16(a) and for no other purpose, each of the following will be deemed to be cash:

(i)    any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption or novation agreement that releases the Company or such Restricted Subsidiary from further liability with respect thereto;

(ii)    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and

(iii)    any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed (A) $25.0 million prior to a Covenant Reset Event and (B) the greater of (x) $50.0 million and (y) 2.5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries at the time of the receipt of such Designated Non-cash Consideration after a Covenant Reset Event, in each case, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b)    Within 365 days after the receipt of any Net Available Cash from an Asset Sale, or, if with respect to clauses (3), (4) and (5) of this Section 4.16(b), within 365 days after the receipt of any Net Available Cash from any Asset Sale the Company or any Restricted Subsidiary entered into a contractual commitment pursuant to a binding agreement with the good faith expectation to apply any such Net Available Cash within 180 days of such commitment (an “Acceptable Commitment”), then, within the later of 365 days after the receipt of such Net Available Cash and 180 days from the date of the Acceptable Commitment, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Available Cash at its option to any combination of the following:

(1)    to permanently reduce (and permanently reduce commitments with respect thereto): (A) Debt under the Senior Credit Facilities, (B) other First Priority Lien Obligations of the Company or a Guarantor or (C) Debt of a Non-Guarantor Subsidiary, in each case, other than Debt owed to the Company or an Affiliate of the Company;

(2)    to permanently repay or reduce other Pari Passu Lien Obligations, other than Debt owed to the Company or an Affiliate of the Company; provided that if the Company shall so reduce any such Pari Passu Lien Obligations, the Company shall equally and ratably reduce Obligations under the Notes as provided either, at the Company’s option, under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in this Section 4.16 for an Offer to Purchase) to all Holders of Notes to purchase some or all of their Notes at a purchase price equal to 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be paid;

(3)    if the assets disposed of in the Asset Sale were not Collateral, to permanently repay or reduce other Pari Passu Debt, other than Debt owed to the Company or an Affiliate of the Company;

(4)    to acquire all or substantially all of the assets or a line of business of, or any Capital Interests of, another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Interests, such Person is or becomes a Restricted Subsidiary of the Company;

(5)    to make capital expenditures (including any capitalized software development costs) in or that are used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture;

(6)    to acquire other assets that are not classified as current assets under GAAP that are used or useful in a Permitted Business; provided that, to the extent that any such assets are of a type or class that constitutes Collateral, such assets are added to the Collateral securing the Notes and the Note Guarantees, as applicable, in the manner and to the extent required by this Indenture or any of the Collateral Documents; or

(7)    any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (1), (2), (3), (4), (5), (6) or (7) of this Section 4.16(b), the Company or any Restricted Subsidiary may temporarily reduce revolving credit borrowings under any Debt Facility or otherwise invest the Net Available Cash in any manner not prohibited by this Indenture.

(c)    Any Net Available Cash from Asset Sales that are not applied or invested as provided in Section 4.16(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds (x) $25.0 million prior to a Covenant Reset Event or (y) $50.0 million after a Covenant Reset Event, the Company will, within 30 days thereof, make an Offer to Purchase to all Holders of Notes (on a pro rata basis among the Notes), and to all holders of other Pari Passu Lien Obligations (and, in the case of a disposition of assets that are not Collateral, the holders of any Pari Passu Debt) containing provisions similar to those set forth in this Indenture with respect to offers to purchase, the maximum principal amount of Notes and such other Pari Passu Lien Obligations (or other Pari Passu Debt) that may be purchased out of the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase and will be payable in cash, in accordance with the procedures set forth in the definition of Offer to Purchase or the agreements governing the Pari Passu Lien Obligations (or the other Pari Passu Debt), as applicable, in the case of the Notes in integral multiples of $1,000 (or if a PIK Payment has been made, in integral multiples of $1.00); provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $150,000 (or if a PIK Payment has been made, less than $1.00), then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $150,000 (or if a PIK Payment has been made, $1.00). The Company shall commence an Offer to Purchase with respect to Excess Proceeds by mailing (or otherwise delivering in accordance with the applicable procedures of the Depositary) the notice required pursuant to the definition of Offer to Purchase to the Holders, with a copy to the Trustee.

If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other Pari Passu Lien Obligations (or other Pari Passu Debt) tendered in such Offer to Purchase exceeds the amount of Excess Proceeds, the Company will select the Notes and such other Pari Passu Lien Obligations (or such other Pari Passu Debt) to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $150,000 or any integral multiple of $1,000 in excess thereof will be purchased (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof)). Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

(d)    If the Purchase Date is on or after an applicable Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Purchase Date will be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such record date.

(e)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.17   Payment of Additional Amounts

(a)    All payments made under or with respect to the Notes or with respect to any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature, including any penalties and interest relating thereto (“Taxes”) imposed or levied by or on behalf of the government of, or any political subdivision of any authority or agency therein or thereof having power to tax of, (i) any jurisdiction in which the Company (including any surviving entity) is then incorporated, organized or resident for tax purposes, (ii) any jurisdiction in which any Guarantor is then incorporated, organized or resident for tax purposes or (iii) any jurisdiction from or through which payment is made by or on behalf of the Company or any Guarantor (including, without limitation, the jurisdiction of any Paying Agent) (each of (i), (ii) and (iii), a “Relevant Tax Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or by regulation or by government policy having the force of law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any Relevant Tax Jurisdiction will at any time be required by law or by regulation or by government policy having the force of law to be made from any payments made under or with respect to the Notes or with respect to any Note Guarantee, including, without limitation, payments of principal, redemption price, repurchase price, interest or premium, the Company, the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)    any Taxes that would not have been imposed but for the Holder of a Note or the beneficial owner of a Note being a citizen or resident or national of, incorporated in or carrying on a business or maintaining a permanent establishment or physical presence in, the applicable Relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the applicable Relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of such Note or any Note Guarantee;

(2)    any Taxes that are imposed or withheld as a result of the failure of the Holder of a Note or beneficial owner of a Note to comply with any timely reasonable written request, made to that Holder or beneficial owner, by the Company or any of the Guarantors to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the applicable Relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such Taxes to which such Holder or beneficial owner is entitled;

(3)    any Note presented for payment (where Notes are in the form of definitive registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(4)    any payment under or with respect to a Note made to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(5)    any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(6)    any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee;

(7)    any withholding or deduction required pursuant to Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) or any regulations or agreements thereunder, official interpretations thereof, or any law, regulation or government policy having the force of law implementing an intergovernmental approach thereto; and

(8)    any combination of items (1) through (7) above.

(b)    In addition, a Guarantor that is a Swiss tax resident entity shall not be required to pay any Additional Amounts with respect to any Swiss Taxes withheld by such Guarantor under the Swiss Federal Act on Withholding Tax as of October 13, 1965; provided that this restriction shall not in any way limit the obligations of any non-Swiss persons otherwise obligated to pay Additional Amounts to pay the Additional Amounts in respect of the deduction of Swiss withholding Taxes; provided, further, that in the event that a Swiss tax resident Guarantor that would otherwise be required to pay Additional Amounts with respect to Swiss Taxes is relieved from such obligation pursuant to this sentence, the other Guarantors, jointly and severally, irrevocably and unconditionally Guarantee, on a senior unsecured basis, the payment of such Additional Amounts in respect of such Swiss Taxes.

(c)    In addition to the foregoing, the Company and the Guarantors will also pay and indemnify the Trustee and any Holder for any present or future stamp, issue, registration, excise, court or documentary taxes, or any other similar Taxes which are levied by any Relevant Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, this Indenture, any Note Guarantee, or any other document or instrument referred to herein or therein.

(d)    If the Company or any Guarantor, as the case may be, is or becomes obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate shall also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary and for the amount of such payments, and in the absence of such Officers’ Certificate, the Trustee may assume that no Additional Amounts are due. The Company or the relevant Guarantor will provide the Trustee with documentation evidencing the payment of Additional Amounts and the Trustee will make such documentation available to the Holders and beneficial owners of the Notes.

(e)    The applicable withholding agent will make all required withholdings and deductions and will remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. Upon request, the Company or the relevant Guarantor will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation evidencing the payment of any Taxes so deducted or withheld. The Company or the relevant Guarantor (as the case may be) will attach to each receipt or other documentation a certificate stating the amount of such Taxes paid per $1,000 principal amount of the Notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders and beneficial owners of the Notes.

(f)    Whenever in this Indenture, the Notes or the Note Guarantees there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or Note Guarantee (as the case may be), such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g)    The obligations under this Section 4.17 will survive termination, defeasance or discharge of this Indenture and any transfer by a Holder or beneficial owner of its Notes and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company or any Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which such person makes any payment on the Notes (or any Note Guarantee) and any political subdivision thereof or therein.

ARTICLE 5

SUCCESSORS

Section 5.01   Consolidation, Merger, Conveyance, Transfer or Lease.

(a)    The Company will not in any transaction or series of related transactions, consolidate or merge with or into or wind up into any other Person (whether or not the Company is the surviving corporation), or directly or indirectly sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties or assets of the Company, taken as a whole, to any other Person, unless:

(1)    (i) the Company is the surviving Person or (ii) the resulting or surviving Person (if not the Company) or the Person to which such sale, assignment, conveyance, transfer, lease or other disposition has been made (such Person, the “Successor Company”) (A) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of any member state of the European Union, the United Kingdom, Switzerland or the United States, any political subdivision thereof or any state thereof or the District of Columbia (and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized under any such laws) and (B) the Successor Company shall expressly assume, by a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes, this Indenture, the Intercreditor Agreements and the Collateral Documents;

(2)    immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(3)    immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, (A) the Successor Company could Incur $1.00 of additional Debt under Section 4.09(a) or (B) the Consolidated Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries for the most recent Four Quarter Period shall be equal to or greater than such Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction (or the first such transaction if there are a series of transactions);

(4)    each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of Section 5.01(c) shall apply) shall have by a supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Indenture and the Notes; and

(5)    the Company delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture.

(b)    Subject to the limitations set forth in this Indenture, the Successor Company will succeed to, and be substituted for, the Company under this Indenture, the Notes, the Intercreditor Agreements and the Collateral Documents. Notwithstanding the foregoing, failure to satisfy the requirements of clauses (2) and (3) of Section 5.01(a) will not prohibit:

(1)    a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(2)    a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of any member state of the European Union, the United Kingdom, Switzerland or the United States or any political subdivision or state thereof or the District of Columbia, so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

(c)    The Company will not permit any Guarantor, in any transaction or series of related transactions, to consolidate or merge with or into or wind up into any other Person (whether or not such Guarantor is the surviving corporation), or directly or indirectly sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to any Person (other than to the Company or another Guarantor), unless:

(1)    (A) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of any member state of the European Union, the United Kingdom, Switzerland or the United States, any political subdivision thereof or any state thereof or the District of Columbia (or, if such Guarantor was organized and existing in another jurisdiction immediately prior to such transaction, such jurisdiction);

(B) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, its Note Guarantee, the Intercreditor Agreements and the Collateral Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(D) the Company delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture; or

(2)    in the event the transaction results in the release of the Guarantor’s Note Guarantee under clause (1)(A) of Section 10.06(a), the transaction is made in compliance with Section 4.16 (it being understood that only such portion, if any, of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d)    Subject to the limitations set forth in this Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture, its Note Guarantee, the Intercreditor Agreements and the Collateral Documents.

(e)    Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to another Guarantor or merge with a Restricted Subsidiary of the Company, so long as the resulting entity remains or becomes a Guarantor.

Section 5.02   Successor Entity Substituted.

Upon any consolidation, merger, winding-up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the Company and a Guarantor, as the case may be, will be released from its obligations under this Indenture, the Intercreditor Agreements, the Collateral Documents and the Notes or its Note Guarantee, as the case may be, and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Indenture, the Intercreditor Agreements, the Collateral Documents, the Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all of its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01   Events of Default.

Each of the following is an “Event of Default”:

(1)    default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)    default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)    failure by the Company or any Guarantor to comply with its obligations under clauses (1), (2), (3) and (4) of Section 5.01(a) and clauses (A), (B) and (C) of Section 5.01(c)(1), as applicable;

(4)    failure to perform or comply with Section 4.06 and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)    except as permitted by or in accordance with the terms of this Indenture, any Note Guarantee shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(6)    default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in this Indenture (other than a covenant or agreement, a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3), (4) or (5) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(7)    a default or defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Debt for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary) having, individually or in the aggregate, a principal or similar amount outstanding of at least $35.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or (except in the case of any Debt owing to the Company by any Restricted Subsidiary or any Debt of any Restricted Subsidiary owing to the Company or another Restricted Subsidiary) shall constitute a failure to pay a principal or similar amount of such Debt equal to at least $35.0 million when due and payable after the expiration of any applicable grace period with respect thereto; provided that this clause (7) shall not apply to (i) any redemption, exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Notes, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default hereunder or (ii) any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Swap Contract, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Company nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Call Spread Swap Contract;

(8)    the entry against the Company or any Restricted Subsidiary of a final non-appealable judgment or final non-appealable judgments for the payment of money in an aggregate amount in excess of $35.0 million (net of amounts covered by insurance), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(9)    (a) the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences proceedings to be adjudicated bankrupt or insolvent;

(ii)

consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(iii)

consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)	makes a general assignment for the benefit of its creditors; or

(v)	generally is not paying its debts as they become due; or

(b)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)

is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)

appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii)

orders the liquidation, dissolution or winding up of the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(10)    with respect to any Collateral having a Fair Market Value in excess of $35.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be a valid and perfected Lien (perfected as or having the priority required by the Collateral Documents and this Indenture) and in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Capital Interests in Non-U.S. Subsidiaries or assets of Non-U.S. Subsidiaries, or (B) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and such Person fails to rescind such assertion within 30 days.

Section 6.02   Acceleration.

(a)    Subject to Section 6.02(d) and Section 6.02(e), if an Event of Default (other than an Event of Default described in clause (9) of Section 6.01 with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued and unpaid interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration (except with respect to the non-payment of principal of, premium on, if any, or interest, if any, on the Notes, other than the non-payment of such amounts that have become due solely by such declaration of acceleration) if (1) the rescission would not conflict with any judgment or decrees and (2) all existing Events of Default, other than the non-payment of principal of, premium on, if any, or interest, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, as provided in this Indenture.

(b)    In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (7) of Section 6.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (7) of Section 6.01 shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

(c)    Subject to Section 6.02(d) and Section 6.02(e), if an Event of Default described in clause (9) of Section 6.01 occurs with respect to the Company, the principal of and any accrued and unpaid interest on the Notes then outstanding shall become due and payable without further action or notice on the part of the Trustee or any Holder.

(d)    If the Notes are accelerated or otherwise become due prior to April [●], 2021 [insert first anniversary of the Issue Date], in each case, as a result of an Event of Default (including, but not limited to, the occurrence of an Event of Default described in clause (9) of Section 6.01 (including the acceleration of the Notes by operation of law)), the amount that shall then be due and payable shall be equal to (1) 100% of the principal amount of the Notes then outstanding plus (2) the Applicable Premium in effect on the date of such acceleration plus (3) accrued and unpaid interest to, but not including, the date of such acceleration, in each case as if such acceleration were an optional redemption of the Notes so accelerated.

(e)    Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to April [●], 2021 [insert first anniversary of the Issue Date], in each case, as a result of an Event of Default (including, but not limited to, the occurrence of an Event of Default described in clause (9) of Section 6.01 (including the acceleration of the Notes by operation of law)), the Applicable Premium with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed on the date of such acceleration and shall constitute part of the Obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. Any Applicable Premium payable pursuant to this Section 6.02 shall be presumed to be liquidated damages sustained by each Holder as the result of the early redemption or the acceleration of the Notes and the Company agrees that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so)

that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders and the Company giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph (e). The Company expressly acknowledges that its agreement to pay the Applicable Premium to the Holders as herein described is a material inducement to the Holders to purchase the Notes.

(f)    The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue or may direct the Collateral Agent to pursue, subject to the Intercreditor Agreements, any available remedy to collect the payment of principal, premium and Additional Amounts, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) may, on behalf of the Holders of all the Notes, waive any past Default under this Indenture and rescind its consequences if such a waiver and rescission would not conflict with any judgment or decree of a court of competent jurisdictions, except a default:

(1)    in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company); or

(2)    in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent, and the Trustee and the Collateral Agent may take any action deemed proper by the Trustee and the Collateral

Agent that is not inconsistent with such direction. However, the Trustee and the Collateral Agent may refuse to follow any direction that conflicts with law, this Indenture, the Notes, any Note Guarantee, the Intercreditor Agreements or the Collateral Documents, or that is unduly prejudicial to the rights of any other Holder, or that would involve the Trustee or the Collateral Agent in personal liability.

Section 6.06 Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    the Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested in writing to the Trustee to pursue the remedy;

(3)    such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)    the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such written request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and Additional Amounts, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal, premium and Additional Amounts, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee, the Collateral Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee, the Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee, the Collateral Agent or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee, the Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Collateral Agent or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian, receiver, trustee or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee and the Collateral Agent shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Collateral Agent any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent and their respective agents and counsel, and any other amounts due to the Trustee and the Collateral Agent under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent and their respective agents and counsel, and any other amounts due to the Trustee and the Collateral Agent under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

Subject to the terms of the Collateral Documents and the Intercreditor Agreements with respect to any proceeds of Collateral, if the Trustee or the Collateral Agent collects any money or property pursuant to this Article 6, it shall pay out the money in the following order, on the date or dates fixed by the Trustee:

(1)    First, to the Trustee and the Collateral Agent and their respective agents and attorneys for all amounts due under Section 7.06, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

(2)    Second, to Holders for amounts due and unpaid on the Notes for principal, premium and Additional Amounts, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Amounts, if any, and interest, respectively; and

(3)    Third, to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 13.01.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses, fees and liabilities which might be incurred by it in compliance with such request or direction.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. Moneys held by the Trustee and the Paying Agent will remain uninvested.

Section 7.02 Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’

Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent and each other agent, custodian and other Person employed to act hereunder.

(j)    The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03 Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. The Trustee is also subject to Sections 7.09 and 7.10.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01, the Trustee may withhold from the Holders notice of any continuing Default if it determines that withholding notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a)    The Company and the Guarantors, jointly and severally, shall pay to the Trustee and the Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and the Guarantors, jointly and severally, shall reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s respective agents and counsel.

(b)    The Company and the Guarantors, jointly and severally, shall indemnify the Trustee and the Collateral Agent for, and hold each of the Trustee, the Collateral Agent and any of their respective predecessors harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of this Indenture and the performance of their respective duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.06)) or defending themselves against any claim whether asserted by any Holder, the Company, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder. The Trustee and the Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent to so notify the Company shall not relieve the Company or any Guarantor of its obligations hereunder. The Company shall defend the claim and the Trustee and the Collateral Agent may have separate counsel and the Company shall pay the fees and expenses of such counsel. Neither the Company nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith or by the Collateral Agent through the Collateral Agent’s own willful misconduct, gross negligence or bad faith.

(c)    The obligations of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Collateral Agent.

(d)    To secure the payment obligations of the Company and the Guarantors in this Section 7.06, the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Collateral Agent, in its capacity as Trustee or Collateral Agent, as applicable, except funds held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e)    When the Trustee or the Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.09;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a receiver or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

(b)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c)    If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

(f)    As used in this Section 7.07, the term “Trustee” shall also include each Agent; provided that the resignation of an Agent becomes effective on the date specified in the notice of resignation.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.09.

Section 7.09 Eligibility; Disqualification.

(a)    There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(a)    This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Section 310(a) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.10 Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, in the case of Section 8.03 pursuant to a resolution of its Board of Directors set forth in an Officers’ Certificate, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a)    Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (5) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders of such Notes to receive payments in respect of the principal of and any premium, if any, and interest on such Notes when payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2)    the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith;

(4)    the Company’s right of optional redemption pursuant to Section 3.07; and

(5)    this Section 8.02.

(b)    Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c)    Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03. If the Company exercises the Legal Defeasance option, the Liens on the Collateral will be released and the Note Guarantees in effect at such time will automatically be released.

Section 8.03 Covenant Defeasance.

(a)    Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 and clause (3) of Section 5.01(a) with respect to the outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Sections 6.01(3) (that resulted solely from the failure by the Company to comply with clause (3) of Section 5.01(a)), 6.01(4), 6.01(5), 6.01(6) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(7), 6.01(8), 6.01(9) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or 6.01(10), in each case, shall not constitute an Event of Default.

(b)    If the Company exercises the Covenant Defeasance option, the Liens on the Collateral will be released and the Note Guarantees in effect at such time will automatically be released.

Section 8.04 Conditions to Legal Defeasance or Covenant Defeasance.

(a)    The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the outstanding Notes:

(1)    the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) cash in U.S. dollars in an amount, (B) Government Securities, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(2)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

(A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders and beneficial owners of such Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders and beneficial owners of such Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to such Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur;

(4)    no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharge or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Legal Defeasance or Covenant Defeasance have been complied with;

(7)    the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others; and

(8)    the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)    Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium and Additional Amounts, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)    The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)    Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium and Additional Amounts, if any, or interest on any Note and remaining unclaimed for one year after such principal, premium and Additional Amounts, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease;

provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or government obligations in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Company makes any payment of principal, premium and Additional Amounts, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a)    Notwithstanding Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent, at any time and from time to time, may, without the consent of any Holders, amend or supplement this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements for any of the following purposes:

(1)    to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company or a Guarantor in this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements in accordance with Section 5.01;

(2)    to add to the covenants of the Company and its Restricted Subsidiaries for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any Guarantor;

(3)    to add additional Events of Default for the benefit of the Holders;

(4)    to provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 4701(b)(1)(B) of the Code;

(5)    to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee or Collateral Agent; provided that the successor Trustee or Collateral Agent is otherwise qualified and eligible to act as such under the terms of this Indenture;

(6)    to add a Guarantor or to release a Guarantor or modify a Note Guarantee, in each case in accordance with this Indenture;

(7)    to add additional assets as Collateral or grant any Lien in favor of the Collateral Agent to secure the Notes and the Note Guarantees;

(8)    to confirm and evidence the release, termination or discharge any Lien with respect to or securing the Notes or the Note Guarantees in accordance with the terms of this Indenture, the Collateral Documents or the Intercreditor Agreements;

(9)    to cure any ambiguity, defect, omission, mistake or inconsistency;

(10)    to make any other changes or provisions with respect to matters or questions arising under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements; provided that such actions pursuant to this clause (10) shall not adversely affect the interests of the Holders in any material respect;

(11)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12)    to comply with the rules of any applicable depositary;

(13)    to make any change in order to maintain the transferability of the Notes pursuant to Rule 144A or Regulation S or to institutional accredited investors; or

(14)    to facilitate the issuance, transfer and administration of PIK Notes, including to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

(b)    In addition, the Holders will be deemed to have consented for purposes of the Collateral Documents and the Intercreditor Agreements to any of the following amendments, waivers and other modifications to the Collateral Documents and the Intercreditor Agreements:

(1)    (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Obligations that are Incurred in compliance with this Indenture and the Collateral Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Obligations shall rank equally under the Pari Passu Intercreditor Agreement with the Liens on such Collateral securing the obligations under this Indenture, the Notes and the Note Guarantees and (C) to establish that the Liens on any Collateral securing such Pari Passu Lien Obligations shall rank junior to the Liens on such Collateral securing any First Priority Lien Obligations, all on the terms provided for in the First/Second Lien Intercreditor Agreement as in effect immediately prior to such amendment;

(2)    (A) to add other parties (or any authorized agent thereof or trustee therefor) holding First Priority Lien Obligations that are incurred in compliance with this Indenture and the Collateral Documents and (B) to establish that the Liens on any Collateral securing such First Priority Lien Obligations shall rank senior to the Liens on such Collateral securing any obligations under this Indenture, the Notes and the Note Guarantees, all on the terms provided for in the First/Second Lien Intercreditor Agreement as in effect immediately prior to such amendment;

(3)    to establish that the Liens on any Collateral securing any Indebtedness replacing the Senior Credit Facilities permitted to be Incurred under Section 4.09 that represent First Priority Lien Obligations shall be senior to the Liens on such Collateral securing any obligations under this Indenture, the Notes and the Note Guarantees, which obligations shall continue to be secured on a second-priority basis on the Collateral; and

(4)    upon any cancellation or termination of the Senior Credit Facilities and all other First Priority Lien Obligations without a replacement thereof, to establish that the Collateral securing the Notes and the Note Guarantees shall become first priority Collateral.

Any such additional party and the Trustee and the Collateral Agent shall be entitled to rely upon an Officers’ Certificate certifying that such Debt was Incurred in compliance with this Indenture, the Collateral Documents and the Intercreditor Agreements, and no Opinion of Counsel shall be required in connection therewith.

(c)    Upon the request of the Company, and upon receipt by the Trustee and the Collateral Agent of the documents described in Sections 9.05 and 13.03 and, if applicable, Section 9.01(b), the Trustee and the Collateral Agent, as applicable, shall join with the Company and the Guarantors in the execution of any amendment or supplement to this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Collateral Agent shall not be obligated to enter into any such amendment or supplement that affects its own rights, duties or immunities under this Indenture, the Notes, the Note Guarantees, the Collateral Documents, the Intercreditor Agreements or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C, and delivery of an Officers’ Certificate, except as provided in Section 5.01(c).

(d)    For the avoidance of doubt, the Trustee and the Collateral Agent shall not be responsible for making any determination as to whether or not the consent of Holders is required in connection with any amendment, supplement or waiver of any provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreements.

Section 9.02 With Consent of Holders.

(a)    Except as provided in Section 9.01 and this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent may, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), enter into any amendment or supplement to this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the Collateral Documents or of modifying in any manner the rights of the Holders of the Notes under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the Collateral Documents, including the definitions therein and, subject to Sections 6.04 and 6.07, waive any existing Default or Event of Default. Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)    Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in Sections 9.05 and Section 13.03, the Trustee and the Collateral Agent shall join with the Company and the Guarantors in the execution of such any such amendment or supplement unless such amended or supplemented agreement directly affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or Collateral Agent may in its discretion, but shall not be obligated to, enter into such amendment or supplement to this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the Collateral Documents.

(c)    It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

(d)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.

(e)    Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)    change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(2)    reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture;

(3)    modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale;

(4)    modify or change any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes;

(5)    modify any of the provisions of this Section 9.02 or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

(6)    release any Guarantees required to be maintained under this Indenture or modify the Note Guarantees in any manner adverse to the Holders (in each case, other than in accordance with the terms of this Indenture).

(f)    In addition, without the consent of the Holders of at least 66 2⁄3% of the aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment, supplement or waiver may (1) modify any Collateral Document or the provisions in this Indenture dealing with the Collateral Documents in any manner, taken as a whole, materially adverse to the Holders or otherwise release a material portion of the Collateral other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreements; or (2) modify the Intercreditor Agreements in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.

(g)    For the avoidance of doubt, the Trustee shall not be responsible for making any determination as to whether or not the consent of Holders, or what percentage of such Holders, is required in connection with any amendment, supplement or waiver of any provision of this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the Collateral Documents.

(h)    A consent to any amendment, supplement or waiver of this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the Collateral Documents by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03 Revocation and Effect of Consents.

(a)    Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)    The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.04 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.04 Notation on or Exchange of Notes.

(a)    The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)    Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee and Collateral Agent to Sign Amendments, etc.

In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent are satisfied with respect to the execution and delivery of any such amendment, supplemental indenture or waiver, that such amendment, supplemental indenture or waiver is authorized or permitted by this Indenture, that such amendment, supplemental indenture or waiver is the legal, valid and binding obligation of the Company and each Guarantor party thereto, enforceable against each of them in accordance with its terms, subject to customary exceptions, and that such amendment, supplemental indenture or waiver complies with the provisions hereof.

Section 9.06 Payment for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A under the Securities Act, or non-U.S. persons, within the meaning of Regulation S under the Securities Act, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

(a)    Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium and Additional Amounts, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each of the Note Guarantees shall be a guarantee of payment and not a guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof (other than any waiver or consent expressly releasing such Guarantor’s obligations hereunder), the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c)    Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f)    Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)    In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)    Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

(a)    Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or abuse of corporate assets or similar laws affecting the rights of creditors generally, including laws relating to the liability of directors and managers, in each case to the extent applicable to any Note Guarantee or unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014 (as amended). To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee or the related security granted as Collateral therefor not constituting a fraudulent conveyance or fraudulent transfer under applicable law or unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014 (as amended). Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

(b)     Limitation on Note Guarantees by Swiss Guarantors.

(1)    If and to the extent that a payment by a Swiss Guarantor with respect to any Guaranteed Obligations would, at the time such Guaranteed Obligations are due, not be permitted under Swiss law, in particular if and to the extent that such Swiss Guarantor Guarantees Obligations other than Obligations of one of its wholly-owned direct or indirect Subsidiaries, then such Guaranteed Obligations shall from time to time be limited to the amount of the freely distributable equity of such Swiss Guarantor in accordance with Swiss law; provided, that any such limitation under Swiss law shall not reduce such Swiss Guarantor’s Guaranteed Obligations in excess of such limited amount (any amount in excess of such limited amount, the “Excess Amount”), but merely postpone the payment date of any Excess Amount until such time or times as the payment thereof is permitted under Swiss law. Any and all indemnities and guarantees by the Swiss Guarantor contained in this Indenture shall be construed in a manner consistent with this Section 10.02(b).

(2)    In order to obtain the maximum benefit under its Note Guarantee, each Swiss Guarantor undertakes to promptly implement all such measures and/or to promptly obtain the fulfillment of all prerequisites allowing it to promptly perform its Obligations under this Indenture and make any required payment(s) with respect to any Guaranteed Obligations from time to time, including the following:

(A)    preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

(B)    confirmation of the auditors of such Swiss Guarantor that the relevant amount represents the maximum freely distributable equity;

(C)    approval by a shareholders’ or a quotaholders’ meeting (as applicable) of such Swiss Guarantor of the resulting profit distribution; and

(D)    all such other measures necessary or useful to allow such Swiss Guarantor to make the payments and perform its Obligations under this Indenture with a minimum of limitations.

(c)    Limitation on Note Guarantees by German Guarantors.

(1)    To the extent that the Note Guarantee created under this Indenture is granted by a Guarantor incorporated in Germany as a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) (each a “German Guarantor”) and the Note Guarantee of such German Guarantor guarantees amounts which are owed by direct or indirect shareholders of such German Guarantor or Subsidiaries of such shareholders (with the exception of such German Guarantor and Subsidiaries of such German Guarantor), the Note Guarantee of such German Guarantor shall be subject to certain limitations as set out in the following clauses of this Section 10.02(c). In relation to any other amounts guaranteed, the Note Guarantee of such German Guarantor shall remain unlimited.

(2)    Subject to clauses (4) and (5) below, the Trustee shall not be entitled to enforce the Note Guarantee with respect to a German Guarantor to the extent that such German Guarantor demonstrates that:

(A)    at the time of its entry into this Indenture:

(i)    entry into the Note Guarantee caused such German Guarantor’s net assets (Nettovermögen within the German law meaning of that term) (the “Net Assets”) calculated as per the day of entry into the Note Guarantee to fall below the amount of its stated share capital (Stammkapital within the German law meaning of that term) (such reduction being a Begründung einer Unterbilanz within the German law meaning of that term); or

(ii)    the entry into the Note Guarantee caused such German Guarantor’s Net Assets to be further reduced (Vertiefung einer Unterbilanz within the German law meaning of that term) (if its Net Assets were at the date of entry into the Note Guarantee already lower than its stated share capital); or

(B)    the enforcement has the effect of:

(i)    reducing such German Guarantor’s Net Assets (calculated as per the day of the Payment Demand (as defined below)) to an amount less than its stated share capital (Stammkapital within the German law meaning of that term) (such reduction being a Begründung einer Unterbilanz within the German law meaning of that term); or

(ii)    causing such German Guarantor’s Net Assets to be further reduced (Vertiefung einer Unterbilanz within the German law meaning of that term) (if its Net Assets are at the day of the Payment Demand already lower than its stated share capital), and that in cases of (A) and (B) of this clause (c) such German Guarantor thereby contravenes the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the “GmbH-Act”) (“Limitation on Enforcement” or “Limitation Event”). For the purpose of determining whether a Limitation Event has occurred, any indemnification claim (Freistellungsanspruch within the German law meaning of that term) or recourse claim (Rückgriffsanspruch within the German law meaning of that term) which such German Guarantor has acquired, or would acquire against a shareholder or another Subsidiary of the Company or any of its affiliates as a result of entry into or the enforcement of the Note Guarantee, shall be taken into account to the extent that such indemnification or recourse claim is fully valuable (vollwertig) within the meaning of sentence 2 of paragraph 1 of § 30 GmbH-Act and in accordance with applicable court rulings of the German Federal Court of Justice (BGH) (“Recourse Claim”). To the extent that there is such Recourse Claim, no Limitation on Enforcement applies.

(3)    The value of the Net Assets shall be determined in accordance with the relevant provisions of the German Commercial Code (Handesgesetzbuch) (the “HGB”) relating to the preparation of unconsolidated balance sheets (Jahresabschluss within the German law meaning of that term according to § 42 GmbH-Act, §§ 242, 264 HGB) consistently applied from time to time as they are in full force and effect as at the date hereof, save that:

(A)    the amount of any increase of the stated share capital (Stammkapital within the German law meaning of that term) of a German Guarantor effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln within the German law meaning of that term) registered after the date of this Indenture shall be deducted from the relevant stated share capital; and

(B)    loans and other liabilities incurred in violation of the provisions of this Indenture or the Notes shall be disregarded.

(4)    The Limitation on Enforcement shall only apply if and to the extent that the managing director(s) (Geschäftsführer within the German law meaning of that term) on behalf of the respective German Guarantor have confirmed in writing to the Trustee within 5 Business Days following the Trustee’s demand under the Note Guarantee (the “Payment Demand”):

(A)    that such German Guarantor did not hold a Recourse Claim in case of clause (2)(A) above, on the date of entering into this Indenture and, in case of clause (2)(B) above, on the date of the Payment Demand;

(B)    the amount of such German Guarantor’s Net Assets on the day of entering into this Indenture and the day of the Payment Demand; and

(C)    that and to what extent the demanded payment would lead to the occurrence of a Limitation Event (the “Management Determination”), provided that until and including the earlier of (i) the date falling ten Business Days after the Payment Demand and (ii) the date of the delivery of the Management Determination to the Trustee, the right to enforce the Note Guarantee (whether in full or in part) shall be suspended.

(5)    If the Trustee (at the direction of the Holders of a majority in principal amount of the Notes) disagrees with the Management Determination, the Trustee shall nevertheless be entitled to enforce the Note Guarantee up to such amount which is undisputed between the Trustee and the relevant German Guarantor in accordance with the provisions of clause (4) above. In relation to the amount which is disputed, the Limitation on Enforcement shall only apply if a firm of auditors of international standing and reputation has determined within 45 calendar days (or such longer period as has been agreed between the relevant German Guarantor and the Trustee) from the date the Trustee has contested the Management Determination (A) whether the relevant Recourse Claim was or was not fully valuable (vollwertig) at the time of entry into this Indenture and the date of the Payment Demand, (B) the amount of the relevant German Guarantor’s Net Assets on the date of entering into this Indenture and date of the Payment Demand and (C) to what extent the demanded payment would lead to the occurrence of a Limitation Event (the “Auditor’s Determination”). If the Trustee (at the direction of the Holders of a majority in principal amount of the Notes) and the relevant German Guarantor do not agree on the appointment of a joint auditor within 5 Business Days from the date the Trustee has disputed the Management Determination, the Trustee (at the direction of the Holders of a majority in principal amount of the Notes) shall be entitled to appoint auditors of international standing and reputation in its sole discretion. The amounts determined in the Auditor’s Determination shall be (except for manifest error) binding for all parties. The costs of the Auditor’s Determination shall be borne by the Company. If pursuant to the Auditor’s Determination the amount payable under the Note Guarantee is higher than set out in the Management Determination, the relevant German Guarantor shall pay the difference to the Trustee within 5 Business Days after receipt of the Auditor’s Determination.

(6)    If, and to the extent that, the Note Guarantee has been enforced without regard to the Limitation on Enforcement because (A) the Management Determination or the Auditor’s Determination was not delivered within the relevant time frame or (B) the amount payable under the Note Guarantee resulting from the Auditor’s Determination is lower than the respective amount resulting from the Management Determination, the Trustee shall upon written demand of the relevant German Guarantor to the Trustee (on behalf of the Trustee and the Holders) repay any amount (in each case limited to the amount received by it respectively under the Note Guarantee granted under this Indenture and not passed on by the Trustee in accordance with this Indenture or the Notes) in the case of (A) above, for which the Trustee would not have been entitled to enforce had the Management Determination or the Auditor’s Confirmation been delivered in time, and in the case of (B) above, which is equal to the difference between the amount paid and the amount payable resulting from the Auditor’s Determination calculated as of the date of entry into this Indenture or the date of the Payment Demand, as the case may be, and in accordance with clause (3) above, provided such demand for repayment is made to the Trustee in case of (A) above within two (2) months from the delivery of the Auditor’s Determination and in case of (B) above within four (4) months from the date the Note Guarantee has been enforced (in each case an Ausschlussfrist within the German law meaning of that term).

(7)    If a German Guarantor intends to demonstrate that the enforcement of the Note Guarantee would lead to the occurrence of a Limitation Event, then such German Guarantor shall realize at market value, or if a market value cannot be determined, at arm’s-length terms to the extent necessary to satisfy the amounts demanded under the Note Guarantee, any and all of its assets that are shown in its balance sheet with a book value (Buchwert) which are significantly lower than their market value and to the extent that such assets are not necessary for the relevant German Guarantor’s business (nicht betriebsnotwendig).

(8)    The Limitation on Enforcement does not affect the right of the Trustee or the Holders to claim again any outstanding amount at a later point in time if and to the extent that clause (2) of this Section 10.02(c) would allow this at that later point.

(9)    The Limitation on Enforcement does not apply in relation to amounts that correspond to funds that constitute proceeds of Notes issued under this Indenture and have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries and, in case of clause (2)(B) above, are still outstanding. The burden of demonstrating that no amounts have been passed on to a German Guarantor is on that German Guarantor, provided that an up-to-date financial statement of that German Guarantor prepared in accordance with the principles applicable to its unconsolidated balance sheet (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 German Commercial Code) and setting out in reasonable detail in its annex (Anhang) any such on-lending or confirming its nonexistence, shall constitute prima facie evidence for this purpose.

(10)    The Limitation on Enforcement does not apply to any amounts payable under the Note Guarantee if and, in case of clause (2)(B) above, as long as a domination and/or profit and loss transfer agreement in accordance with § 291 of the German Stock Corporation Act (Aktiengesetz, the “AktG”) is in existence, unless the existence of such domination and/or profit and loss transfer agreement does not have the effect as set out in sentence 2 of paragraph 1 of § 30 GmbH-Act.

(11)    This Section 10.02(c) shall apply mutatis mutandis if the Note Guarantee is granted by a Guarantor incorporated in Germany and organized as a limited partnership (Kommanditgesellschaft, KG) or general partnership (offene Handelsgesellschaft, oHG) with a limited liability company incorporated under German law (Gesellschaft mit beschränkter Haftung, GmbH) as general partner (Komplementär bzw. unbeschränkt haftender Gesellschafter within the German law meaning of that term) (a “Relevant General Partner”) of such Guarantor, in respect of such Relevant General Partner.

(12)    The restrictions under this Section 10.02(c) shall not apply if, at the time of enforcement of the Note Guarantee, as a result of a change in laws or German supreme court jurisprudence (höchstrichterliche Rechtsprechung), the granting or enforcement of the Note Guarantee can no longer result in a personal liability of a German Guarantor’s or, as applicable, a Relevant General Partner’s managing directors with a view to the obligatory preservation of its stated share capital according to §§ 30, 31 GmbH-Act or any substitute provision.

(d)     Limitation on Note Guarantees by Italian Guarantors.

(1)    Notwithstanding any other provision of this Indenture and notwithstanding anything to the contrary in this Indenture, the Trustee, the Holders and the Guarantors acknowledge and agree that all obligations and liabilities howsoever assumed by each Italian Guarantor, under whatever title or form (and including but not limited to as a guarantor or a joint and several obligor) shall be subject to all of the following limitations:

(A)    such obligations and liabilities shall not include any obligations or liabilities the assumption or accrual of which would breach the prohibition of financial assistance as defined in article 2358 of the Italian Civil Code;

(B)    pursuant to article 1938 of the Italian Civil Code, such obligations and liabilities shall not exceed for each Italian Guarantor, an amount equal to Euro 55,000,000.00 (fifty five million/00); and

(C)    in any event such obligations and liabilities shall never be enforced in excess of 20% (twenty percent) of the then outstanding Net Worth of each Italian Guarantor.

(e)     Limitation on Note Guarantees by United Kingdom Guarantors.

The Note Guarantee granted by each Guarantor incorporated in the United Kingdom does not apply to any liability to the extent that it would result in such Note Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the United Kingdom’s Companies Act 2006.

Section 10.03 Execution and Delivery.

(a)    To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b)    Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)    If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)    If required by Section 4.11, the Company shall cause any newly-created or newly-acquired Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Note Guarantees.

(a)    A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee, upon:

(1)    (A) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, or the sale of all or substantially all of the assets of such Guarantor, in each case in a sale, assignment, assignation, transfer, conveyance, exchange or other disposition that is made in compliance with the provisions of this Indenture, including Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time); provided that all Guarantees and other obligations of such Guarantor in respect of all other Debt of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction;

(B) [Reserved.];

(C) the proper designation of any Guarantor as an Unrestricted Subsidiary; or

(D) the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture; and

(2)    such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and release have been complied with.

(b)    At the written request of the Company, the Trustee shall execute and deliver any documents reasonably requested in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

ARTICLE 11

COLLATERAL

Section 11.01 Collateral.

(a)    The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations under this Indenture and the Notes and the Note Guarantees and the Collateral Documents, shall be secured by second-priority Liens and security interests, subject to Permitted Liens, as provided in the Collateral Documents and the Intercreditor Agreements.

(b)    The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreements, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents and the Intercreditor Agreements.

(c)    Each Holder, by its acceptance of any Notes and the Note Guarantees, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents and the Intercreditor Agreements in accordance therewith.

(d)    The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Documents and the Intercreditor Agreements, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Collateral Documents and the Intercreditor Agreements and actions that may be taken thereunder.

(e)    Notwithstanding anything stated in this Indenture to the contrary, the Company, the Guarantors, the Trustee, the Collateral Agent and the Holders agree that the Notes shall not be required to be secured by the Collateral until the Collateral Due Date and the Company and Guarantors shall not be required to execute any documents evidencing the creation or perfection of security interests in the Collateral for the benefit of the Holders until the Collateral Due Date.

Section 11.02 Further Assurances.

To the extent required under this Indenture or any of the Collateral Documents, the Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral.

Section 11.03 After-Acquired Property.

If any assets (excluding any Excluded Assets) are acquired by the Company or a Guarantor that has previously entered into a Collateral Document (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien thereunder upon acquisition thereof), the Company will cause such assets to be subjected to a Lien securing the Obligations in respect of the Notes, on a second-priority basis, subject to Permitted Liens and will take, and cause the applicable Guarantors to take, such actions to the same extent with respect to the Notes as is required in respect of the Senior Credit Facilities to grant and perfect such Liens, all at the expense of the Company, and thereupon all provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Section 11.04 Impairment of Security Interest.

Neither the Company nor any of the Guarantors will (i) take or omit to take any action which would adversely affect or impair the Liens in favor of the Collateral Agent and the Holders of Notes with respect to any material portion of the Collateral or (ii) grant any Person, or permit any Person to retain (other than the Collateral Agent), any Liens on the Collateral, other than Permitted Liens. The Company and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

Section 11.05 Release of Collateral.

(a)    The Liens on the Collateral shall be automatically and unconditionally released with respect to the Notes and the Note Guarantees, as applicable, without the need for any further action by any Person:

(1)    in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Notes;

(2)    in whole, upon satisfaction and discharge of this Indenture as set forth in Article 12;

(3)    in whole, upon a Legal Defeasance or Covenant Defeasance as set forth in Article 8;

(4)    in part, as to any property constituting Collateral (A) that is sold, transferred or otherwise disposed of by the Company or any of the Guarantors (other than to the Company or another Guarantor) in a transaction that does not constitute an Asset Sale or is not prohibited by the provisions of this Indenture or the Collateral Documents (to the extent of the interest sold or disposed of); or (B) otherwise in accordance with this Indenture, the Collateral Documents or the Intercreditor Agreements;

(5)    in whole as to all Collateral that is owned by a Guarantor that is released from its Note Guarantee in accordance with Section 10.06;

(6)    in whole or in part, with the consent of Holders of at least 66 2⁄3% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); and

(7)    in whole or in part, as to any Collateral that has been taken by eminent domain, condemnation or other similar circumstances,

provided, that, in the case of any release in whole pursuant to clauses (1) through (3) above, all amounts owing to the Trustee and the Collateral Agent under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements have been paid or otherwise provided for to the reasonable satisfaction of the Trustee and Collateral Agent.

(b)    To the extent required by this Indenture, the Company or the Guarantors, as the case may be, will furnish to the Trustee and Collateral Agent, prior to each proposed release of such Collateral pursuant to the Collateral Documents and this Indenture an Officers’ Certificate as required by this Indenture; provided, however, in no event shall this Indenture require an Officers’ Certificate for the release of a Lien on Collateral that is sold in the ordinary course of business to the extent such sale does not constitute an Asset Sale or is not prohibited by the provisions of this Indenture.

(c)    Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company or the Guarantors, as the case may be, the released Collateral and, if necessary, the Collateral Agent shall, at the Company’s expense, cause to be filed such documents or instruments (that are prepared by the Company and provided to the Collateral Agent) as shall be necessary to provide for the release by the Collateral Agent of the released Collateral.

Section 11.06 Suits to Protect the Collateral.

Subject to the provisions of Article 7, the Collateral Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct (but shall have no obligation to do so) the Collateral Agent to take all actions it determines in order to:

(a)    enforce any of the terms of the Collateral Documents; and

(b)    collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.06 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 11.07 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture

Section 11.08 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 11.09 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 11.10 Information Regarding Collateral.

(a)    The Company shall furnish to the Collateral Agent, with respect to the Company or any Guarantor, promptly (and in any event within no more than thirty days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) legal identification number. The Company and the Guarantors will take all necessary action so that the Lien in favor of the Collateral Agent pursuant to this Indenture and/or the Collateral Documents is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Collateral Documents. The Company shall also promptly notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

(b)    Each year, within 120 days after the end of the preceding fiscal year, the Company shall deliver to each of the Trustee and the Collateral Agent a certificate of a responsible financial or accounting officer of the Company setting forth the information required pursuant to the schedules required by the Collateral Documents or confirming that there has been no change in such information since the date of the prior annual certification.

Section 11.11 Regarding the Collateral Agent.

(a)    By their acceptance of the Notes, the Holders hereby designate and appoint U.S. Bank National Association to serve as Collateral Agent and as their agent under this Indenture, the Collateral Documents and the Intercreditor Agreements and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. U.S. Bank National Association hereby agrees to serve as Collateral Agent under the Collateral Documents and the Intercreditor Agreements and acknowledges that the Collateral Agent agrees to act as such on the express conditions contained in this Section 11.11. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein, shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreements, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents or the Intercreditor Agreements or otherwise exist against the Collateral Agent.

(b)    The Collateral Agent may perform any of its duties or exercise any rights under this Indenture, the Collateral Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or through its Related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties and rights, and, in the absence of gross negligence or willful misconduct on its part, shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)    None of the Collateral Agent or any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreements or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor, or any Officer or Related Persons thereof, contained in this Indenture, the Intercreditor Agreements or any Collateral Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreements, or for any failure of the Company or any Guarantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to monitor, ascertain or inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreements or to inspect the properties, books, or records of the Company or any Guarantor or any of their Affiliates.

(d)    In the absence of gross negligence or willful misconduct on its part, the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, or other written communication or document or conversation (including those by e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent in good faith. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreements unless it shall first receive such advice or direction of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreements in accordance with a written request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)    The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be directed by the Trustee or the Holders of a majority in aggregate principal amount of the Notes in accordance with Article 6 (subject to this Section 11.11 and the terms of the Intercreditor Agreements).

(f)    The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent of its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor notes collateral agent. If no successor notes collateral agent is appointed by the Company pursuant to the preceding sentence within thirty (30) days after the Collateral Agent’s notice of resignation, the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor notes collateral agent hereunder, such successor notes collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor notes collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring hereunder, the provisions of this Section 11.11 (and Section 7.06) shall continue to inure to the benefit of the retiring Collateral Agent and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g)    U.S. Bank National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion (and shall have no liability for the acts or omissions of, or the supervision of, any such co-Collateral Agent appointed with due care). Neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable to the Company or any Guarantor or any Holder for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be responsible for any act or failure to act hereunder, except to the extent such act is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.

(h)    By their acceptance of the Notes hereunder, the Collateral Agent is authorized and directed by the Holders to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements, (iv) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreements and (v) release any Collateral in accordance with the terms hereof.

(i)    The Trustee agrees that it shall not be obligated to instruct the Collateral Agent to, unless specifically directed to do so by the Holders of a majority in aggregate principal amount of the Notes, take or cause to be taken any action to enforce its rights under this Indenture, the Intercreditor Agreements or the Collateral Documents or against the Company or any Guarantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(j)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.

(k)    The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(l)    No provision of this Indenture, the Intercreditor Agreements or any Collateral Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders unless the Collateral Agent shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto.

(m)    The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Collateral Documents or any instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and, in the absence of any gross negligence or willful misconduct on its part, protection from liability in respect of any action taken, omitted or suffered by it in good faith and in reliance upon the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent under this Indenture, the Intercreditor Agreements and the Collateral Documents shall not be construed to impose duties to act.

(n)    In no event shall the Collateral Agent be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage or any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(o)    The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Guarantor under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Intercreditor Agreements or any Collateral Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Collateral Documents as to any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; or the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Collateral Document. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Collateral Documents except as directed by Holders of a majority in aggregate principal amount of the Notes; provided that in no event shall the Collateral Agent be required to take any action which it determines is not permitted pursuant to this Indenture, the Intercreditor Agreements or the Collateral Documents or applicable law.

(p)    The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent and the Trustee shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, for any environmental condition or contamination pursuant to any environmental law or otherwise as a result of this Indenture, the Intercreditor Agreements and the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Collateral Documents, the Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral, and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(q)    Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and if in form and substance substantially similar with the Collateral Document or satisfactory to the Collateral Agent, execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Collateral Document

Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 11.11(q), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(r)    After the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreements, the Trustee (acting at the direction of the Holders of a majority in principal amount of the outstanding Notes), subject to Articles 6 and 7, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreements.

(s)    The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the terms of any such agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture and the Intercreditor Agreements.

(t)    In each case that Collateral Agent may or is required hereunder or under the Intercreditor Agreements or any Collateral Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under the Intercreditor Agreements or any Collateral Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, subject to the terms of the Intercreditor Agreements. In the absence of gross negligence or willful misconduct on its part, the Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Intercreditor Agreements, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(u)    Notwithstanding anything to the contrary in this Indenture, the Intercreditor Agreements or the Collateral Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Intercreditor Agreements or the Collateral Documents (including the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the security interests or Liens intended to be created thereby.

(v)    Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, or in connection with this Indenture, any Collateral Document or the Intercreditor Agreements, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.03. In the absence of gross negligence or willful misconduct on its part, the Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(w)    Notwithstanding anything to the contrary contained herein but subject to the terms of the Intercreditor Agreements, the Collateral Agent shall act pursuant to the instructions of the Trustee and the Holders as provided in this Indenture solely with respect to the Collateral Documents and the Collateral.

(x)    The Trustee and Collateral Agent shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(y)    The Collateral Agent shall not be liable for failing to comply with its obligations under this Indenture or any related document in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(z)    Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against any Person with respect to any Collateral or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for the benefit of third parties and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(aa)    The rights, privileges, protections, immunities and benefits given to the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities under the Collateral Documents, the Intercreditor Agreements, and any related document, whether or not specifically set forth therein.

Section 11.12 Dutch Parallel Debts.

(a)    Each of the Company and the Guarantors which agrees to provide security pursuant to a Collateral Document governed by the laws of the Netherlands (a “Dutch Collateral Party”) hereby irrevocably and unconditionally undertakes to pay (each such payment undertaking by a Dutch Collateral Party, a “Parallel Debt”) to the Collateral Agent amounts equal to the amounts due by that Dutch Collateral Party in respect of its Corresponding Obligations as they may exist from time to time.

(b)    The Parallel Debt of each Dutch Collateral Party will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent the relevant Corresponding Obligations become due and payable. Each of the parties to this Agreement hereby acknowledges that:

(1)    each Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Dutch Collateral Party;

(2)    each Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of the Parallel Debt from the relevant Dutch Collateral Party, it being understood, in each case, that pursuant to this paragraph, the amount which may become payable by each Dutch Collateral Party by way of Parallel Debts shall not exceed at any time the total of the amounts which are payable under or in connection with the Corresponding Obligations of that Dutch Collateral Party at such time; and

(3)    notwithstanding anything to the contrary set forth in (c) below, each agreement or instrument evidencing Parallel Debt, to the extent such instrument or agreement references U.S. Bank National Association as the holder of such Parallel Debt, shall be deemed to reference U.S. Bank National Association not in its individual capacity but as Collateral Agent hereunder.

(c)    An amount paid by the Company or any Guarantor to the Collateral Agent in respect of the Parallel Debt will discharge the liability of the Dutch Collateral Parties under the Corresponding Obligations in an equal amount. For the purpose of this Section 11.12, the Collateral Agent acts in its own name and for itself and not as agent, trustee or representative of any other party.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged, and will cease to be of further effect as to all Notes and all Note Guarantees, when:

(a)    either: (A) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust, have been delivered to the Trustee for cancellation; or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the giving of a notice of redemption or otherwise or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds (consisting of cash in U.S. dollars, Government Securities or a combination thereof) in an amount sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in a written certification delivered to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(b)    the Company or any Guarantor has paid or caused to be paid all other sums then due and payable under this Indenture;

(c)    no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or material instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(d)    the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(e)    the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture relating to the Discharge have been complied with.

Section 12.02 Application of Trust Money.

(a)    Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium and Additional Amounts, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b)    If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal, premium and Additional Amounts, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

(a)    Any notice or communication to the Company, any Guarantor, the Trustee or the Collateral Agent is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company or any Guarantor:

c/o Cimpress USA Incorporated

275 Wyman Street

Waltham, Massachusetts 02451

Email: mwalsh@cimpress.com and legal.notices@cimpress.com

Attention: General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax No.: (212) 455-2502

Email: arobinson@stblaw.com

Attention: Arthur D. Robinson

if to the Trustee or the Collateral Agent:

U.S. Bank National Association

100 Wall Street, 6th Floor

New York, New York 10005

Attention: Global Corporate Trust

Tel: (212) 951-8579

Email: michelle.mena@usbank.com

The Company, any Guarantor, the Trustee or the Collateral Agent, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)    All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c)    Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)    Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)    Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption pursuant to Section 3.07) to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f)    The Trustee and the Collateral Agent agree to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such electronic communication shall provide to the Trustee and the Collateral Agent an incumbency certificate listing authorized officers designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing, (2) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide a copy of such notice, instructions or directions to the Trustee or the Collateral Agent by mail or overnight courier in a timely manner, and (3) such notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. If such person elects to give the Trustee or the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or Collateral Agent’s reasonable understanding of such instructions shall be deemed controlling. The Trustee and the Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or

Collateral Agent’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(g)    If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h)    If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.02 Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes as if this Indenture were subject to such Trust Indenture Act Section 312(b) (except for the provisions of such Section 312(b) pertaining to filings with, and hearings before, the Commission). The Company, the Trustee, the Registrar and anyone else shall be deemed to have the protection of Trust Indenture Act Section 312(c).

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)    an Officers’ Certificate (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)    an Opinion of Counsel (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that (A) subject to Section 5.01(c), no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C and (B) no Opinion of Counsel pursuant to this Section 13.03 shall be required in connection with the authentication and delivery of Notes on the Issue Date.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.07) shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Shareholders, Partners, Officers or Directors.

No director, manager, officer, employee, equity owner, general or limited partner, incorporator or other Person acting in any capacity similar to any of the foregoing, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company or the Guarantors under the Notes, any Note Guarantee, this Indenture, the Intercreditor Agreements or the Collateral Documents by reason of such status.

Each Holder of Notes by accepting a Note expressly waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 13.07 Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.08 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09 Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics or similar health crises, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.10 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 13.12 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be deemed to be an original, but all of them together represent the same agreement.

Section 13.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.15 Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Indenture, the Collateral Documents, the Intercreditor Agreements (and each amendment, modification and waiver in respect thereof) and of signature pages by facsimile or electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee or Collateral Agent) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable Person. The Trustee and the Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and, subject to Section 7.02(a), shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 13.16 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Collateral Agent are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order for the Trustee or the Collateral Agent, as applicable, to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 13.17 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium and Additional Amounts, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 13.18 Jurisdiction; Consent to Service of Process.

(a)    Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to this Indenture, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Company, the Guarantors or any Holder of Notes may otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(b)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in paragraph (a) of this Section 13.18. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    The Company and the Guarantors hereby irrevocably designate, appoint and empower Corporation Service Company (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as their designee, appointee and agent to receive, accept and acknowledge for and on their behalves, and in respect of their property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Indenture, the Notes or the Guarantees. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Company or any Guarantor in care of the Process Agent at 1180 Avenue of the Americas, Suite 210, New York, New York 10036, and the Company and the Guarantors hereby irrevocably authorize and direct the Process Agent to accept such service on their behalves. As an alternative method of service, the Company and the Guarantors irrevocably consent to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Company or any Guarantor at the address specified in Section 13.01.

(d)    To the extent permitted by law, each party to this Indenture hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 13.01. Nothing in this Indenture will affect the right of any party to this Indenture to serve process in any other manner permitted by law.

Section 13.19 Intercreditor Agreements Govern.

Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreements as Collateral Agent and on behalf of such Holder as and when required in accordance with the terms of this Indenture.

[Signatures on following page]

CIMPRESS PLC, as Company

By:
Name:
Title:

BUILD A SIGN LLC, as Guarantor

By:
Name:
Title:

CIMPRESS USA INCORPORATED, as Guarantor

By:
Name:
Title:

[Signature page to Indenture]

CIMPRESS IRELAND LIMITED, as Guarantor

By:
Name:
Title:

CIMPRESS USA MANUFACTURING INCORPORATED, as Guarantor

By:
Name:
Title:

NATIONAL PEN CO. LLC, as Guarantor

By:
Name:
Title:

NATIONAL PEN PROMOTIONAL HOLDINGS LIMITED, as Guarantor

By:
Name:
Title:

NATIONAL PEN PROMOTIONAL PRODUCTS LIMITED, as Guarantor

By:
Name:
Title:

[Signature page to Indenture]

NATIONAL PEN TENNESSEE LLC, as Guarantor

By:
Name:
Title:

NP CORPORATE SERVICES LLC, as Guarantor

By:
Name:
Title:

VISTAPRINT CORPORATE SOLUTIONS INCORPORATED, as Guarantor

By:
Name:
Title:

WEBS, INC., as Guarantor

By:
Name:
Title:

[Signature page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

[Signature page to Indenture]

APPENDIX A

PROVISIONS RELATING TO NOTES

Section 1.1     Definitions.

(a)    Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear securities clearance system or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)

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Term	Defined in Section
“OID Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1    Form and Dating

(a) The Initial Notes issued on the Issue Date and any PIK Notes shall be (i) offered and sold by the Company to the purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). PIK Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued on the Issue Date, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture, to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, the Custodian or the Depositary, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of this Indenture and pursuant to an Authentication Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

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Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2    Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase,

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the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in either a Regulation S Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii) During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in

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accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv) Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(v) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY (OR ANY INTEREST HEREIN), BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF

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REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF $250,000 OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.,

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OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY (OR ANY INTEREST HEREIN), THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT IT EITHER (I) IS NOT, AND IS NOT ACTING ON BEHALF OF, AND NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY (OR ANY INTEREST HEREIN) CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT; OR (II) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

ADDITIONALLY, IF ANY PURCHASER OR SUBSEQUENT TRANSFEREE OF THIS SECURITY IS USING ASSETS OF ANY PLAN THAT IS SUBJECT TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (AN “ERISA PLAN”) TO ACQUIRE OR HOLD THIS SECURITY, SUCH PURCHASER AND SUBSEQUENT TRANSFEREE WILL BE DEEMED TO REPRESENT AND WARRANT THAT AT ALL TIMES NONE OF THE TRUSTEE OR ANY OF ITS AGENTS OR AFFILIATES HAS ACTED AS THE ERISA PLAN’S FIDUCIARY (WITHIN THE MEANING OF ERISA OR THE CODE), OR HAS BEEN RELIED UPON FOR ANY ADVICE, WITH RESPECT TO THE PURCHASER OR TRANSFEREE’S DECISION TO ACQUIRE, HOLD, SELL, EXCHANGE, VOTE OR PROVIDE ANY CONSENT WITH RESPECT TO THIS SECURITY AND NONE OF THE COMPANY OR ANY OF ITS AFFILIATES SHALL AT ANY TIME BE RELIED UPON AS THE ERISA PLAN’S FIDUCIARY WITH RESPECT TO ANY DECISION TO ACQUIRE, CONTINUE TO HOLD, SELL, EXCHANGE, VOTE OR PROVIDE ANY CONSENT WITH RESPECT TO THIS SECURITY.

Each Note shall bear the following additional legend (“OID Legend”):

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THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON REQUEST, THE COMPANY SHALL PROMPTLY MAKE AVAILABLE TO A HOLDER OF THE SECURITY (1) THE ISSUE PRICE AND ISSUE DATE OF THIS SECURITY, (2) THE AMOUNT OF OID ON THE SECURITY, AND (3) THE ORIGINAL YIELD TO MATURITY OF THE SECURITY. SUCH REQUEST SHOULD BE SENT TO THE COMPANY AT CIMPRESS PLC C/O CIMPRESS USA, INCORPORATED, 275 WYMAN STREET, WALTHAM, MASSACHUSETTS, 02451, ATTN: GENERAL COUNSEL.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed on any Holder in connection with any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.10, 3.06, 4.15, 4.16 and 9.04 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium and Additional Amounts, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

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(v) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3    Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository or (iii) the Company, in its sole discretion and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture. In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized

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denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $150,000 and integral multiples of $1,000 in excess thereof (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof) and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

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EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

[Insert the OID Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP [                ]

ISIN [                ]1

[RULE 144A][REGULATION S][IAI][GLOBAL][PIK] NOTE

12.0% Senior Secured Notes due 2025

No. [RA-    ] [RS-    ] [RIAI-    ] [RPIK-    ]                                                                                                                                       [$        ]2

CIMPRESS PLC

promises to pay to [CEDE & CO.]3 [        ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]4 [of $        (        Dollars)]5 on May 15, 2025.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

[1]	Rule 144A Note CUSIP: [●]
Rule 144A Note ISIN: US[●]
Regulation S Note CUSIP: [●]
Regulation S Note ISIN: US[●]
IAI Note CUSIP: [●]
IAI Note ISIN: US[●]
[2]	Include in Definitive Notes.
[3]	Include in Global Notes.
[4]	Include in Global Notes.
[5]	Include in Definitive Notes.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

CIMPRESS PLC

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

12.0% Senior Secured Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    INTEREST. Cimpress plc, a public company with limited liability incorporated in Ireland (a member state of the European Union) (the “Company”), promises to pay interest on the principal amount of this Note at 12.0% per annum to, but not including, the date of maturity. The Company shall pay interest semi-annually in arrears on May 15 and November 15 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including April [•], 2020; provided that the first Interest Payment Date shall be November 15, 2020. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes plus an additional 2.0% per annum to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes plus an additional 2.0% per annum to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on the May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium and Additional Amounts, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register or by wire transfer of immediately available funds to Holders that have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date; provided that all payments with respect to principal, premium and Additional Amounts, if any, and interest on all Global Notes registered in the name of or held by DTC or its nominee will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by DTC. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

For any interest period, the Company may, at its option, elect to pay interest on up to 50.0% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes in a principal amount equal to such interest (in each case, “PIK Interest”). In the event that the Company so elects to pay PIK Interest for any interest period, then the Company shall deliver a notice to the Trustee on or before each Record Date immediately preceding the applicable Interest Payment Date, which notice shall state the total amount of interest to be paid on such Interest Payment Date and the amount of such interest to be paid as PIK Interest. The Trustee shall promptly deliver a corresponding notice to the Holders. If such notice is not timely delivered to the Trustee, interest shall be paid as cash Interest. Interest for the final interest period ending at Stated Maturity shall be payable entirely in cash interest.

PIK Interest on the Notes will be payable (1) with respect to Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) as provided in a written order of the Company to the Trustee and (2) with respect to Notes represented by certificated Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, at the written order of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the Note Register maintained by the Registrar. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on May 15, 2025 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and will have the same rights and benefits of the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Notes.

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or repurchase of the Notes pursuant to the Indenture will be made solely in cash.

If the Company pays a portion of the interest on the Notes as cash interest and a portion of the interest on the Notes as PIK Interest, such cash interest and PIK Interest shall be paid to Holders pro rata in accordance with their interests.

3.    PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4.    INDENTURE. The Company issued the Notes under a Senior Notes Indenture, dated as of April [●], 2020 (as amended or supplemented from time to time, the “Indenture”), among the Company, the Guarantors named therein, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 12.0% Senior Secured Notes due 2025. The Company shall be entitled to issue PIK Notes pursuant to Section 2.01 and in compliance with the Indenture. The Notes and any PIK Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.    REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.    DENOMINATIONS, TRANSFER, EXCHANGE. Subject to the issuance of PIK Notes as described herein, the Notes will be issued only in fully registered form without coupons, in minimum denominations of $150,000 and any integral multiple of $1,000 in excess thereof. PIK Payments will be made in minimum denominations of $1.00 and any integral multiple in excess of $1.00 thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with an Offer to Purchase, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7.    SECURITY. The Notes and the Note Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Collateral Documents and the Intercreditor Agreements. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements, and to perform its obligations thereunder in accordance therewith.

8.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

9.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents may be amended or supplemented, and provisions in the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements or the Collateral Documents may be waived, in each case, as provided in the Indenture.

10.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

11.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12.    GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.    CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

14.    INTERCREDITOR AGREEMENTS. Anything herein to the contrary notwithstanding, the liens and security interests securing the Obligations evidenced by this Note, the exercise of any right or remedy with respect thereto, and certain of the rights of the Holder hereof are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Note, the terms of such Intercreditor Agreement shall govern and control.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Cimpress plc

c/o Cimpress USA Incorporated

275 Wyman Street

Waltham, Massachusetts 02451

Email: mwalsh@cimpress.com and legal.notices@cimpress.com

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐ to the Company or subsidiary thereof; or

(2)	☐ to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐ pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)

☐   to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)

☐   pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)

☐   to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐ pursuant to Rule 144 under the Securities Act; or

(8)	☐ pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature
Date:
Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer Name: Title:

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A

REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,

PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Your Signature

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box below:

[    ] Section 4.15             [    ] Section 4.16

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$_________	(integral multiples of $1,000 (or if a PIK Payment has been made, integral multiples of $1.00), provided that the unpurchased portion must be in a minimum principal amount of $150,000 (or if a PIK Payment has been made, $1.00))

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	PIK Increase	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

Cimpress plc

c/o Cimpress USA Incorporated

275 Wyman Street

Waltham, Massachusetts 02451

Email: mwalsh@cimpress.com and legal.notices@cimpress.com

Attention: General Counsel

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[_______] principal amount of the 12.0% Senior Secured Notes due 2025 (the “Notes”) of Cimpress plc (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:________________________

Address:______________________

Taxpayer ID Number:____________

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is six months after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) of the Restricted Notes Legend prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the

B-1

Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

TRANSFEREE: ,

by:

B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Cimpress plc, a public company with limited liability incorporated in Ireland (a member state of the European Union) (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee a Senior Secured Notes Indenture (the “Indenture”), dated as of April [●], 2020, providing for the issuance 12.0% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.    Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be deemed to be an original, but all of them together represent the same agreement.

6.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.    The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]
By:
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent
By:
Name:
Title:

EXHIBIT C

Form of Security Agreement

(See Attached)

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of [    ], 2020 by and among each of the undersigned Subsidiaries of Cimpress plc, a public company with limited liability incorporated in Ireland (a member state of the European Union) (the “Company”) listed on the signature pages hereto (the “Initial Grantors,” and together with any additional Subsidiaries of the Company, whether now existing or hereafter formed or acquired which become parties to this Security Agreement from time to time, in accordance with the terms of the Indenture (as defined below), by executing a Supplement hereto in substantially the form of Annex I, the “Grantors”), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENT

WHEREAS, the Company, the Guarantors party thereto, U.S. Bank National Association, as trustee, and the Collateral Agent are entering into a Senior Secured Notes Indenture dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) pursuant to which the Company is issuing its 12.0% Senior Secured Notes due 2025; and

WHEREAS, the Grantors have agreed to secure their obligations in respect of the Indenture and the notes issued thereunder pursuant to the terms of this Security Agreement;

ACCORDINGLY, the Grantors and the Collateral Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.    Terms Defined in the Indenture. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

1.2.    Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3.    Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Administrative Agent” JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Senior Credit Facilities.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Cash Pool Account” means certain accounts subject to cash pooling arrangements with JPMorgan Chase Bank, N.A. or affiliates thereof or other financial institutions from time to time, including the following accounts:

Grantor	Currency	Account No.	Bank
Build A Sign LLC	USD	41480038	JPMorgan Bank N.A.
Cimpress USA Incorporated	USD	41473420	JPMorgan Bank N.A.
Cimpress USA Manufacturing Incorporated	USD	67104332	JPMorgan Bank N.A.
National Pen Co. LLC	USD	41480037	JPMorgan Bank N.A.
Webs, Inc.	USD	67103807	JPMorgan Bank N.A.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Copyrights, Deposit Accounts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, letters of credit, Letter of Credit Rights, Licenses, Patents, Pledged Deposits, Supporting Obligations, Trademarks and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto; provided that, notwithstanding the foregoing, Collateral shall expressly exclude the Excluded Assets.

“Commercial Tort Claims” means commercial tort claims, as defined in the UCC of any Grantor, including each commercial tort claim specifically described in Exhibit “F”.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Default” means an event described in Section 5.1 hereof.

“Deposit Account Control Agreement” means an agreement, in form and substance substantially identical to the form provided to the Administrative Agent and otherwise reasonably satisfactory to the Collateral Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Collateral Agent with respect to collection and Control of all deposits and balances held in a deposit account maintained by such Grantor with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Designated Cash Pool Account” means the bank account(s) listed in the definition of “Cash Pool Account” above and any other Cash Pool Account designated in writing by Cimpress USA Incorporated (“Cimpress USA”) and the Administrative Agent from time to time.

2

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Assets” means, collectively: (a) assets subject to a Lien securing Capital Lease Obligations or purchase money debt obligations, in each case permitted under the Indenture, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); provided that such asset (i) will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and (ii) will cease to be an Excluded Asset and will become subject to the Lien granted under this Security Agreement, immediately and automatically, at such time as such consequences will no longer result, (b) any lease, license, permit, contract, property right or agreement to which the Company or any Guarantor is a party or any of its rights or interests thereunder or property rights are subject if and only for so long as the grant of a Lien under this Security Agreement is prohibited by any law, rule or regulation or order of any governmental authority or will constitute or result in a breach, termination or default, or requires any consent not obtained, under any such lease, license, permit, contract, property right or agreement, or the grant of a security interest or lien on such right or interest would result in the abandonment, invalidation or unenforceability of such right or interest (other than to the extent that any such applicable law, rule, regulation or term would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); provided that such lease, license, permit, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under this Security Agreement, immediately and automatically, at such time as such consequences will no longer result and (c) any Designated Cash Pool Account; provided that any such account will be an Excluded Asset only to the extent and for so long as it is designated as a Cash Pool Account and will cease to be an Excluded Asset and will become subject to the Lien granted under this Security Agreement, immediately and automatically, at such time as Cimpress USA and the Agent agree in writing that such account is no longer a Cash Pool Account.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Farm Products” shall have the meaning set forth in Article 9 of the UCC.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“Foreign Grantors” means, collectively, (a) Vistaprint B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands, with its statutory seat in Venlo, the Netherlands and registered with the Dutch trade register under number 12051083, (b) Vistaprint Limited, a Bermuda company, and (c) Cimpress Schweiz GmbH, a private company with limited liability (Gesellschaft mit beschrankter Haftung) incorporated under the laws of Zurich, Switzerland.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC and, in any event, includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Patents, Trademarks, Copyrights, URLs and domain names, Industrial Designs, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Licenses, infringement claims, computer programs, information contained on

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computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property, negotiable Collateral, and oil, gas, or other minerals before extraction.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Indenture” has the meaning assigned to such term in the recitals of this Agreement.

“Industrial Designs” means (i) registered industrial designs and industrial design applications, and also includes registered industrial designs and industrial design applications listed in Exhibit “B”, (ii) all renewals, divisions and any industrial design registrations issuing thereon and any and all foreign applications corresponding thereto, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (iv) the right to sue for past, present and future infringements thereof, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter of Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Company and any Subsidiary of the Company taken as a whole, or (ii) the ability of the Company or any Guarantor to perform any of its Obligations under the Indenture, the Notes or the Note Guarantees when due.

“Other Collateral” means any personal property of the Grantors, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Copyrights, Deposit Accounts, Documents, Equipment, Fixtures, Farm Products, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Licenses, Patents, Pledged Deposits, Supporting Obligations and Trademarks, including, without limitation, all cash on hand, letters of credit, Stock Rights or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all personal property of the Grantors, subject to the limitations contained in Article II of this Security Agreement.

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“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all licenses of the foregoing whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Collateral Agent pursuant to this Security Agreement.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Collateral Agent or to any Secured Party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations in respect of the Notes and the Indenture.

“Secured Parties” means the collective reference to the Trustee, the Collateral Agent and the Holders.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Interest constituting Collateral, any right to receive a Capital Interest and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

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“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) any obligation (including any guarantee) that is contingent in nature at such time; or (ii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Voting Power” means with respect to any share of Voting Stock, the number of votes that the holder of such share may cast in an election of members of the Board of Directors (or analogous governing body) of the issuer of such share.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any provisions of this Security Agreement applicable to the assets or property of any Foreign Grantor are solely with respect to assets and property located or registered in the United States.

ARTICLE II

GRANT OF SECURITY INTEREST

Each of the Grantors hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations; provided that, notwithstanding anything to the contrary contained in this Article II, the amount of Capital Interests in any Person that is a Subsidiary of a Grantor and that is organized under the laws of a jurisdiction outside of the United States of America pledged or required to be pledged to the Collateral Agent hereunder or under any other Collateral Document shall be automatically limited to the Voting Stock of such Subsidiary representing not more than 65% of the total Voting Power of all outstanding Voting Stock of such Subsidiary to the extent so limited under the Senior Credit Facilities (and the term “Collateral” shall not include any other Capital Interests of such Subsidiary). For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the Grantors.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants to the Collateral Agent and the Secured Parties (it being agreed and understood that (a) the representations and warranties set forth in Section 3.12 of this Security Agreement shall, with respect to each Foreign Grantor, only apply to Intellectual Property owned by such Foreign Grantor and (b) in the event of any inconsistency between the representations and warranties set forth in this Security Agreement and the representations and warranties set forth in any other Collateral Document signed by a Foreign Grantor, the representations and warranties set forth in such other Collateral Document shall govern), and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement), that:

3.1.    Title, Authorization, Validity and Enforceability. Such Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6 hereof, and has full corporate, limited liability company or partnership, as applicable, power

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and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Grantor of this Security Agreement have been duly authorized by proper corporate, limited liability company, limited partnership or partnership, as applicable, proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed in Exhibit “E”, the Collateral Agent will have a fully perfected second priority security interest in the Collateral owned by such Grantor in which a security interest may be perfected by filing of a financing statement under the UCC, subject only to Liens permitted under Section 4.1.6 hereof.

3.2.    Conflicting Laws and Contracts. Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance by such Grantor with the terms and provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Grantor, or (ii) such Grantor’s charter, articles or certificate of incorporation, partnership agreement or by-laws (or similar constitutive documents), or (iii) the provisions of any indenture, instrument or agreement to which such Grantor is a party or is subject, or by which it, or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in, of or on the property of such Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Collateral Agent on behalf of the Secured Parties).

3.3.    Principal Location. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit “A”; such Grantor has no other places of business except those set forth in Exhibit “A”.

3.4.    Property Locations. The Inventory, Equipment (other than mobile Equipment such as laptop computers and PDAs that is in the possession of a Grantor’s employees or agents) and Fixtures of each Grantor are located solely at the locations of such Grantor described in Exhibit “A”. All of said locations are owned by such Grantor except for locations (i) which are leased by such Grantor as lessee and designated in Part B of Exhibit “A” and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment by such Grantor as designated in Part C of Exhibit “A”, with respect to which Inventory such Grantor has delivered bailment agreements, warehouse receipts, financing statements or other documents substantially consistent with those delivered in respect of the Senior Credit Facilities.

3.5.    No Other Names; Etc.. Within the five-year period ending as of the date such Person becomes a Grantor hereunder, such Grantor has not conducted business under any name, changed its jurisdiction of formation, merged with or into or consolidated with any other Person, except as disclosed in Exhibit “A”. The name in which such Grantor has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the date such Person becomes a Grantor hereunder.

3.6.    No Default. No Default or Event of Default exists.

3.7.    Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by such Grantor are and will be correctly stated in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Collateral Agent by such Grantor from time to time. As of the time when each

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Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

3.8.    Filing Requirements. None of the Equipment owned by such Grantor is covered by any certificate of title, except for motor vehicles. None of the Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) motor vehicles and (ii) Patents, Trademarks and Copyrights held by such Grantor and described in Part C of Exhibit “B”. The legal description, county and street address of the property on which any Fixtures owned by such Grantor are located is set forth in Exhibit “C” together with the name and address of the record owner of each such property.

3.9.    No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Collateral Agent on behalf of the Secured Parties as the secured party and (ii) in respect of Liens permitted by Section 4.10 of the Indenture; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Collateral Agent under the Collateral Documents to any Liens otherwise permitted under Section 4.10 of the Indenture.

3.10.    Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization. Such Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s State of organization, type of organization and State of organization identification number are, listed in Exhibit “G”.

3.11.    Pledged Securities and Other Investment Property. Exhibit “D” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property constituting Collateral and delivered to the Collateral Agent (or, subject to the Intercreditor Agreements, to the Administrative Agent or such other Person to whom delivery is required thereunder). Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed in Exhibit “D” as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties hereunder or as permitted by Section 4.10 of the Indenture. Each Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting a Capital Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued, are fully paid and non-assessable and constitute the percentage of the issued and outstanding shares of stock (or other Capital Interests) of the respective issuers thereof indicated in Exhibit “D” hereto, (ii) with respect to any certificates delivered to the Collateral Agent (or, subject to the Intercreditor Agreements, to the Administrative Agent or such other Person to whom delivery is required thereunder) representing a Capital Interest, either such certificates are Securities as defined in Article 8 of the UCC of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible and (iii) to the extent requested by the Administrative Agent, all such Pledged Collateral held by a securities intermediary is covered by a control agreement among such Grantor, the securities intermediary, the Administrative Agent and the Collateral Agent pursuant to which the Collateral Agent has Control.

3.12.    Intellectual Property.

3.12.1 Exhibit “B” contains a complete and accurate listing as of the date hereof of all registered Intellectual Property of each of the Grantors, including, but not limited to the following: (i) state, U.S. and foreign trademark registrations and applications for trademark registration, (ii)

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U.S. and foreign patents and patents applications, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (iii) U.S. and foreign copyright registrations and applications for registration, (iv) foreign industrial design registrations and industrial design applications, (v) material domain names used in the Grantors’ business and not registered on behalf of third-parties, (vi) material proprietary computer software, (vii) all forms of Intellectual Property described in clauses (i)-(iii) above that are owned by a third party and licensed to the Grantors or otherwise used by the Grantors under contract, and (viii) the names of any Person who has been granted rights in respect thereof outside of the ordinary course of business. Except for any U.S. registrations, applications for registration or applications for issuance by the Foreign Grantors, all of the U.S. registrations, applications for registration or applications for issuance of the Intellectual Property are valid and subsisting, in good standing and are recorded or in the process of being recorded in the name of the applicable Grantor.

3.12.2 Such Intellectual Property is valid, subsisting, unexpired (where registered) and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.3 No Person other than the respective Grantor and its Affiliates has any right or interest of any kind or nature in or to the Intellectual Property, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Intellectual Property or any portion thereof outside of the ordinary course of the respective Grantor’s business. Each Grantor has good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, its Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.4 Each Grantor has taken or caused to be taken steps so that none of its Intellectual Property, the value of which to the Grantors are contingent upon maintenance of the confidentiality thereof, have been disclosed by such Grantor to any Person other than employees, contractors, customers, representatives and agents of the Grantors who are parties to customary confidentiality and nondisclosure agreements with the Grantors except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.5 To each Grantor’s knowledge, no Person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of the Grantors to the Intellectual Property or has breached or is breaching any duty or obligation owed to the Grantors in respect of the Intellectual Property except where those breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

3.12.6 No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely affects its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

3.12.7 No Grantor has received any written notice that remains outstanding challenging the validity, enforceability, or ownership of any Intellectual Property except where those challenges could not reasonably be expected to result in a Material Adverse Effect, and to such Grantor’s knowledge at the date hereof there are no facts upon which such a challenge could be made.

3.12.8 Each Grantor owns directly or is entitled to use, by license or otherwise, all Intellectual Property necessary for the conduct of such Grantor’s business except as could not be reasonably expected to result in a Material Adverse Effect.

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3.12.9 Each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all trademarks and has taken all commercially reasonable action necessary to insure that all licensees of the trademarks owned or licensed by such Grantor use such adequate standards of quality, except where the failure to use adequate standards of quality could not reasonably be expected to result in a Material Adverse Effect.

3.12.10 The consummation of the transactions contemplated by the Indenture and the Collateral Documents will not result in the termination or material impairment of any of the Intellectual Property.

3.13.    Deposit Accounts and Securities Accounts. All of such Grantor’s Deposit Accounts and Securities Accounts are listed on Exhibit “H”.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated each such subsequent Grantor agrees:

4.1.    General.

4.1.1 Inspection. Each Grantor will permit the Collateral Agent or any Secured Party, by its representatives and agents (all to be coordinated through the Collateral Agent) (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals and upon reasonable prior notice as the Collateral Agent or such Secured Party may reasonably determine, and all at such Grantor’s expense.

4.1.2 Taxes. Such Grantor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral owned by such Grantor, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and with respect to which no Lien exists, and (ii) those which by reason of the amount involved or the remedies available to the taxing authority could not reasonably be expected to have a Material Adverse Effect.

4.1.3 Records and Reports; Notification of Default. Each Grantor shall keep and maintain complete, accurate and proper books and records with respect to the Collateral owned by such Grantor, and furnish to the Collateral Agent, with sufficient copies for each of the Secured Parties, such reports relating to the Collateral as the Collateral Agent shall from time to time reasonably request. Each Grantor will give prompt notice in writing to the Collateral Agent of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which might materially and adversely affect the Collateral.

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4.1.4 Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes the Collateral Agent to file, and if requested will deliver to the Collateral Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time be provided under the Senior Credit Facilities in order to maintain a second priority, perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 4.10 of the Indenture, provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Collateral Agent under the Collateral Documents to any Liens otherwise permitted under Section 4.10 of the Indenture. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in the same manner as for the Senior Credit Facilities. Each Grantor will take any and all actions necessary to defend title to the Collateral owned by such Grantor against all persons and to defend the security interest of the Collateral Agent in such Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5 Disposition of Collateral. No Grantor will sell, lease or otherwise dispose of the Collateral owned by such Grantor except (i) prior to the occurrence of a Default or Event of Default, dispositions specifically permitted pursuant to Section 4.16 of the Indenture, (ii) until such time following the occurrence and during the continuance of a Default as such Grantor receives a notice from the Collateral Agent instructing such Grantor to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as such Grantor receives a notice from the Collateral Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

4.1.6 Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral owned by such Grantor except Liens permitted pursuant to Section 4.10 of the Indenture, provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Collateral Agent under the Collateral Documents to any Liens otherwise permitted under Section 4.10 of the Indenture.

4.1.7 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Grantor will:

(i)	preserve its existence and corporate structure as in effect on the date hereof;

(ii)	not change its name or jurisdiction of organization;

(iii)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified in Exhibit “A”; and

(iv)

not (i) have any Inventory, Equipment (other than mobile Equipment such as laptop computers and PDAs that is in the possession of a Grantor’s employees or agents) or Fixtures or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1.5) at a location other than a location specified in Exhibit “A”, (ii) change its name or taxpayer identification number or (iii) change its mailing address, unless, in each such case, such Grantor shall have given the Collateral Agent not less than thirty (30) days’ prior written notice of such event or occurrence and the Collateral Agent and such Guarantor shall have taken such steps to the same extent, if any, as required by the Administrative Agent to properly maintain the validity, perfection and priority of the Collateral Agent’s security interest in the Collateral owned by such Grantor.

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4.1.8 Other Financing Statements. No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.4 hereof. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection herewith other than to the same extent required in respect of the Senior Credit Facilities.

4.2.    Receivables.

4.2.1 Certain Agreements on Receivables. During the occurrence and continuation of a Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof. Prior to the occurrence and continuation of a Default, such Grantor may reduce the amount of Accounts arising from the sale of Inventory or the rendering of services in accordance with its present policies and in the ordinary course of business and as otherwise permitted under the Indenture.

4.2.2 Collection of Receivables. Except as otherwise provided in this Security Agreement, each Grantor will collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2.3 Delivery of Invoices. Each Grantor will to the same extent provided to the Administrative Agent deliver to the Collateral Agent immediately upon its request after the occurrence and during the continuance of a Default duplicate invoices with respect to each Account owned by such Grantor bearing such language of assignment as the Administrative Agent shall specify.

4.2.4 Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable owned by such Grantor exists or (ii) if, to the knowledge of such Grantor, any bona fide dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, such Grantor will disclose to the same extent provided to the Administrative Agent such fact to the Collateral Agent in writing in connection with the inspection by the Collateral Agent of any record of such Grantor relating to such Receivable and in connection with any invoice or report furnished by such Grantor to the same extent provided to the Administrative Agent to the Collateral Agent relating to such Receivable.

4.2.5 Electronic Chattel Paper. Each Grantor shall take to the extent practicable all steps required in respect of the Senior Credit Facilities to grant the Collateral Agent Control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

4.3.    Maintenance of Goods. Each Grantor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor in good repair, working order

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and saleable condition (ordinary wear and tear excepted) and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4.    Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. Each Grantor upon delivery thereof pursuant to the Senior Credit Facilities, will deliver to the Collateral Agent a duly executed amendment to this Security Agreement, in the form of Exhibit “I” hereto (the “Amendment”), pursuant to which such Grantor will pledge the additional Collateral being pledged pursuant to the Senior Credit Facilities. Such Grantor hereby authorizes the Collateral Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5.    Uncertificated Securities and Certain Other Investment Property. Each Grantor will permit the Collateral Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Collateral Agent granted pursuant to this Security Agreement. To the extent required in respect of the Senior Credit Facilities, each Grantor will use all commercially reasonable efforts, with respect to Investment Property constituting Collateral owned by such Grantor held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Collateral Agent substantially identical as entered into in respect of the Senior Credit Facilities.

4.6.    Stock and Other Ownership Interests.

4.6.1 Changes in Capital Structure of Issuers. Except as permitted in the Indenture, no Grantor will (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral owned by such Grantor to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing except to the extent permitted under the Indenture.

4.6.2 Issuance of Additional Securities. No Grantor will permit or suffer the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to such Grantor.

4.6.3 Registration of Pledged Securities and other Investment Property. Each Grantor will permit any registrable Collateral owned by such Grantor to be registered in the name of the Collateral Agent or its nominee at any time at the option of the Holders of a majority in aggregate principal amount of the outstanding Notes following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

4.6.4 Exercise of Rights in Pledged Securities and other Investment Property. Each Grantor will permit the Collateral Agent or its nominee at any time after the continuance of a Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Collateral.

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4.7.    Deposit Accounts. Each Grantor will to the extent provided to the Administrative Agent, cause each bank or other financial institution in which it maintains (a) a Deposit Account to enter into a control agreement with the Collateral Agent, in form and substance substantially identical to the form provided to the Administrative Agent and otherwise reasonably satisfactory to the Collateral Agent or (b) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Collateral Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing. For the avoidance of doubt, this Section 4.7 shall not apply to any Designated Cash Pool Account so long as such account qualifies as an Excluded Asset

4.8.    Letter of Credit Rights. Each Grantor will, to the extent provided to the Administrative Agent, use commercially reasonable efforts to cause each issuer of a letter of credit, to consent to the assignment of proceeds of such letter of credit in order to give the Collateral Agent Control of the Letter of Credit Rights to such letter of credit.

4.9.    Federal, State or Municipal Claims. Each Grantor will notify the Collateral Agent of any Collateral owned by such Grantor which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law. Furthermore, each Grantor will execute and deliver to the Collateral Agent such documents, agreements and instruments, and will take such further actions (including, without limitation, the taking of necessary actions under the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.)), which are taken in respect of the Senior Credit Facilities to ensure perfection and priority of the Liens hereunder in respect of Accounts and General Intangibles owing by any government or instrumentality or agency thereof, all at the expense of the Company.

4.10.    No Interference. Each Grantor agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies.

4.11.    Insurance. In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, each Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Grantor within a “Special Flood Hazard Area”). The amount of flood insurance required by this Section shall be in an amount equal to the amount required in respect of the Senior Credit Facilities.

4.12.    Intellectual Property.

4.12.1 If, after the date hereof, any Grantor obtains rights to, including, but not limited to filing and acceptance of a statement of use or an amendment to allege use with the United States Patent and Trademark Office, or applies for or seeks registration of, any new patentable invention, Trademark or Copyright in addition to the Patents, Trademarks and Copyrights described in Part C of Exhibit “B”, which are all of such Grantor’s (in the case of each Foreign Grantor, such Grantor’s registered) Patents, Trademarks and Copyrights as of the date hereof, then such Grantor shall give the Collateral Agent notice thereof, as part of each compliance certificate provided to the Collateral Agent pursuant to the Indenture. Each Grantor agrees promptly to the extent required to be provided to the Administrative Agent in respect of respect of the Senior Credit Facilities to execute

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and deliver to the Collateral Agent any supplement to this Security Agreement or any other document to evidence such security interest in a form appropriate for recording in the applicable federal office. Each Grantor also hereby authorizes the Collateral Agent to modify this Security Agreement unilaterally (i) by amending Part C of Exhibit “B” to include any future Patents, Trademarks and/or Copyrights of which the Collateral Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Part C of Exhibit “B” a description of such future Patents, Trademarks and/or Copyrights.

4.12.2 As of the date hereof, no Grantor has any interest in, or title to, any Copyrights, material Licenses, Patents or Trademarks that are registered or the subject of an application for registration except as set forth in Exhibit “B”. This Agreement is effective to create a valid and continuing Lien on such Copyrights, Licenses, Patents and Trademarks and, upon filing of the Confirmatory Grant of Security Interest in Copyrights with the United States Copyright Office and filing of the Confirmatory Grant of Security Interest in Patents and the Confirmatory Grant of Security Interest in Trademarks with the United States Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed in Exhibit “E” hereto, all action necessary or desirable to protect and perfect the security interest in, to and on each Grantor’s Patents, Trademarks or Copyrights has been taken and such perfected security interest is enforceable as such as against any and all creditors of and purchasers from any Grantor. No Grantor has any interest in any Copyright that is material and necessary in connection with the operation of such Grantor’s business, except for those Copyrights identified in Exhibit “B” attached hereto which have been registered with the United States Copyright Office.

4.13.    Commercial Tort Claims. If, after the date hereof, any Grantor identifies the existence of a Commercial Tort Claim belonging to such Grantor that has arisen in the course of such Grantor’s business in addition to the Commercial Tort Claims described in Exhibit “F”, which are all of such Grantor’s Commercial Tort Claims as of the date hereof, then such Grantor shall give the Collateral Agent prompt notice thereof, but in any event not less frequently than quarterly. Each Grantor agrees promptly to the same extent required to be provided to the Administrative Agent in respect of respect of the Senior Credit Facilities to execute and deliver to the Collateral Agent any supplement to this Security Agreement or any other document to evidence the grant of a security interest therein in favor of the Collateral Agent.

4.14.    Updating of Exhibits to Security Agreement. The Company will provide to the Collateral Agent, concurrently with the delivery of the certificate of a Financial Officer of the Company, as required by Section 4.07 of the Indenture, updated versions of the Exhibits to this Security Agreement (provided that if there have been no changes to any such Exhibits since the previous updating thereof required hereby, the Company shall indicate that there has been “no change” to the applicable Exhibit(s)).

ARTICLE V

DEFAULT

5.1.    The occurrence of any one or more of the following events shall constitute a Default:

5.1.1 Any representation or warranty made by or on behalf of any Grantor under or in connection with this Security Agreement shall be materially false as of the date on which made.

5.1.2 The breach by any Grantor of any of the terms or provisions of Article IV or Article VII.

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5.1.3 The breach by any Grantor (other than a breach which constitutes a Default under Section 5.1.1 or 5.1.2 hereof) of any of the terms or provisions of this Security Agreement which is not remedied within ten (10) days after the giving of written notice to such Grantor by the Collateral Agent.

5.1.4 Any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1.5 or 8.8 hereof or shall be lost, stolen, damaged or destroyed.

5.1.5 The occurrence of any “Event of Default” under, and as defined in, the Indenture.

5.2.    Remedies.

5.2.1 Upon the occurrence and during the continuance of a Default, the Collateral Agent may, subject to the terms of the Intercreditor Agreements and at the direction of the Holders of a majority in aggregate principal amount of the outstanding Notes shall, exercise any or all of the following rights and remedies to the extent not prohibited by applicable law:

(i)

Those rights and remedies provided in this Security Agreement, the Indenture, or any other Collateral Document, provided that this clause (i) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to a Default.

(ii)

Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(iii)

Give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral.

(iv)

Without notice (except as specifically provided in Section 8.1 hereof or elsewhere herein, demand or advertisement of any kind to any Grantor or any other Person) enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises of elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable.

(v)

Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

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5.2.2 The Collateral Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.2.3 The Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

5.2.4 Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment except as required by applicable law.

5.2.5 [Reserved].

5.2.6 Notwithstanding the foregoing, neither the Collateral Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

5.2.7 Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.2.1 above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Collateral Agent, in its discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached.

5.3.    Grantors’ Obligations Upon Default. Upon the request of the Collateral Agent after the occurrence and during the continuance of a Default, each Grantor will:

5.3.1 Assembly of Collateral. Assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent that is reasonably convenient to the Collateral Agent and the Grantor.

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5.3.2 Secured Party Access. Permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral, or the books and records relating thereto, or both, to remove all or any part of the Collateral, or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

5.4.    License. The Collateral Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, each Grantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Collateral Agent’s benefit. In addition, each Grantor hereby irrevocably agrees that the Collateral Agent may, following the occurrence and during the continuance of a Default, sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to such Grantor and any Inventory that is covered by any copyright owned by or licensed to such Grantor and the Collateral Agent may (but shall have no obligation to) finish any work in process and affix any trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Collateral Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Collateral Agent and each Grantor, and then only to the extent in such writing specifically set forth, provided that the addition of any Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Collateral Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto; provided that the foregoing is subject to Section 5.3 of the First/Second Lien Intercreditor Agreement. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the Secured Parties until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.    [Reserved]

7.2.    [Reserved]

7.3.    Special Collateral Account. The Collateral Agent may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Collateral

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Agent and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over such cash collateral account. If no Default has occurred and is continuing, the Collateral Agent shall promptly deposit the collected balances in such cash collateral account into the applicable Grantor’s general operating account designated in writing by such Grantor to the Collateral Agent. If any Default has occurred and is continuing, the Collateral Agent may (and shall, at the direction of the Holders of a majority in aggregate principal amount of the outstanding Notes), from time to time, apply the collected balances in such cash collateral account to the payment of the Secured Obligations, subject to the terms of the Intercreditor Agreements.

7.4.    Application of Proceeds. After the occurrence and during the continuance of a Default, the proceeds of the Collateral shall be applied by the Collateral Agent to payment of the Secured Obligations as provided under Section 6.13 of the Indenture.

ARTICLE VIII

GENERAL PROVISIONS

8.1.    Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Company, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such other Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2.    Limitation on Collateral Agent’s and other Secured Parties’ Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for the benefit of third parties and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith. Neither the Collateral Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent

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(i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3.    Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.    Secured Party Performance of Grantor’s Obligations. Without having any obligation to do so, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement but has failed to do so when required hereunder and such Grantor shall reimburse the Collateral Agent for any reasonable amounts paid by the Collateral Agent pursuant to this Section 8.4. Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5.    Authorization for Secured Party to Take Certain Action. Each Grantor irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s sole discretion to

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perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Collateral Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5 hereof, to enforce payment of the Instruments, Accounts and Receivables in the name of the Collateral Agent or such Grantor, (vi) to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided in Article VII and (vii) subject to the terms of Section 8.4 hereof, to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under the Indenture or any Collateral Document), and each Grantor agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent in connection therewith, provided that this authorization (x) shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Indenture and (y) subject to the Intercreditor Agreements, shall only permit the Collateral Agent to take such actions that have also been taken in respect of the Senior Credit Facilities.

8.6.    Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.4, 5.3, or 8.8 or in Article VII hereof may cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and Secured Parties may have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Collateral Agent or the Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7.    Use and Possession of Certain Premises. Upon the occurrence and during the continuance of a Default, the Collateral Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations (other than Unliquidated Obligations) are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.8.    Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 hereof and notwithstanding any course of dealing between any Grantor and the Collateral Agent or other conduct of the Collateral Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5 hereof) shall be binding upon the Collateral Agent or the Secured Parties unless such authorization is in writing signed by the Collateral Agent with the consent or at the direction of the Holders of a majority in aggregate principal amount of the outstanding Notes.

8.9.    Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable

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preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10.    Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, hereunder.

8.11.    Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12.    Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by a Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. The Grantors shall reimburse the Collateral Agent for any and all reasonable out-of-pocket expenses and internal charges (including reasonable and documented attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Collateral Agent) paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13.    Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14.    Termination.

(a) This Security Agreement shall continue in effect until the Liens under this Security Agreement shall have been released in accordance with the terms of the Indenture.

(b) The security interest granted in any Collateral shall be automatically released to the extent such release is required pursuant to Section 5.1 of the First/Second Lien Intercreditor Agreement.

8.15.    Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantors and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings among the Grantors and the Collateral Agent relating to the Collateral.

8.16.    Governing Law; Jurisdiction; Waiver of Jury Trial.

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8.16.1 THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.16.2 Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or any other Collateral Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or any other Collateral Document shall affect any right that the Collateral Agent or any Holder may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Collateral Document against any Grantor or its properties in the courts of any jurisdiction.

8.16.3 Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Collateral Document in any court referred to in Section 8.16.2. Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.16.4 Each Grantor hereby irrevocably designates, appoints and empowers the service of process agent, with offices on the date hereof at 28 Liberty Street New York, NY 10005, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Company agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Collateral Agent under this Security Agreement. Each Grantor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Grantor in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Grantor. Nothing herein will affect the right of any party hereto to serve process in any other manner permitted by law.

8.16.5 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

23

GRANTORS HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER COLLATERAL DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.17.    Indemnity. Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Collateral Agent and the Secured Parties (collectively, the “Indemnified Persons”), and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Collateral Agent or any Secured Party is a party thereto) imposed on, incurred by or asserted against the Collateral Agent or the Secured Parties, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement or any other Collateral Document, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Collateral Agent or the Secured Parties or any Grantor, and any claim for patent, trademark or copyright infringement); provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, damages, penalties, suits, costs or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

8.18.    Subordination of Intercompany Indebtedness. Each Grantor agrees that any and all claims of such Grantor against any other Grantor (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations (other than Unliquidated Obligations), provided that, and not in contravention of the foregoing, so long as no Default or Event of Default has occurred and is continuing, such Grantor may make loans to and receive payments in the ordinary course of business with respect to such Intercompany Indebtedness from each such Obligor to the extent not prohibited by the terms of this Security Agreement, the Indenture and the other Collateral Documents. Notwithstanding any right of any Grantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Grantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties and the Collateral Agent in those assets. No Grantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until this Security Agreement has terminated in accordance with Section 8.14. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Grantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Collateral Agent (or, subject to the Intercreditor Agreements, to the Administrative Agent or such other Person to whom delivery is required thereunder) for application on any of the Secured Obligations, due or to become due, in accordance with Article VII, until such Secured Obligations (other than Unliquidated Obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the termination of this Security Agreement in accordance with Section 8.14, such Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Collateral Agent (or, subject to the

24

Intercreditor Agreements, to the Administrative Agent or such other Person to whom delivery is required thereunder), for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Grantor where necessary), for application to any of the Secured Obligations, due or not due, in accordance with Article VII, and, until so delivered, the same shall be held in trust by the Grantor as the property of the Secured Parties. If any such Grantor fails to make any such required endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers or employees is irrevocably authorized to make the same. Each Grantor agrees that until the termination of this Security Agreement in accordance with Section 8.14, no Grantor will assign or transfer to any Person (other than the Collateral Agent or the Company or another Grantor) any claim any such Grantor has or may have against any Obligor.

8.19.    Severability. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.20.    Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, e-mailed .pdf or any other electronic means (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Collateral Agent) shall be effective as delivery of a manually executed counterpart of this Security Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Security Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

8.21.    Intercreditor Agreements; Second Priority Nature of Liens. Notwithstanding any provision to the contrary contained herein, the terms of this Agreement, the Liens created hereby and the rights and remedies of the Collateral Agent hereunder are subject to the terms of the Intercreditor Agreements. In the event of any conflict or inconsistency between the terms of this Agreement and the Intercreditor Agreements, the terms of the Intercreditor Agreements shall govern.

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the First Lien Claimholders (as defined in the First/Second Lien Intercreditor Agreement), including liens and security interests granted to JPMorgan Chase Bank, N.A., as collateral agent, pursuant to or in connection with the Senior Credit Facilities, and (ii) the exercise of any right or remedy by the Collateral Agent or any other secured party hereunder is subject to the limitations and provisions of the First/Second Lien Intercreditor Agreement and any other applicable Intercreditor Agreement.

25

Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations (as defined in the First/Second Lien Intercreditor Agreement), the requirements of this Agreement to deliver Pledged Collateral (as defined in the First/Second Lien Intercreditor Agreement) and any certificates, instruments or documents in relation thereto to the Collateral Agent shall be deemed satisfied by delivery of such Pledged Collateral and such certificates, instruments or documents in relation thereto to the First Lien Collateral Agent (as defined in the First/Second Lien Intercreditor Agreement) as bailee for the Collateral Agent as provided in the First/Second Lien Intercreditor Agreement.

ARTICLE IX

NOTICES

9.1.    Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 13.01 of the Indenture. Any notice delivered to the Company shall be deemed to have been delivered to all of the Grantors.

9.2.    Change in Address for Notices. Each of the Grantors, the Collateral Agent and the Secured Parties may change the address for service of notice upon it by a notice in writing to the other parties in accordance with Section 13.01 of the Indenture.

ARTICLE X

THE COLLATERAL AGENT

U.S. Bank National Association has been appointed Collateral Agent for the Secured Parties hereunder pursuant to Section 11.11 of the Indenture. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Indenture, that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained in such Section 11.11, and that in its performance hereunder, the Collateral Agent shall be afforded all rights, privileges, protections, immunities and benefits afforded to it in the Indenture. Any successor Collateral Agent appointed pursuant to Section 11.11 of the Indenture shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.

ARTICLE XI

[RESERVED]

ARTICLE XII

SWISS PROVISIONS

Definitions. For purposes of this Article XII, the term “Swiss Federal Withholding Tax” (Verrechnungssteuer) means any Taxes levied pursuant to Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vbm 13. Oktober 1965, SR 642.21), as amended from time to time.

26

Limitations for Cimpress Schweiz GmbH.

12.1.1 If and to the extent that the fulfillment of any guarantee, obligation, liability, indemnity or undertaking (“Obligation”) of or the realization of any security over any asset (“Charge”) granted by Cimpress Schweiz GmbH (the “Swiss Grantor”) under this Agreement would, at the time payment is due or the Charge is realized, under Swiss law and practice (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted, in particular in relation to any guarantee, obligation, undertaking, indemnity or liability of any Grantor (other than the Swiss Grantor or any of its subsidiaries) (“Up- and Cross-stream Obligation”), then such Obligations, payment amounts and the use of proceeds from the realization of such Charge shall from time to time be limited to the amount permitted to be paid under Swiss law and practice then in force (“Limitation”).

12.1.2 If an Up- and Cross-stream Obligation is subject to the Limitation, the Limitation shall not (generally or definitively) release the Swiss Grantor from the fulfillment of any Obligation or the application of proceeds from the realization of a Charge beyond the Limitation, but merely postpone the fulfillment of such Obligation or the application of proceeds from the realization of a Charge until such time as it is again permitted notwithstanding the Limitation. The Swiss Grantor shall take any action and pass any resolution (including, but not limited to, arranging for an interim audited balance sheet and holding a shareholders meeting) to enable the fulfillment of such Obligation or the application of proceeds from the realization of a Charge as soon as possible and in an amount as large as possible.

12.1.3 To the extent that the fulfilment of an Obligation or the application of proceeds from the realization of a Charge in relation to an Up- and Cross-stream Obligation are subject to Swiss Federal Withholding Tax, the Swiss Grantor:

(i)	shall:

(a)

use its best endeavours to procure that the fulfillment of an Obligation or the application of proceeds from the realization of a Charge can be made without deduction of Swiss Federal Withholding Tax by discharging the liability of such tax by notification pursuant to applicable law rather than payment of the tax;

(b)

if the notification procedure pursuant to sub-paragraph (a) above does not apply (or does only apply partially), deduct the Swiss Federal Withholding Tax at such rate (i) as in force from time to time or (ii) as provided by any applicable double tax treaties from the respective amount of any fulfillment of an Obligation or any application of proceeds from the realization of a Charge and promptly pay any such Swiss Federal Withholding Tax deducted to the Swiss Federal Tax Administration, and

(c)	notify the Collateral Agent that such notification or, as the case may be, deduction has been made, and provide the Collateral Agent with evidence

27

that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such Swiss Federal Withholding Tax deducted has been paid to the Swiss Federal Tax Administration, and

(ii)

shall use its best endeavours to procure that any person who is entitled to a full or partial refund of the Swiss Federal Withholding Tax deducted from the respective amount of a fulfillment of an Obligation or from the application of proceeds from the realization of a Charge will promptly after such deduction:

(d)	request a refund of the Swiss Federal Withholding Tax under applicable law (domestic law and applicable double tax treaties), and

(e)	pay to the Collateral Agent upon receipt any amount so refunded to cover any outstanding part of any Obligation;

(iii)

notwithstanding anything to the contrary in this Agreement, shall not be required to gross up, indemnify or hold harmless any Secured Parties for the deduction of Swiss Federal Withholding Tax, provided that this should not in any way limit any obligations of any other Grantor under this Agreement to indemnify the Secured Parties in respect of the deduction of the Swiss Federal Withholding Tax.

12.1.4 If the fulfillment of an Obligation or the application of proceeds from the realization of a Charge in relation to Up- and Cross-stream Obligations would be subject to the Limitation, then the Swiss Grantor shall, upon request of the Collateral Agent, to the extent permitted by applicable law revalue upward or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of such assets (or capitalize assets that are not shown in its balance sheet), in case of realization, however, only if such assets are not necessary for the Swiss Grantor’s business (nicht betriebsnotwendig) and do not have any negative tax consequences for the Swiss Grantor.

[Signature Pages Follow]

28

IN WITNESS WHEREOF, each of the Grantors and the Collateral Agent have executed this Security Agreement as of the date first above written.

CIMPRESS USA INCORPORATED, as an Initial Grantor

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

WEBS, INC., as an Initial Grantor

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

CIMPRESS USA MANUFACTURING INCORPORATED, as an Initial Grantor

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

NATIONAL PEN CO. LLC, as an Initial Grantor

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

NATIONAL PEN TENNESSEE LLC, as an Initial Grantor

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

NP CORPORATE SERVICES LLC, as an Initial Grantor

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

BUILD A SIGN, LLC, as an Initial Grantor

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

VISTAPRINT CORPORATE SOLUTIONS INCORPORATED, as an Initial Grantor

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

EXHIBIT “A”

(See Sections 3.3, 3.4, 3.5 and 4.1.7 of Security Agreement)

Prior names, jurisdiction of formation, place of business (if Grantor has only one place of business), chief executive office (if Grantor has more than one place of business), mergers and mailing address:

Attention:

Locations of Real Property, Inventory, Equipment and Fixtures:

A.	Owned Locations of Inventory, Equipment and Fixtures of the Grantors:

B.	Leased Locations of Inventory, Equipment and Fixtures of the Grantors (Include Landlord’s Name):

C.	Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of warehouse operator or other bailee or consignee of Inventory and Equipment of the Grantors):

1

EXHIBIT “B”

(See Sections 3.8 and 3.12 of Security Agreement)

A. [Reserved]

B. Aircraft/engines, ships, vessels, railcars, other vehicles and similar equipment governed by federal statute:

Description	Registration Number

C. Patents, copyrights and trademarks protected under federal law*:

*

For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for. Any licensing agreements for patents or trademarks should be described on a separate schedule.

2

EXHIBIT “C”

(See Section 3.8 of Security Agreement)

Legal description, county and street address of property on which

Fixtures are located:

Name and Address of Record Owner:

3

EXHIBIT “D”

List of Pledged Securities

(See Section 3.11 of Security Agreement)

A. STOCKS:

Issuer		Certificate Number		Number of Shares

B. BONDS:

Issuer	Number	Face Amount		Coupon Rate	Maturity

C. GOVERNMENT SECURITIES:

Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

D. OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED):

Issuer		Description of Collateral			Percentage Ownership Interest

4

EXHIBIT “E”

(See Section 3.1 of Security Agreement)

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

Secretary of State of Delaware

5

EXHIBIT “F”

(See Definition of “Commercial Tort Claims”)

COMMERCIAL TORT CLAIMS

[Describe parties, case number (if applicable), nature of dispute]

6

EXHIBIT “G”

(See Section 3.10 of Security Agreement)

FEDERAL EMPLOYER IDENTIFICATION NUMBER;

STATE ORGANIZATION NUMBER; JURISDICTION OF INCORPORATION

GRANTOR	Federal Employer Identification Number	Type of Organization	State of Organization or Incorporation	State Organization Number
Cimpress USA Incorporated		Corporation	Delaware
Webs, Inc.		Corporation	Delaware
Cimpress USA Manufacturing Incorporated		Corporation	Delaware
National Pen Co. LLC		Limited Liability Company	Delaware
National Pen Tennessee LLC		Limited Liability Company	Delaware
NP Corporate Services LLC		Limited Liability Company	Delaware
Build A Sign, LLC		Corporation	Delaware
Vistaprint Corporate Solutions Incorporated		Corporation	Delaware
Vistaprint Limited			Bermuda
Vistaprint B.V.			The Netherlands
Cimpress Schweiz GmbH			Switzerland

7

EXHIBIT “H”

(See Section 3.13 of Security Agreement)

DEPOSIT ACCOUNTS

Name of Grantor	Name of Institution	Account Number

SECURITIES ACCOUNTS

Name of Grantor	Name of Institution	Account Number

8

EXHIBIT “I”

(See Section 4.4 of Security Agreement)

AMENDMENT

This Amendment, dated                             , 20     is delivered pursuant to Section 4.4 of the Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned hereby certifies that the representations and warranties in Article III of the Security Agreement are and continue to be true and correct. The undersigned further agrees that this Amendment may be attached to that certain and Security Agreement, dated [    ], 2020, between the undersigned, as a Grantor, the other Grantors party thereto and U.S. Bank National Association, as the Collateral Agent, (the “Security Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said Security Agreement and shall secure all Secured Obligations referred to in said Security Agreement.

By:
Name:
Title:

9

SCHEDULE I TO AMENDMENT

STOCKS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY

(CERTIFICATED AND UNCERTIFICATED)

Name of Grantor	Issuer	Description of Collateral	Percentage Ownership Interest

[Add description of custody accounts or arrangements with securities intermediary, if applicable]

10

ANNEX I

to

PLEDGE AND SECURITY AGREEMENT

Reference is hereby made to the Pledge and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of [    ], 2020, made by each of the undersigned Subsidiaries of Cimpress plc, a public company with limited liability incorporated in Ireland (a member state of the European Union) (the “Company”) listed on the signature pages thereto (the “Initial Grantors,” and together with any additional Subsidiaries of the Company, including the undersigned, which become parties thereto by executing a Supplement in substantially the form hereof, the “Grantors”), in favor of the Collateral Agent. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.

By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [                    ] [corporation/limited liability company/limited partnership] (the “New Grantor”) agrees to become, and does hereby become, a Grantor under the Agreement and agrees to be bound by the Agreement as if originally a party thereto. The New Grantor hereby collaterally assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired, to secure the prompt and complete payment and performance of the Secured Obligations. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the New Grantor.

By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Agreement are true and correct in all respects as of the date hereof. The New Grantor represents and warrants that the supplements to the Exhibits to the Agreement attached hereto are true and correct in all respects and that such supplements set forth all information required to be scheduled under the Agreement with respect to the New Grantor. The New Grantor shall take all steps necessary and required under the Agreement to perfect, in favor of the Collateral Agent, a second priority security interest in and lien against the New Grantor’s Collateral.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Grantor has executed and delivered this Security Agreement Supplement as of this                      day of                         , 20    .

[NAME OF NEW GRANTOR]

By:
Title:

1

EXHIBIT D

Form of Joinder Agreement

THIS JOINDER (this “Joinder Agreement”) to the Note and Warrant Agreement dated as of April 28, 2020 (the “Purchase Agreement”), by and among Cimpress plc, an Irish public limited company incorporated in Ireland (the “Company”), and the entity whose name is set forth on the Schedule of Purchasers attached thereto as Schedule 1 (the “Purchaser”), is made and entered into as of [date], by and between the Company, [name of transferee] (the “Assuming Purchaser”) and the [name of transferor] (the “Assigning Purchaser”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

WHEREAS, the Assuming Purchaser has acquired [(i) aggregate principal amount of $[amount] of the Notes and (ii) Warrants to purchase [number] of ordinary shares of the Company] (the “Assumed Securities”) from Assigning Purchaser in accordance with the Purchase Agreement and terms of the Indenture and the Notes and the Warrants, respectively;

WHEREAS, this Joinder Agreement has been entered into to record and effect the admission of the Assuming Purchaser as a “Purchaser” for the purpose of the Purchase Agreement with respect to the Assumed Securities; and

WHEREAS, upon the Assuming Purchaser signing this Joinder Agreement, the Purchase Agreement will be deemed to be amended to include the Assuming Purchaser as a Purchaser with respect to the Assumed Securities.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby the parties to this Joinder Agreement hereby agree as follows:

1. Party to the Purchase Agreement. The Assuming Purchaser hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Purchase Agreement and shall be bound by, and subject to, covenants, obligations, agreements, representations, warranties and acknowledgments, and entitled to the benefits of, the Purchase Agreement as though an original party thereto and shall be deemed a Purchaser for all purposes thereof, in each case with respect to the Assumed Securities.

Each of the Assigning Purchaser and the Assuming Purchaser hereby (i) agrees that the Assuming Purchaser is an Affiliate of the Assigning Purchaser and (ii) agrees that the transfer of the Assumed Securities constitute a Transfer permitted under Section 5.2(a)(ii)(x) and agrees to the terms thereof.

2. Representations and Warranties of the Assuming Purchaser. The Assuming Purchaser hereby represents and warrants that it has all the requisite corporate or other organizational power and authority to execute, deliver and perform its obligations under this Joinder Agreement, that the execution, delivery and performance hereof and have been duly authorized by all proper and necessary corporate, limited liability company or partnership action, as the case may be. This Joinder Agreement has been duly authorized, executed and delivered by the Assuming Purchaser and constitutes the valid and legally binding obligation of the Assuming Purchaser, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

3. Successors. Except as otherwise provided herein, this Joinder Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors.

4. Notices. For purposes of Section 10.4 (Notice) of the Purchase Agreement, all notices, requests and demands to the Assuming Purchaser shall be directed to the Purchaser as indicated therein.

5. Governing Law. The provisions of Section 10.5 (Governing Law; Submission to Jurisdiction), Section 10.6 (Waiver of Jury Trial) and Section 10.7 (Execution in Counterparts) of the Purchase Agreement are incorporated herein by reference as if set forth in full herein and shall apply to the terms and provisions of this Joinder Agreement and the parties hereto mutatis mutandis.

6. Amendments. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties thereto.

7. Headings. The descriptive headings of this Joinder Agreement are inserted for convenience only and do not constitute a part of this Joinder Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement to the Purchase Agreement as of the date first written above.

CIMPRESS PLC

By:
Name:
Title:

[ASSUMING PURCHASER]

By:
Name:
Title:

Acknowledged and agreed:

[ASSIGNING PURCHASER]

By:
Name:
Title: